UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )

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Valero Energy Corporation
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Notice of 2024 Annual Meeting of Stockholders

The 2024 annual meeting of stockholders of Valero Energy Corporation is scheduled to be held in a virtual format as follows:

MEETING DATE & TIME:	MEETING SITE:	RECORD DATE:
Wednesday, May 15, 2024 11 a.m., Central Time	www.virtualshareholdermeeting.com/VLO2024	March 18, 2024 (close of business)
The purpose of the annual meeting is to consider and vote on the following:
Voting Matters	Board Recommendation	Proxy Statement Disclosure Begins on

(1)Elect Directors	FOR each director nominee	p.7

(2)Advisory vote to approve 2023 executive compensation	FOR	p.91

(3)Ratify KPMG LLP as independent auditor	FOR	p.92

(4)Other matters, if any, properly brought before the meeting

Valero Energy Corporation One Valero Way San Antonio, Texas 78249 March 26, 2024	By order of the Board of Directors, Richard J. Walsh Senior Vice President, General Counsel and Secretary

What We’re Doing on GHG Emissions and Climate	1	Elements of Executive Compensation	42
What We’re Doing on Cybersecurity/IT, Compliance, and Human Capital Management	4	Human Resources and Compensation Committee Report	63
Our Engagement Efforts and Responsiveness	5	Compensation Consultant Disclosures	64
Overview of Our Risk Management and Oversight Structure	6	Equity Compensation Plan Information	65
Proposal No. 1—Election of directors	7	Executive Compensation	66
Information Concerning our Director Nominees	7	Summary Compensation Table	66
Summary of Each Director Nominee’s Skills, Experience, and Attributes	8	Grants of Plan-Based Awards	69
Nominees	9	Outstanding Equity Awards at December 31, 2023	73
How Our Board is Structured, Governed, and Operates	15	Option Exercises and Stock Vested	75
Our Directors’ Demonstrated Commitment in 2023	15	Post-Employment Compensation	76
Overview of Our Board Committees	15	Nonqualified Deferred Compensation	78
How We Maintain an Effective Board and Strong Director Performance	20	Potential Payments Upon Termination or Change of Control	79
Director Overboarding Policy	20	Director Compensation	83
Director Refreshment and Retirement	20	Pay Ratio Disclosure	85
Annual Board and Committee Evaluation Process	21	SEC Pay Versus Performance	86
New Director Orientation and Onboarding	21	Proposal No. 2—Advisory vote to approve compensation of named executive officers	91
Director Continuing Education	22	Proposal No. 3—Ratify appointment of KPMG LLP as independent auditor	92
Our Board’s Leadership Structure and Strong Independent Oversight	22	KPMG LLP Fees	93
Recent Separation of Our Chairman and CEO Roles	22	Report of the Audit Committee for Fiscal Year 2023	94
The Role of Our Executive Chairman	23	Additional Information—Board Independence, Related Party Matters, and Beneficial Ownership	95
Our Board’s Strong Counterbalance of Independent Leadership and Oversight	23	2024 Annual Meeting of Stockholders—Important Voting and Meeting Information	99
The Role of Our Independent Lead Director	23	Miscellaneous	104
Ongoing Evaluation and Consideration by the Board	23	Governance Documents and Codes of Ethics	104
How Our Board is Involved in CEO and Senior Executive Succession Planning	24	Stockholder Communications, Nominations, and Proposals	104
How Our Director Nominees are Selected	24	Other Business	105
Additional Details on Our Risk Management and Oversight Structure	25	Financial Statements	105
Risk Assessment of Compensation Programs	27	Householding	105
Compensation Discussion and Analysis (including table of contents for section)	28	Transfer Agent	106
Robust Say-On-Pay Engagement and Response	28
Executive Compensation in Summary	29

Our Board is soliciting proxies to be voted at our annual meeting of stockholders to be held on May 15, 2024 (the “Annual Meeting”). The accompanying notice describes the time, place, and purpose of the Annual Meeting. Action may be taken at the Annual Meeting or on any date to which the meeting may be adjourned. Unless otherwise indicated, the terms “Valero,” “we,” “our,” and “us” in this proxy statement may refer to Valero Energy Corporation, to one or more of our consolidated subsidiaries and/or consolidated joint ventures, or to all of them taken as a whole. “Board” means our board of directors. Holders of record of our common stock, par value $0.01 (“Common Stock” or “Valero Common Stock”), at the close of business on March 18, 2024 (the “Record Date”) are entitled to vote on the matters presented at the Annual Meeting. Our proxy materials are first being sent or made available on or about March 26, 2024, to stockholders entitled to vote at the Annual Meeting. See also “2024 Annual Meeting of Stockholders—Important Voting and Meeting Information.”

About This Proxy Statement

Policies and Procedures
This proxy statement includes statements regarding various policies, values, standards, approaches, methodologies, procedures, processes, systems, programs, initiatives, assessments, technologies, practices, and similar measures related to our environmental, social, and governance (“ESG”) and sustainability-related data, disclosures, targets, ambition, actions, and compliance systems (collectively, “Policies and Procedures”). References to Policies and Procedures in this proxy statement do not represent guarantees or promises about their efficacy or continued implementation or use, or any assurance that any such Policies and Procedures will apply in every case. While we believe that our Policies and Procedures reflect our business strategy and are reasonable at the time made or used, as our business or applicable methodologies, standards, or regulations develop and evolve, we may revise or cease reporting or using certain Policies and Procedures if we determine that they are no longer advisable or appropriate. Such Policies and Procedures are subject to risks, uncertainties, and other factors, some of which are beyond our control and are difficult to predict, and there may be circumstances, factors, or considerations that may cause different implementation thereof, revised or discontinued use thereof, or exceptions in specific instances.
Forward-Looking Statements
This proxy statement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including, but not limited to, statements about our Policies and Procedures. You can identify forward-looking statements by words such as “should,” “see,” “strive,” “pursue,” “potential,” “committed,” “advancing,” “developing,” “evaluating,” “intend,” “anticipate,” “forecast,” “track,” “would,” “continue,” “poised,” “focused,” “opportunity,” “scheduled,” “believe,” “estimate,” “expect,” “seek,” “could,” “may,” “target,” “goal,” “ambition,” “aspiration,” “plan,” or other similar expressions that convey the uncertainty of future events or outcomes. Forward-looking statements in this proxy statement also include those relating to our 2025 and 2035 greenhouse gas (“GHG”) emissions reduction/displacement targets, our 2050 ambition regarding GHG emissions reductions/displacements, our support of the development of an onboard CO2 capture system, statements relating to our low-carbon fuels strategy, our Board leadership structure, including with respect to our Lead Director, Executive Chairman, and Chief Executive Officer (“CEO”), expected timing of completion, cost, and performance of projects, future market, regulatory, and industry conditions, future operating and financial performance, expected issuance and timing of future reports and disclosures, future production and manufacturing ability and size, and management of future risks, among other matters. It is important to note that actual results could differ materially from those projected in such forward-looking statements based on numerous factors, including those outside of our control, such as legislative or political changes or developments, market dynamics, cyber attacks, weather events, and other matters affecting our operations or the demand for our products. These factors also include, but are not limited to, the uncertainties that remain with respect to current or contemplated legal, political, or regulatory developments that are adverse to or restrict refining and marketing operations, or that impose profits, windfall, or margin taxes, or impose penalties or caps, global geopolitical and other conflicts and tensions, the impact of inflation on margins and costs, economic activity levels, and the adverse effects the foregoing may have on Valero’s business plan, strategy, operations, and financial performance. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements contained in our filings with the Securities and Exchange Commission (the “SEC”), including our annual report on Form 10-K, quarterly reports on Form 10-Q, and other reports filed with the SEC and made available on our website at www.valero.com. These risks could cause actual results, actions, and Policies and Procedures to differ materially from those contained in any forward-looking statement. Such statements speak only as of the date of this proxy statement and we do not intend to update these statements unless we are required by applicable securities laws to do so.
Available Information
This proxy statement references various ESG, sustainability, and climate-related reports, policies, disclosures, and third-party conclusions, as well as reports, policies, and disclosures on certain compliance, and human capital matters. Many of these reports, policies, and disclosures, such as the 2023 Environmental Justice Audit Report, the 2023 Racial Equity Assessment, our ESG Reports, Task-Force on Climate-related Financial Disclosures (“TCFD”) reports, report disclosing certain U.S. employment data that corresponds to our 2022 U.S. Equal Employment Opportunity Information (“EEO-1”) Report (filed in 2023), 2025 and 2035 GHG emissions reductions/displacement targets, and GHG assurance, verifications, and validations, among others items, are published on our website at www.valero.com > Investors > ESG > Reports and Presentations and Investors > ESG > Governance Documents. Our climate-lobbying report and disclosures concerning our political engagement, climate-lobbying, and trade associations are available on our website (under Investors > ESG > Political Engagement). These reports, policies, disclosures, and third-party conclusions, as well as those referenced elsewhere in this proxy statement, are not themselves part of this proxy statement, are not “soliciting material,” are not deemed filed with the SEC, and are not to be incorporated by reference into any of our filings with the SEC, whether made before or after the date of this proxy statement and irrespective of any general incorporation language therein, unless specifically identified in such filing as being incorporated by reference in such filing. References to website URLs are intended to be inactive textual references only. Certain disclosures in this proxy statement represent a good faith effort by us to address our actions, initiatives, and performance on an array of broadly defined sustainability-related topics of interest to certain parties. The inclusion of or reference to any such information in this proxy statement is not an indication that this information or statements related thereto are necessarily material to investors or require disclosure in our filings with the SEC.

WHAT WE’RE DOING ON GHG EMISSIONS AND CLIMATE

GHG Emissions Strategy
2025 Short-Term GHG Target. In 2022, our performance exceeded our 2025 target to reduce/displace the equivalent of 63% of the tonnage from our global refinery Scope 1 and 2 GHG emissions, three years early. In 2023, we continued to exceed this target.1
2035 Medium-Term GHG Target. We have established and disclosed a target to reduce/displace the equivalent of 100% of the tonnage from our global refinery Scope 1 and 2 GHG emissions by 2035, and we are on track to achieve this target.1
2050 Long-Term Ambition Covering Scopes 1, 2, 3, and 4. We have disclosed our 2050 long-term ambition to reduce/displace company-wide GHG emissions for Scopes 1, 2, 3, and 4 by more than 45 million metric tons of CO2e.1
Scope 3 Intensity. For the past two years, we have disclosed Scope 3 Intensity in kg CO2e per barrel of company refining throughput and production/sales of low-carbon fuels, which demonstrates lower GHG emissions from the use of all our products relative to peer performance.2
Independent Third-Party Assurance. Since 2021, we have engaged one or more independent third parties to evaluate, validate, and/or verify our GHG emissions disclosures, which we intend to continue completing annually going forward. In 2023, this included limited assurance on/of:
•our company-wide 2022 GHG emissions (Scope 1 and 2)3, including refining, renewable diesel, and ethanol;
•our company-wide 2022 life cycle GHG emissions displacements from our renewable diesel and ethanol production, as well as the blending of and credits from low-carbon fuels;
•our company-wide 2022 Scope 3 Intensity2; and
•the validation of our 2035 GHG emissions reduction/displacement target.

TCFD Reporting Under Multiple Demand Scenarios
2022 TCFD Report (Net Zero by 2050 Scenario). In 2022, we engaged HSB Solomon Associates LLC (“Solomon”), a leading refining benchmarking data provider and advisory firm, to conduct an independent scenario analysis using the hypothetical assumptions of the International Energy Agency’s (“IEA”) Net Zero by 2050 Scenario (“NZE 2050 Scenario”). As described in our 2022 TCFD Report, Solomon concluded that under the IEA’s NZE 2050 Scenario as applied by it, our overall refining portfolio would be resilient, and our strategy of continuing to operate one of the most competitive and efficient refining fleets would be aligned with the net zero goals of the Paris Agreement.4
2018 and 2021 TCFD Reports (2°C and Well-Below 2°C Hypothetical Scenarios). We also published a TCFD Report in 2018, with Solomon using assumptions consistent with one of the IEA’s 2°C demand scenarios, and in 2021, with Solomon using the assumptions of the IEA’s Sustainable Development Scenario (which is described as a well-below 2°C scenario), and in each case Solomon concluded that our overall refining portfolio would be resilient in these hypothetical low-carbon marketplaces.4

Low-Carbon Projects, Investments, and Innovation
Growing our Low-Carbon Fuels Production. Low-carbon fuels are viewed by the United Nations (“U.N.”) Intergovernmental Panel on Climate Change (“IPCC”)5 and IEA6 as critical to net zero by 2050 ambitions. Furthermore, the recent U.N. Climate Change Conference (“COP 28”) resulted in a multilateral agreement that explicitly calls for contributions to GHG emissions reductions through several technologies, including, among others, low-carbon fuels and carbon capture and utilization and storage.7
1 Page 16 of our 2023 ESG Report sets forth the waterfall chart for our 2035 GHG emissions target and the notes at the end of such report contain additional information on our GHG emissions targets and ambition.
2 The notes at the end of our 2022 and 2023 ESG Reports contain additional information on Scope 3 Intensity and peers.
3 Location-based and market-based calculations.
4 Pages 4-5 and 29-30 of our 2022 TCFD Report contain additional information on Solomon’s analysis.
5 See IPCC, 2022: Climate Change 2022: Mitigation of Climate Change. Contribution of Working Group III to the Sixth Assessment Report of the Intergovernmental Panel on Climate Change [P.R. Shukla, J. Skea, R. Slade, A. Al Khourdajie, R. van Diemen, D. McCollum, M. Pathak, S. Some, P. Vyas, R. Fradera, M. Belkacemi, A. Hasija, G. Lisboa, S. Luz, J. Malley, (eds.)]. Cambridge University Press, Cambridge, UK and New York, NY, USA. doi: 10.1017/9781009157926.
6 See IEA (2022), World Energy Outlook 2022, IEA, Paris https://www.iea.org/reports/world-energy-outlook-2022, License: CC BY 4.0 (report); CC BY NC SA 4.0 (Annex A).
7 See the COP 28 agreement, published on December 13, 2023, available at: https://unfccc.int/sites/default/files/resource/cma2023_L17_adv.pdf at paragraphs 28 and 29.

2024 PROXY STATEMENT	1

WHAT WE’RE DOING ON GHG EMISSIONS AND CLIMATE

In 2022, we started up our new renewable diesel plant next to our Port Arthur refinery, which increased our total production capacity of renewable diesel to approximately 1.2 billion gallons per year and renewable naphtha (used as a blendstock in renewable gasoline and as a feedstock in low-carbon plastics) to approximately 50 million gallons per year.
Low-Carbon Capital Expenditures and Allocation. As of December 31, 2023, we have invested $5.4 billion in our low-carbon fuels businesses8, and we expect additional growth opportunities in this area. In evaluating low-carbon projects, we have held them to the same minimum after-tax internal rate of return as our refining projects.
Sustainable Aviation Fuel (“SAF”). In January 2023, we announced the final investment decision on a large-scale project to produce SAF at our renewable diesel plant in Port Arthur, Texas. This project is expected to be completed in the first quarter of 2025 for a total cost of $315 million9 and is also expected to give the plant the optionality to upgrade approximately 50 percent of its current 470 million gallon renewable diesel annual production capacity to SAF, which is expected to make it one of the largest SAF manufacturers in the world.
Carbon Capture and Sequestration (“CCS”). We continue evaluating CCS projects at our ethanol plants to sequester biogenic CO2 streams and increase the value of this product and at our refineries to contribute to reducing GHG emissions as part of high return projects.
Other Low-Carbon Opportunities. In addition to the projects mentioned above, the following are examples of other low-carbon projects that we are evaluating, developing, and/or advancing:
•Fiber Cellulosic Ethanol. We expect to continue using our production of fiber cellulosic ethanol, a second-generation fuel that uses enzymes to convert waste fibers into fuel and offers a lower carbon intensity than traditional ethanol.
•Alcohol-to-Jet. Alcohol-to-Jet is another low-carbon pathway to produce SAF and certain of our ethanol plants may be advantaged in the potential production of jet fuel from low-carbon ethanol given their abundant supply of ethanol and potential for sequestration of CO2.
•Low-Carbon Hydrogen. We are evaluating or developing opportunities to participate in the hydrogen economy, including (i) low-carbon hydrogen from renewable propane at two of our refineries, and (ii) low-carbon hydrogen at our renewable diesel plants to further decrease the carbon intensity of certain low-carbon products, including renewable propane, renewable naphtha, SAF, and renewable diesel.
•Renewable Natural Gas. We are processing renewable natural gas from municipal solid waste in our hydrogen plant at one of our refineries. In turn, the low-carbon hydrogen is used to produce lower carbon transportation fuels, which are valued above petroleum fuels in certain jurisdictions that have statutory or other GHG emissions reduction targets or goals.
•Renewable Gasoline and Low-Carbon Plastics. As noted above, renewable naphtha can be used to produce renewable gasoline, low-carbon plastics, and other products, and in 2022, we increased our total annual production capacity of renewable naphtha to approximately 50 million gallons per year.
•Renewable Propane. Renewable propane is a byproduct of the renewable diesel production process and can be used in the production of low-carbon hydrogen, as a petrochemical feedstock, or as a low-carbon fuel.
•Renewable Arctic Diesel. We produce renewable arctic diesel, a niche grade product, for use in Arctic climates.

Additional Reporting and Disclosures
Value Chain Analysis for GHG Emissions. In 2022, we analyzed our value chain for GHG emissions disclosures. Despite reviewing millions of transactions with thousands of counterparties upstream and downstream of our refineries, this analysis proved to be complicated and yielded insufficient data to meaningfully quantify GHG emissions related to the use of the products we manufacture. To address such limitations, we disclose Scope 3 Intensity relative to peer performance, as noted above.10
CDP Climate Change Questionnaire. In 2023, for the third consecutive year, we submitted responses to the CDP’s Climate Change Questionnaire. We have committed to respond annually.
8 Our investment in our low-carbon fuels businesses consists of $3.6 billion in capital investments to build our renewable diesel business (including SAF), and $1.8 billion to build our ethanol business. Capital investments in our renewable diesel business represent 100 percent of the capital investments made by Diamond Green Diesel Holdings LLC, a consolidated joint venture. See pg. 4 of our Annual Report on Form 10-K for the year ended December 31, 2023, for more information on SAF.
9 Half of the project’s estimated cost is attributable to Valero.
10 The pages near the end of our 2022 TCFD Report contain additional information on our value chain analysis. The notes at the end of our 2022 and 2023 ESG Reports contain additional information on Scope 3 Intensity and peers.

2	2024 PROXY STATEMENT

WHAT WE’RE DOING ON GHG EMISSIONS AND CLIMATE

Climate-Lobbying Report. In 2023, we again (i) reported on all trade associations to which we pay $50,000 or more annually, and (ii) conducted a climate-lobbying alignment analysis with respect to certain trade associations with lobbying activities and updated the climate-lobbying report published on our website. This assessment concluded that these trade associations that conduct lobbying activities are substantially aligned with, or are in the process of being aligned with, our vision of providing affordable and sustainable energy while reducing GHG emissions.11
SASB Reports. In 2023, for the fourth consecutive year, we included within our ESG Report (previously our Stewardship and Responsibility Report) our annual SASB Report for current year data that also aligns our performance data with the recommendations of the SASB framework in the Oil and Gas – Refining and Marketing industry standard at the time of the report.12
2023 ESG Report. In August 2023, we published our 2023 ESG Report, which contains new and updated disclosures on a variety of topics, including new and emerging technologies that can contribute to the reduction of GHG emissions of transportation fuels, health, safety, and environmental (“HSE”) performance, including environmental management systems, metrics reporting, water management and biodiversity projects, as well as our GHG emissions targets and ambition, reliability, human capital management, community engagement, environmental justice, governance, and compliance.
Environmental Justice Audit Report and Racial Equity Assessment. In February 2023, we published on our website (i) the Audit of Valero’s Environmental Justice Commitments and Actions (the “2023 Environmental Justice Audit Report”) containing the results of an independent audit of our environmental justice commitments and actions conducted by a third-party consultant with expertise in social/environmental justice and community assessments, and (ii) a racial equity assessment we commissioned from an independent civil rights expert (the “2023 Racial Equity Assessment”). The conclusions of the independent 2023 Environmental Justice Audit Report and 2023 Racial Equity Assessment were positive with respect to our racial equity and environmental justice disclosures, actions, policies, practices, and commitments.
Environmental Justice Policy Statement. We were one of the first major energy companies to have a formal environmental justice policy. Our long-standing written Environmental Justice Policy Statement is included in our 2023 ESG Report, and is also published and available as a separate document on our website.

Linking Compensation to HSE, Sustainability, and Climate-Related Initiatives
Energy Transition Modifier to Performance Shares. In 2021, the Human Resources and Compensation Committee strengthened the ties between executive compensation and our low-carbon fuels strategy through the inclusion of an energy transition modifier to the performance share component of our long-term incentive (“LTI”) program.
Annual Bonus. Valero’s annual bonus program includes both HSE performance and ESG efforts and improvement measures.
See “Compensation Discussion and Analysis” below for additional information.

Board Oversight—HSE, Public Policy, Sustainability, and Climate
Approach to Oversight. The Board considers Valero’s risk management and oversight to be a responsibility of the full Board. The full Board frequently reviews and discusses various sustainability and climate-related matters directly, and Valero’s low-carbon fuels strategy is a priority and focus for the full Board. In order to manage and oversee the broad-ranging, complex, and interrelated challenges and opportunities presented by such matters, each of the Board’s committees also assists the full Board with oversight of certain sustainability and climate-related matters within its area of respective responsibility or expertise. Public policy, sustainability, and climate-related matters are a particular focus of the Sustainability and Public Policy Committee, and such matters have been discussed at every meeting the committee has ever held. The committee also receives, at least annually, a report on Valero’s HSE efforts and climate lobbying and political activities.
Sustainability and Public Policy Committee. The structure and composition of the Sustainability and Public Policy Committee was specifically tailored to enhance the Board’s oversight of HSE, public policy, sustainability, and climate-related matters, and its committee charter codifies its oversight and responsibilities with respect to such matters. The committee is currently chaired by Ms. Majoras, and its other members are the chairs of Valero’s other Board committees and its Lead Director. We also encourage, but do not require, all directors to attend meetings of the committee. This structure allows the HSE, public policy, sustainability, and climate-related matters discussed at Sustainability and Public Policy Committee meetings to permeate all of the meetings of the Board and its other committees, and facilitates effective oversight of such matters.
See “How Our Board is Structured, Governed, and Operates” below for additional information.
11 Valero’s climate-lobbying report provides information on key trade associations with lobbying efforts to which we paid more than $50,000 in annual dues from July 1, 2022 to June 30, 2023.
12 SASB is now the Value Reporting Foundation. Our 2023 SASB Report is included within our 2023 ESG Report.

2024 PROXY STATEMENT	3

WHAT WE’RE DOING ON CYBERSECURITY/IT, COMPLIANCE, AND HUMAN CAPITAL MANAGEMENT

Cybersecurity and Information Technology (“IT”) Highlights
Cybersecurity Training. Our employees are typically required to complete at least annual cybersecurity training.
Cybersecurity Awareness Month Campaign. We typically hold an annual company-wide cybersecurity awareness month campaign to better inform employees about the importance of this topic, which has included the hosting of a special presentation on current events and threats by a third-party security and compliance consultant.
Third-Party Expert Review/Audit. We have periodically engaged a third-party expert to help conduct our cybersecurity and risk assessment testing, including annual Payment Card Industry Data Security Standard testing and firewall reviews, and penetration testing as needed. A third-party expert also periodically reviews our information security framework.
Annual Incident Response Exercises. Each year we perform tabletop exercises with a company-wide cross-functional team that is facilitated by a third-party expert and is intended to simulate a real-life security incident.
See “How Our Board is Structured, Governed, and Operates” below and our Annual Report on Form 10-K for the year ended December 31, 2023, for additional information.

Compliance, Business Conduct, and Ethics Highlights
Robust Compliance Training. We typically require all employees to triennially complete training on our Code of Business Conduct and Ethics and periodically require training on other compliance and corporate matters, including conduct and ethics, helpline reporting, and data privacy, among others.
Promoting Business Ethics Awareness. We publish our Code of Business Conduct and Ethics and Conduct Guidelines for Business Partners on our website in multiple languages. Additionally, we typically hold an annual company-wide corporate compliance and ethics week to shine a spotlight on the importance of compliance, business conduct, and ethics.
See “How Our Board is Structured, Governed, and Operates” below for additional information.

Human Capital Management Highlights
Our Strong Culture. We seek to foster a strong team culture that supports our employees. Our company culture and well-defined expectations of ethics and behavior guide the daily work of our employees and support our efforts to produce exceptional company results. From our intern program to our Board, and at all levels in between, we strive to build dynamic and engaged teams. We believe that having individuals from different backgrounds with a variety of talents, experience, education, and perspectives helps create diverse, innovative, and engaged teams, which provide strengths and advantages for our success. Our outreach and recruiting efforts include analyzing and broadening where we recruit and the business partnerships we foster, and ensuring our recruiting teams are trained on objective hiring, along with the importance of hiring candidates who add to our team culture.
Inclusivity Progress. Of our total employees as of December 31, 2023, approximately 30 percent of our global professional employees were female, 10 percent of our global hourly employees were female, and 19 percent of total global employees were female. Approximately 38 percent of our U.S. employees as of December 31, 2023, represent racial or ethnic minorities, and 12 percent were veterans or reservists of the U.S. armed forces.
Valero’s Board and Director Nominees. 100 percent of our committee chairs are either women or racially/ethnically diverse. In 2021, our Nominating and Corporate Governance Committee amended its charter with respect to the committee’s search for director candidates to require that the initial list of candidates from which the director is nominated (which is not limited in number) include, but need not be limited to, diverse qualified candidates. Additionally, 36.4 percent our of director nominees for the Annual Meeting are women and 36.4 percent are racially/ethnically diverse.
EEO-1 Report. In 2023, for the third consecutive year, we published a report on our website with employee data that corresponds to our 2022 EEO-1 report filed in 2023. We have committed to providing this disclosure annually going forward.
See our Annual Report on Form 10-K for the year ended December 31, 2023, for more information.

4	2024 PROXY STATEMENT

OUR ENGAGEMENT EFFORTS AND RESPONSIVENESS

As a manufacturer that strives to help meet the challenge of supplying the world’s need for reliable and affordable energy in an environmentally responsible manner, we understand the value in continually seeking, listening to, and acting upon the input of our stockholders and stakeholders. Therefore, we continually engage with our stockholders and stakeholders, both large and small.

Overview of Our 2023 and 2024 ESG/Compensation Engagement Efforts
The robust ESG/compensation engagement efforts we undertook over the course of 2023 and into 2024 consisted of the following:
•offering dialogue to our 100 largest stockholders13;
•engaging with stockholders that collectively held approximately 50 percent of our Common Stock13; and
•holding at least 67 different meetings with stockholders and proxy advisory firms, many of which included the participation of senior leadership on our Board and/or members of our senior management team.

Our Recent Responses to Stockholder and Stakeholder Feedback
We have recently responded to stockholder and stakeholder feedback by, among other things14:
•setting a 2025 GHG emissions reduction/displacement target and exceeding it three years ahead of schedule;
•setting and disclosing a 2035 GHG emissions reduction/displacement target that an independent third-party validated;
•setting and disclosing a 2050 GHG emissions reduction/displacement ambition covering Scopes 1, 2, 3, and 4;
•publishing the 2023 Environmental Justice Audit Report conducted by an independent third-party expert;
•publishing the 2023 Racial Equity Assessment conducted by an independent third-party expert;
•disclosing Scope 3 Intensity that an independent third party verified;
•publishing our 2022 TCFD Report, which included an independent analysis using the IEA’s NZE 2050 Scenario;
•conducting a value chain analysis for our GHG emissions;
•conducting an annual climate-lobbying alignment analysis;
•responding to the CDP’s Climate Change Questionnaire;
•targeting above peer median relative total shareholder return (“TSR”) for our performance shares and capping overall performance share payouts at 100 percent of target if our TSR is negative over the performance period15;
•increasing our Stock Ownership and Retention Guidelines for senior executives by 50 percent; and
•adopting a revised Executive Compensation Clawback Policy that goes beyond the minimum requirements of the SEC and the New York Stock Exchange (“NYSE”).

13 Measurements reflect our reasonable determinations based on available data and information.
14 The footnotes and cross-references within “What We’re Doing on GHG Emissions and Climate” above contain additional information on these bullets, including Scope 3 Intensity and peers.
15 Began with February 2023 grants.

2024 PROXY STATEMENT	5

OVERVIEW OF OUR RISK MANAGEMENT AND OVERSIGHT STRUCTURE

Below is an overview of our risk management and oversight structure. The risk management, oversight, and key functions and areas of oversight and responsibility of our Board and its committees are discussed further under “How Our Board is Structured, Governed, and Operates” and “Additional Information—Board Independence, Related Party Matters, and Beneficial Ownership.”

Full Board

•RISK MANAGEMENT AND OVERSIGHT IS A RESPONSIBILITY FOR THE FULL BOARD. The full Board exercises its oversight responsibilities directly and through its committees.
•VALERO’S LOW-CARBON FUELS STRATEGY IS A PRIORITY AND FOCUS FOR THE FULL BOARD. In fact, for the past three years Valero’s low-carbon fuels strategy has been one of the key topics of the Board’s annual three-day strategic planning meeting with management.

Audit Committee	Human Resources and Compensation Committee	Nominating and Corporate Governance Committee	Sustainability and Public Policy Committee

Key functions and areas of oversight and responsibility include Valero’s:
•financial statements and public financial information integrity;
•compliance with legal and regulatory requirements, with a focus on those with the potential to impact its financial statements or accounting policies;
•policies and guidelines concerning financial risk exposures and the steps management has taken to monitor and control such exposures;
•global compliance and ethics program, and annual compliance plan;
•independent auditor and internal audit function; and
•initiatives and strategies with respect to cybersecurity and IT risks.

Key functions and areas of oversight and responsibility include:
•risks and other matters related to our compensation and talent management programs, policies, and strategies, including Valero’s benefit plans;
•management succession planning for Valero’s CEO and other senior executives;
•Valero’s initiatives and strategies in the areas of human capital management and leadership development; and
•compliance with Valero’s Stock Ownership and Retention Guidelines.

Key functions and areas of oversight and responsibility include:
•ensuring that the Board and its committees have the necessary mix of knowledge, skills, experience, and other attributes;
•identifying and recommending qualified director nominees;
•developing and recommending a set of corporate governance principles applicable to Valero;
•the Board’s and its committees’ annual self-evaluation of performance;
•Valero’s new director orientation and director continuing education programs; and
•reviewing and acting on any related-party transactions.

Key functions and areas of oversight and responsibility include:
•HSE matters;
•sustainability and climate-related risks and opportunities;
•corporate responsibility and reputation management;
•social, community, and public policy strategies and initiatives;
•political issues, including political contributions and lobbying activities; and
•compliance with legal and regulatory requirements for the operations of the company.

Valero’s Management/Employees

Management and other employees engage in day-to-day risk identification and management, and promote safety, through:
•executing our risk identification and management programs, plans, and systems, such as our Commitment to Excellence Management System (CTEMS), Environmental Excellence and Risk Assessment (EERA), and Fuels Management System (FMS);
•taking an interdisciplinary approach that coordinates the views of various teams and subject matter experts (“SMEs”) across Valero, and facilitates continual communication on risk-related matters; and
•reporting to the Board and its committees, and engaging with stockholders and stakeholders throughout the year.

6	2024 PROXY STATEMENT

PROPOSAL NO. 1—Election of directors

(ITEM 1 ON THE PROXY CARD)

☑	The Board recommends that the stockholders vote “FOR” each director nominee
Annual Election/Non-Classified Board. We do not have a classified Board. Each of our continuing directors stands for election every year at the annual meeting of stockholders. If elected at the Annual Meeting, all of the nominees listed below will serve as director for a one-year term expiring at the 2025 annual meeting of stockholders. The persons named on the proxy card intend to vote for the election of each of these nominees unless you validly direct otherwise.
Majority Voting and Proxies. Under our bylaws, each director is to be elected by the vote of the majority of the votes cast at the Annual Meeting. For this purpose, a “majority of the votes cast” means that the number of shares voted “for” a director’s election exceeds 50 percent of the number of votes cast with respect to that director’s election. Votes “cast” exclude abstentions. If any nominee is unavailable as a candidate at the time of the Annual Meeting, either the number of directors constituting the full Board will be reduced to eliminate the resulting vacancy, or the persons named as proxies will use their best judgment in voting for any available nominee. See the disclosures under “2024 Annual Meeting of Stockholders—Important Voting and Meeting Information” below for additional information.

Information Concerning Our Director Nominees
The Board has nominated the 11 individuals listed under “Nominees” below for election as a director at the Annual Meeting. There is no family relationship between any of our executive officers, directors, or director nominees. There is no arrangement or understanding between any director or any other person pursuant to which the director was or is to be selected as a director or nominee. Mr. Nickles, who currently serves on the Board, will retire at the Annual Meeting and is therefore not a nominee. Age and tenure data below is as of December 31, 2023, and tenure data is not rounded up.

2024 ANNUAL MEETING—OVERVIEW OF DIRECTOR NOMINEES

Men	Women	White	Black/African American	Hispanic /Latino	50s	60s	70s	< 4	5-9	10-12	>13
Years Tenure

Additional Director Nominee Highlights

Effective Mix of Different Skills, Experience, and Other Attributes. For this year’s Annual Meeting, the Board has nominated 11 individuals who bring valuable skills, experience, and other attributes across a number of different areas, as described under “Summary of Each Director Nominee’s Skills, Experience, and Attributes” and in the director nominees’ respective biographies under “Nominees” below.
Significant Refreshment of Perspective. 54.5 percent of this year’s director nominees are new compared to 2016.
Range of Ages. Our director nominees range in age from 52 to 73.
Range of Tenure. 36.4 percent of this year’s director nominees have four years or less of tenure.
Additional Refreshment Expected in Near Term. Two of this year’s director nominees will become subject to our director retirement policy in the next three years (at the 2025 and 2027 annual meetings of stockholders, respectively).

2024 PROXY STATEMENT	7

PROPOSAL NO. 1—ELECTION OF DIRECTORS

Summary of Each Director Nominee’s Skills, Experience, and Attributes
The table below provides a summary of certain competencies and attributes of the director nominees and the reason such competencies are important to Valero and in selecting each director nominee. The lack of an indicator for an item does not mean that the director does not possess that skill or experience. Rather, the indicator represents that the item is a key skill and experience that the director brings to the Board. The backgrounds, skills, experience, and other attributes of our director nominees are further described in the nominees’ respective biographies on the following pages and informed the Board in its decision to nominate such individuals as director nominees for the Annual Meeting. All ages are as of December 31, 2023.

	Diaz	Eberhart	Ffolkes	Gorder	Greene	Majoras	Mullins	Profusek	Riggs	Weisenburger	Wilkins	TOTAL

SKILLS AND EXPERIENCE
CEO/LEADERSHIP adds to the Board’s leadership ability and understanding of operations and strategy	●	●	●	●	●	●	●	●	●	●	●	11
SUSTAINABILITY/CLIMATE supports oversight of the sustainability and climate-related risks and opportunities we face, and is valuable to maintaining our license to operate	●	●	●	●	●	●	●	●	●	●	●	11
HSE supports oversight of HSE matters and provides valuable knowledge and perspective on providing safe and responsible operations	●	●	●	●	●	●	●	●	●	●	●	11
HUMAN CAPITAL MANAGEMENT supports oversight on matters such as succession planning, talent and leadership development, retention, compensation, and employee initiatives and strategies	●	●	●	●	●	●	●	●	●	●	●	11
CORPORATE GOVERNANCE provides insight in fostering operational excellence, disciplined capital management, and long-term value, while also facilitating strong Board performance	●	●	●	●	●	●	●	●	●	●	●	11
CYBERSECURITY/IT provides important knowledge and perspective in evaluating and overseeing the cyber and IT risks and opportunities we face		●	●		●	●		●		●	●	7
FINANCE AND ACCOUNTING is valuable in evaluating and overseeing our financial statements, capital structure, and financial risks and strategy	●	●	●	●	●		●	●	●	●	●	10
GLOBAL BUSINESS provides valuable business knowledge and perspective on our international operations and global markets and dynamics	●	●	●	●		●		●	●	●	●	9
GOVERNMENT, LEGAL, REGULATORY, AND COMPLIANCE contributes to the Board’s ability to guide us through complex legal, regulatory, and public policy matters, and supports our commitment to compliance, ethics, and integrity	●	●		●	●	●		●	●	●	●	9
RISK MANAGEMENT contributes to the identification, assessment, and prioritization of the risks we face	●	●	●	●	●	●	●	●	●	●	●	11
ENERGY INDUSTRY is important in assessing and managing the risks and opportunities our business faces	●	●	●	●	●	●	●	●	●			9
Upstream		●		●			●	●	●			5
Midstream/Logistics		●	●	●	●		●	●	●			7
Downstream/Industrial Gas/Utilities		●	●	●	●	●	●	●	●			8
ATTRIBUTES
GENDER DIVERSITY
Female		●	●		●	●						4
Male	●			●			●	●	●	●	●	7
RACIAL/ETHNIC DIVERSITY
White		●		●	●	●		●	●	●		7
Black or African American			●				●				●	3
Hispanic or Latino	●											1
INDEPENDENT represents directors who are independent under NYSE and SEC standards	●	●	●		●	●	●	●		●	●	9

8	2024 PROXY STATEMENT

PROPOSAL NO. 1—ELECTION OF DIRECTORS

Nominees

FRED M. DIAZ

Featured experience, qualifications, and attributes:
•GLOBAL BUSINESS, AUTO INDUSTRY, AND RISK MANAGEMENT – experience as President, Chief Executive Officer and Chairman of the Board of Directors of Mitsubishi Motors North America, Inc. from April 2018 to April 2020 (when he retired), and as General Manager, Performance Optimization Global Marketing and Sales of Mitsubishi Motors Corporation in Tokyo, Japan from July 2017 to April 2018. From April 2013 to July 2017, Mr. Diaz served in a number of roles for Nissan Motor Corporation, including Division Vice President & General Manager - North American Trucks and Light Commercial Vehicles, Sr. Vice President Sales & Marketing and Operations, and Division Vice President, Sales & Marketing and Parts & Service. Mr. Diaz also served in several roles for Fiat Chrysler Automobiles (FCA) from 2004 to April 2013, including President and CEO of the Ram Truck Brand, President and CEO of Chrysler Mexico, Head of National Sales, Regional Managing Director of the Denver Business Center, and Director of Dodge Brand Marketing Communications.
•SUSTAINABILITY, CLIMATE, AND HUMAN CAPITAL MANAGEMENT – experience through his leadership and management roles in the auto sector noted above, his current service on the boards of other public companies, including a company focused on designing and developing an electric taxi aircraft (Archer Aviation Inc.), and his current service as a member of sustainability, human resources, audit, and compensation committees for the public companies listed below.
•FINANCE AND ACCOUNTING – expertise through his experience noted above as CEO for several companies in the auto sector, where the understanding of and accountability for accurate financial statements and reporting was crucial.
•GOVERNANCE – experience through his board and executive roles noted above, and his service as a Board Director Member of the Latino Corporate Directors Association (LCDA), and a National Association of Corporate Directors (NACD) Full Board Member and Certified Board Leadership Fellow.
Other public company boards (current): Archer Aviation Inc., SiteOne Landscape Supply, Inc. (f/k/a John Deere Landscapes LLC), and Smith & Wesson Brands, Inc.
Prior public company boards (last five years): None

Age: 58 Director Since: 2021 Committee: Audit Independent

H. PAULETT EBERHART

Featured experience, qualifications, and attributes:
•GLOBAL BUSINESS LEADERSHIP AND GOVERNANCE – experience as Board Chair and CEO of HMS Ventures (since 2014), a privately held business involved with technology services and the acquisition and management of real estate. From 2011 through March 2014, she served as President and CEO of CDI Corp., a provider of engineering and IT outsourcing and professional staffing services that was then a public company. She served as a consultant to CDI Corp. from April 2014 to December 2014, and as Board Chair and CEO of HMS Ventures from January 2009 to January 2011. Prior to that, she served as President and CEO at Invensys Process Systems, Inc. (“Invensys”), a process automation company (2007 to 2009), and had an extensive career at Electronic Data Systems Corporation (“EDS”) (1978 to 2004), an IT and business process outsourcing company, where she was President of Americas (2003 to March 2004), and President of Solutions Consulting (2002 to 2003). While at Invensys and EDS, she led businesses with clients across the globe.
•CYBERSECURITY/IT, FINANCE, AND ACCOUNTING – strong knowledge of the intersection of technology, data, and finance from over four decades of experience in various executive, financial, and operational roles in the technology services and IT sectors noted above, her current service on the board of KORE Group Holdings, Inc. (“KORE”), a public company focused on IoT (internet of things) solutions, and LPL Financial Holdings Inc. (“LPL”), a public company focused on investment and business solutions for independent financial advisors. She is also a Certified Public Accountant.
•SUSTAINABILITY AND CLIMATE – knowledge and experience from over a decade of board service in the energy industry, including her former service on the boards of Anadarko Petroleum Corporation (“Anadarko”), Vine Energy Inc. (“Vine”), and Jonah Energy LLC.
•COMPLIANCE, RISK MANAGEMENT, HSE, AND HUMAN CAPITAL MANAGEMENT – expertise through her business leadership experience noted above, her current and prior service on the boards of other public companies, including her current service as a member of the compensation committees of LPL and Fluor Corporation (“Fluor”), the commercial strategies and operational risk committee of Fluor, the audit committee of KORE, and the audit and risk committee at LPL, which she chairs. She previously chaired the HSE committee at Vine, and the governance and risk committee at Anadarko (committee responsibilities included HSE oversight), and was also the lead director of Anadarko.
Other public company boards (current): Fluor, KORE, and LPL
Prior public company boards (last five years): Anadarko and Vine

Age: 70 Director Since: 2016 Committees: Audit (Chair); and Sustainability and Public Policy Independent

2024 PROXY STATEMENT	9

PROPOSAL NO. 1—ELECTION OF DIRECTORS

MARIE A. FFOLKES

Featured experience, qualifications, and attributes:
•GLOBAL BUSINESS LEADERSHIP – expertise as a current managing partner at GenNx360 Capital Partners, a private equity firm (since October 2023). Previously, she served as CEO of Axxelist LLC, a technology real estate company she founded (from December 2021 to December 2023), and as CEO of TriMark USA, LLC (“TriMark”) (from January 2020 to December 2021). She was born in Jamaica and has lived and worked in Brazil, China, France, Japan, Korea, Brussels, the U.K., and the U.S.
•INDUSTRIAL GAS, AUTO INDUSTRY, HSE, AND CYBERSECURITY/IT – expertise through her experience as President, Industrial Gases, Americas of Air Products & Chemicals, Inc. (“Air Products”) from May 2015 to January 2020. From 2011 to May 2015, she served in various executive and senior leadership roles at Tenneco, Inc., including in its group responsible for providing clean air and ride performance products and systems for auto original equipment markets. From 2003 to 2011, she served in various senior leadership roles at Johnson Controls International plc. While at Air Products, she implemented SAP ERP and cybersecurity, and at TriMark, she expanded and deployed enterprise risk management policies to provide oversight on financial, cybersecurity, and regulatory frameworks.
•SUSTAINABILITY AND CLIMATE – expertise through her prior service as an appointed member of the Hydrogen and Fuel Cell Technical Advisory Committee, which was established to advise the U.S. Secretary of Energy on the U.S. Department of Energy's hydrogen research, development, and demonstration efforts. While at Air Products, she also attracted business-to-business customers through innovation in sustainable products and programs, such as renewable fuels, hydrogen fueling, carbon sequestration, and renewables and carbon-emissions regulations, to achieve better outcomes for environmental sustainability.
•HUMAN CAPITAL MANAGEMENT AND GOVERNANCE – expertise through her business leadership experience noted above, and her current service on the board of Masco Corporation, a publicly traded global manufacturing company, where she serves on the compensation and talent management committee (committee responsibilities include human capital, and diversity and inclusion oversight), and as chair of the corporate governance and nominating committee. She also serves on the Global Advisory Board of the Jerome A. Chazen Institute for Global Business at Columbia Business School.
Other public company boards: Masco Corporation
Prior public company boards (last five years): None

Age: 52 Director Since: 2022 Committee: Nominating and Corporate Governance Independent

JOSEPH W. GORDER

Featured experience, qualifications, and attributes:
•GLOBAL ENERGY BUSINESS LEADERSHIP AND GOVERNANCE – experience through his service as Valero’s Executive Chairman of the Board (since July 1, 2023), Chairman of the Board and CEO (from 2014 through June 30, 2023), and President (from 2012 through January 22, 2020), his prior service as Chairman of the board and CEO of the general partner of Valero Energy Partners LP, a former publicly traded midstream and logistics focused master limited partnership, his European experience noted below, his prior service as a director of Anadarko, and his current service on the PGA Policy Board. As Valero’s Chairman and CEO, he steered a repositioning of the company’s strategy that has been steadfastly executed for nearly a decade and has been pivotal to Valero’s ability to deliver distinctive financial results and peer-leading returns to stockholders, while establishing its position as one of the world’s leading manufacturers of low-carbon liquid transportation fuels.
•REFINING AND MARKETING, HSE, AND RISK MANAGEMENT – experience as Valero’s President and Chief Operating Officer beginning in 2012. Prior to that, he was Executive Vice President and Chief Commercial Officer (beginning in 2011), and led Valero’s European operations from its London office. Before that, he held several leadership positions with Valero and Ultramar Diamond Shamrock Corporation (“UDS”), with responsibilities including marketing and supply, and corporate development.
•SUSTAINABILITY AND CLIMATE – experience through his various leadership and management roles at Valero over the last two decades, during which time he was integrally involved in Valero’s diversification into ethanol and renewable diesel production and, as CEO, steered and positioned Valero’s strategy to further increase its investments in economic low-carbon projects.
•HUMAN CAPITAL MANAGEMENT – expertise through his executive leadership roles at Valero noted above, where he was actively involved in a wide array of human capital matters facing Valero’s employees, including Valero’s handling of the COVID-19 pandemic while he was CEO. He also previously served as the chair of the compensation and benefits committee of Anadarko.
Other public company boards (current): None
Prior public company boards (last five years): Anadarko

Age: 66 Director Since: 2014 Executive Chairman of the Board

10	2024 PROXY STATEMENT

PROPOSAL NO. 1—ELECTION OF DIRECTORS

KIMBERLY S. GREENE

Featured experience, qualifications, and attributes:
•ENERGY BUSINESS LEADERSHIP – experience as Board Chair, CEO, and President of Georgia Power Company (since March 31, 2023), and as Board Chair, CEO, and President of Southern Company Gas (from June 2018 to March 30, 2023). She served as Executive Vice President and Chief Operating Officer of the Southern Company from 2014 to May 2018. Prior to that, she was President and CEO of Southern Company Services, Inc. From 2007 to 2013, Ms. Greene served in executive roles with the Tennessee Valley Authority, including Chief Financial Officer, Chief Generation Officer, and Group President, Strategy and External Relations.
•SUSTAINABILITY, CLIMATE, AND HSE – expertise through her various leadership and management roles in the natural gas and utilities sector noted above, including on issues related to safety, emerging technologies, innovation, and STEM-related education, her involvement with various renewables projects and technologies at Southern Company and its affiliates, and through her former service on the boards of the American Gas Association (an organization committed to reducing GHG emissions through innovation and technologies) and the Gas Technology Institute (an organization focused on advancing decarbonization solutions).
•CYBERSECURITY/IT – expertise through her former service as an Oil & Natural Gas Liaison Co-Lead for the Electric Subsector Coordinating Council, which is the principal liaison between the U.S. federal government and the energy sector concerning national-level disasters or threats to critical infrastructure (including cybersecurity).
•FINANCE, RISK MANAGEMENT, COMPLIANCE, AND REGULATORY – experience through her leadership roles at Southern Company and its affiliates noted above, and through her service at the Tennessee Valley Authority (from 2007 to 2013) noted above.
•GOVERNANCE AND HUMAN CAPITAL MANAGEMENT – experience through her leadership roles noted above, where she has been intimately involved in governance matters, succession planning, talent and leadership development, retention, compensation, and diversity and inclusion initiatives and strategies. She serves on the boards of the Metro Atlanta Chamber of Commerce, Georgia Research Alliance, Nuclear Electric Insurance Limited, Children’s Healthcare of Atlanta, Georgia Historical Society, Georgia Chamber of Commerce, Rowen Foundation, and Woodruff Arts Center, and as a member of the Rotary Club of Atlanta.
Other current or prior public company boards (last five years): None

Age: 57 Director Since: 2016 Committees: Nominating and Corporate Governance (Chair); and Sustainability and Public Policy Independent

DEBORAH P. MAJORAS

Featured experience, qualifications, and attributes:
•GLOBAL BUSINESS LEADERSHIP, SUSTAINABILITY, AND CLIMATE – experience as a non-executive director of the Brunswick Group (since September 2023), a strategic advisory firm focused on critical issues and stakeholders at the center of business, politics, and society. From July 2022 to September 2022 (when she retired), she was President and Advisor to the CEO at The Procter & Gamble Company (“P&G”). She previously served as Chief Legal Officer and Secretary of P&G (from 2010 to July 2022), and joined P&G as Senior Vice President and General Counsel in 2008. While at P&G she served on P&G’s Global Leadership Council and its ESG Executive Council, and co-created and co-ran P&G’s “Citizenship” program, which was the precursor to ESG at P&G.
•GOVERNMENT, REGULATORY, ENERGY INDUSTRY, AND CYBERSECURITY/IT – experience through her leadership roles and experience at P&G noted above and in private practice, her experience as Chair of the U.S. Federal Trade Commission (“FTC”) from 2004 until 2008, and her service as Deputy Assistant Attorney General in the U.S. Department of Justice, Antitrust Division, from 2001 to 2004. While Chair of the FTC, she gained experience in areas such as oil and gasoline markets, intellectual property, data security, and protecting consumers from cyber and IT risks, such as identity theft, spyware, and deceptive spam. While at the Department of Justice, she oversaw matters across a range of industries, including software, financial networks, media and entertainment, and industrial equipment. She joined the Jones Day law firm in 1991 and became a partner in 1999.
•HUMAN CAPITAL MANAGEMENT – experience through her former service on the board of the Leadership Council on Legal Diversity, and through her business leadership experience at P&G noted above, where she oversaw a global legal group of over 500 people, served on P&G’s Equality & Inclusion Council, and created and led P&G’s post-COVID-19 employee well-being program.
•GOVERNANCE – experience through her leadership roles noted above, her current service on another public board listed below, the executive committee of the United States Golf Association, and the boards of Westminster College, and the First Tee Foundation.
Other public company boards (current): American Express Company
Prior public company boards (last five years): None

Age: 60 Director Since: 2012 Committees: Sustainability and Public Policy (Chair); and Nominating and Corporate Governance Independent

2024 PROXY STATEMENT	11

PROPOSAL NO. 1—ELECTION OF DIRECTORS

ERIC D. MULLINS

Featured experience, qualifications, and attributes:
•ENERGY BUSINESS LEADERSHIP – experience as Chairman and CEO of Lime Rock Resources, a company that he co-founded in 2005, which acquires, operates, and improves lower-risk oil and natural gas properties. Mr. Mullins oversees all strategic, financial, and operational aspects of the Lime Rock Resources funds. From May 2011 through October 2015, he also served as the Co-Chief Executive Officer and Chairman of the Board of Directors of LRE GP, LLC, the general partner of LRR Energy, L.P., an oil and natural gas company.
•SUSTAINABILITY, CLIMATE, HSE, AND RISK MANAGEMENT – experience through his role as Chairman and CEO of Lime Rock Resources, where he has responsibility for the company’s ESG efforts, with focus areas including reducing GHG emissions related to the company’s day-to-day operations, eliminating natural gas flaring and methane leaks, plugging and abandoning of non-producing wells, and reducing spills in and around operating sites. He also has experience through his leadership roles discussed above, his current service as chair of the public policy and sustainability committee of ConocoPhillips (committee responsibilities include oversight of social, political, HSE, climate, operational integrity, and public policy matters), and his prior service on the safety and nuclear oversight committee of PG&E Corporation (“PG&E”).
•FINANCE AND ACCOUNTING – expertise as a former Managing Director in the Investment Banking Division of Goldman Sachs, where he led numerous financing, structuring, and strategic advisory transactions in the division’s Natural Resources Group. He also previously served as chair of the audit committee of Anadarko, and on the audit committee of PG&E.
•GOVERNANCE – expertise through his business leadership experience discussed above, his current and prior service on other public company boards, and his current service on the board of trustees of the Baylor College of Medicine and the Wheeler Avenue Baptist Church, and as Chairman of the board of directors of the Greater Houston Partnership.
Other public company boards (current): ConocoPhillips
Prior public company boards (last five years): Anadarko and PG&E

Age: 61 Director Since: 2020 Committee: Audit Independent

ROBERT A. PROFUSEK

Featured experience, qualifications, and attributes:
•GLOBAL BUSINESS LEADERSHIP, REGULATORY, AND RISK MANAGEMENT – expertise as a partner of the Jones Day law firm (a global firm), where he chairs the firm’s global mergers and acquisitions (“M&A”) practice. Mr. Profusek’s legal practice focuses on M&A, takeovers, restructurings, and corporate governance matters.
•GOVERNANCE, HUMAN CAPITAL MANAGEMENT, AND COMPENSATION – experience and expertise from nearly five decades of practicing corporate and M&A law, his leadership and management roles at the Jones Day law firm, including his oversight responsibilities as the current chair of one of the firm’s largest practice groups, and his current service on the compensation committees of the two other public companies listed below. Mr. Profusek is a frequent speaker regarding corporate takeovers and governance, has authored or co-authored numerous articles, has testified before Congress and the SEC about takeover and compensation-related matters, and is a frequent guest commentator on CNBC, CNN, and Bloomberg TV.
•SUSTAINABILITY AND CLIMATE – knowledge and expertise through his extensive legal experience discussed above, where he has advised public and private clients on various sustainability and climate-related issues, and has authored or co-authored multiple articles focusing on the implications of various ESG, sustainability, and climate-related matters for boards and management teams. He also currently serves as chair of the nominating, governance, and sustainability committee of CTS Corporation (“CTS”).
•CYBERSECURITY/IT, HSE, AND ENERGY INDUSTRY – experience through his current service on the board of CTS, a technology and electronics focused public company, and his experience advising on M&A, governance, financing, and strategic transactions involving companies in the technology industry (including cyber and data analytics), and upstream, midstream, and downstream companies in the oil industry, as well as coal, nuclear, and natural gas generation companies in the utilities industry.
Other public company boards (current): CTS and Kodiak Sciences Inc.
Prior public company boards (last five years): None

Age: 73 Director Since: 2005 Committees: Human Resources and Compensation; and Sustainability and Public Policy Independent Lead Independent Director

12	2024 PROXY STATEMENT

PROPOSAL NO. 1—ELECTION OF DIRECTORS

R. LANE RIGGS

Featured experience, qualifications, and attributes:
•GLOBAL ENERGY BUSINESS LEADERSHIP AND GOVERNANCE – experience through his service as Valero’s CEO and President and a member of the Board (since July 1, 2023), President and Chief Operating Officer (from January 23, 2020 through June 30, 2023), where his responsibilities included logistics and low-carbon fuels operations, Executive Vice President and Chief Operating Officer (from January 1, 2018 through January 22, 2020), his extensive experience in global commodity markets while leading Valero’s supply optimization and crude and feedstock supply groups, and the other roles he has held with Valero noted below. He also previously served on the board of the general partner of Valero Energy Partners LP, a former publicly traded midstream and logistics focused master limited partnership, and on the board of Valero’s renewable diesel joint venture. As a key member of Valero’s management team, Mr. Riggs has long played a vital role in developing and implementing the strategies that Valero has steadfastly executed for nearly a decade, which have been pivotal to Valero’s ability to provide peer-leading performance and stockholder returns.
•REFINING AND MARKETING, HSE, AND RISK MANAGEMENT – experience through his more than two decades of service at Valero, where he began his career as a Process Engineer at Valero’s McKee refinery, and subsequently held numerous leadership positions overseeing refining operations, supply optimization and crude and feedstock supply, and planning and economics, before becoming Valero’s CEO and President. Additionally, under Mr. Riggs’ leadership as Chief Operating Officer noted above, Valero’s refining organization dramatically improved in safety, reliability, cost management, and environmental measures.
•HUMAN CAPITAL MANAGEMENT, SUSTAINABILITY, AND CLIMATE – experience through his various leadership roles at Valero and its renewable diesel joint venture noted above. As Valero’s President and Chief Operating Officer, his responsibilities included low-carbon fuels operations and he oversaw the renewable diesel expansion project in St. Charles, Louisiana, and the construction of the new renewable diesel plant in Port Arthur, Texas. He has also been intimately involved in the strategic planning and capital decisions involving Valero’s other low-carbon projects.
Other current or prior public company boards (last five years): None

Age: 58 Director Since: 2023 Chief Executive Officer and President

RANDALL J. WEISENBURGER

Featured experience, qualifications, and attributes:
•GLOBAL BUSINESS LEADERSHIP, FINANCE, AND ACCOUNTING – expertise as the managing member of Mile 26 Capital, LLC, an investment fund based in Greenwich, Connecticut (since 2014), and his service from 1998 through 2014 as Executive Vice President and CFO of Omnicom Group Inc. (”Omnicom”), a publicly traded global media, marketing, and communications company. Prior to joining Omnicom, he was a founding member of Wasserstein Perella and a former member of First Boston Corporation. At Wasserstein Perella, he specialized in private equity investing and leveraged acquisitions, and in 1993, he became President and CEO of the firm’s private equity subsidiary.
•SUSTAINABILITY, CLIMATE, HSE, AND CYBERSECURITY/IT – experience through his current service and leadership positions on the board of MP Materials Corp. (“MP Materials”), a publicly traded company that produces specialty materials that are vital inputs for electrification and other advanced technologies, and states that it currently owns and operates the only integrated rare earth mining and processing site in North America. He currently serves as chair of MP Materials’ audit committee (which oversees cybersecurity and ESG), chair of Corsair Gaming Inc.’s (“Corsair Gaming”) audit committee (which oversees cybersecurity), and as a member of the health, environmental, safety & security committee of Carnival Corporation and Carnival plc (“Carnival”) (which oversees sustainability). Additionally, during his service as CFO at Omnicom noted above, he helped oversee the company’s efforts in the areas of corporate ethics, enterprise risk management, and global corporate social responsibility.
•HUMAN CAPITAL MANAGEMENT AND COMPENSATION – experience through his role as CFO at Omnicom noted above, where he led efforts to continually develop the skills of the company’s finance and operating personnel, and implemented programs for their continuing professional development. He also currently serves as a member of MP Materials’ compensation committee, and as chair of the compensation committee of Carnival.
Other public company boards (current): Carnival, Corsair Gaming, and MP Materials
Prior public company boards (last five years): None

Age: 65 Director Since: 2011 Committee: Human Resources and Compensation Independent

2024 PROXY STATEMENT	13

PROPOSAL NO. 1—ELECTION OF DIRECTORS

RAYFORD WILKINS, JR.

Featured experience, qualifications, and attributes:
•GLOBAL BUSINESS LEADERSHIP, CYBERSECURITY/IT, AND RISK MANAGEMENT – expertise as CEO of Diversified Businesses of AT&T Inc., where he was responsible for international investments, AT&T Interactive, AT&T Advertising Solutions, customer information services, and the consumer wireless initiative in India. He retired from AT&T at the end of March 2012. Mr. Wilkins held several other leadership positions at AT&T and its predecessor companies, including Group President and CEO of SBC Enterprise Business Services and President and CEO of SBC Pacific Bell. In these roles with AT&T and its predecessor companies, his responsibilities also included oversight of sales, customer care, data solutions engineering, consulting and operations of the company’s advanced data and IP networks, network services and integration, and information services.
•HUMAN CAPITAL MANAGEMENT, COMPENSATION, SUSTAINABILITY, AND CLIMATE – expertise through his service as the chair of Valero’s Human Resources and Compensation Committee, during which time he has been integral to Valero’s progress in linking pay with HSE, sustainability, and climate performance. Mr. Wilkins also currently serves as chair of the compensation and human resources committee of Caterpillar Inc. (“Caterpillar”), and as a member of the compensation, management development and succession committee of Morgan Stanley, and chair of its governance and sustainability committee. Additionally, he currently serves on the Institute for Inclusion Advisory Board at Morgan Stanley, which aims to develop and accelerate an integrated and transparent diversity, equity, and inclusion strategy.
•GOVERNANCE – expertise through his business leadership experience noted above, his current board service noted above, and his service as a lifetime member of the Advisory Council of the McCombs School of Business at the University of Texas at Austin.
Other public company boards (current): Caterpillar and Morgan Stanley
Prior public company boards (in last five years): None

Age: 72 Director Since: 2011 Committees: Human Resources and Compensation (Chair); and Sustainability and Public Policy Independent
For information regarding the nominees’ and other directors’ independence, Common Stock holdings, compensation, and other arrangements, see “Compensation Discussion and Analysis,” “Director Compensation,” and “Additional Information—Board Independence, Related Party Matters, and Beneficial Ownership” below.

14	2024 PROXY STATEMENT

HOW OUR BOARD IS STRUCTURED, GOVERNED, AND OPERATES

Our Directors’ Demonstrated Commitment in 2023

BOARD, COMMITTEE, AND ANNUAL MEETING ATTENDANCE
Annual Meeting of Stockholders. All Board members are expected to attend the Annual Meeting and all directors then serving on the Board attended Valero’s 2023 annual meeting of stockholders.
2023 Board and Committee Meetings. During 2023, our Board held six meetings and Valero’s four Board committees held a total of 22 meetings.

In 2023, each of our directors attended 100 percent of the meetings of the Board and committees on which they were serving, demonstrating their strong commitment and engagement as a director.

2023 ACCOMPLISHMENTS AND HIGHLIGHTS
In 2023, some of the key accomplishments and highlights that the Board’s oversight enabled included, among others:
•earned net income attributable to Valero stockholders of $24.92 per share, assuming dilution, the second highest in Valero history;
•returned over $6.6 billion to stockholders through stock purchases and dividend payments;
•increased Valero’s dividend to $1.02 per share in January 2023 (and again to $1.07 per share in January 2024);
•achieved best-ever mechanical availability in the refining segment, at 97.4 percent;
•identified over $169 million in cost savings and avoidance across the organization;
•successfully transitioned several key executive leadership positions, including our CEO, our Chief Operating Officer (“COO”), and our recently retired Chief Technology Officer (“CTO”), and appointed Mr. Gorder as Executive Chairman;
•made a final investment decision on a large-scale SAF project that is expected to be completed in the first quarter of 2025;
•successfully completed and started up the Port Arthur coker project;
•achieved best-ever environmental performance as measured through refinery environmental scorecard incidents;
•set an annual record for sales volumes in the wholesale system;
•set an annual record for renewable diesel sales volumes; and
•the other 2023 accomplishments discussed under “What We’re Doing on GHG Emissions and Climate” and “Our Engagement and Responsiveness” above.

Overview of Our Board Committees

Our Board has four committees: (1) Audit Committee; (2) Human Resources and Compensation Committee; (3) Nominating and Corporate Governance Committee; and (4) Sustainability and Public Policy Committee.	The committees’ respective charters are available on our website at: www.valero.com ▶ Investors ▶ ESG ▶ Governance Documents ▶ Charters

Committee Structure/Composition Highlights

Independence. Our Board has determined that the members of each of our four Board committees are “independent” under applicable regulations/standards. See “Additional Information—Board Independence, Related Party Matters, and Beneficial Ownership” below for additional information on director independence.
Diversity. 100 percent of our committee chairs are either women or racially/ethnically diverse.
Focus on HSE, Public Policy, Sustainability, and Climate Matters. In early 2022, the Board enhanced its committee structure and formed a new Sustainability and Public Policy Committee, which has discussed public policy, sustainability, and climate‐related matters at every meeting the committee has ever held. The committee also receives, at least annually, a report on Valero’s HSE efforts and climate lobbying and political activities.

2024 PROXY STATEMENT	15

HOW OUR BOARD IS STRUCTURED, GOVERNED, AND OPERATES

AUDIT COMMITTEE
Current Audit Committee Members:

H. Paulett Eberhart (Chair)	Fred M. Diaz	Eric D. Mullins

2023 Committee Member Changes. Mr. Weisenburger chaired the committee until February 2023, when Ms. Eberhart was appointed as chair. In February 2023, Mr. Diaz was appointed to the Audit Committee and he no longer serves on the Nominating and Corporate Governance Committee.
2023 Meetings and Attendance. The Audit Committee met five times in 2023 and there was 100 percent attendance by each member then serving on the committee.
Key Functions and Responsibilities. The committee’s key functions and areas of oversight and responsibility include: (i) financial statement integrity and legal/regulatory compliance with a focus on potential impacts to our financial statements and accounting policies; (ii) financial risk management and exposure; (iii) compliance, ethics, and corporate misconduct; (iv) Valero’s independent auditor; (v) Valero’s internal audit function; and (vi) cybersecurity and IT risks. The Audit Committee’s key functions and areas of oversight and responsibility are further described in the committee’s charter, which is available on our website at the address indicated at the beginning of this “Overview of Our Board Committees” discussion. We make additional disclosures about the Audit Committee under “Overview of Our Risk Management and Oversight Structure” above, in connection with “Proposal No. 3—Ratify appointment of KPMG LLP as independent auditor,” and under “Additional Details on Our Risk Management and Oversight Structure,” and “Additional Information—Board Independence, Related Party Matters, and Beneficial Ownership” below.
Audit Committee Financial Experts. The Board has determined that each member of the committee is an “audit committee financial expert” (as defined by the SEC). For more information on the skills, experience, and other attributes of the Audit Committee members see “Proposal No. 1—Election of directors” above.
Recent Accomplishments and Highlights. Some of the key accomplishments and highlights that the committee’s oversight has recently enabled include, among others:
•increased focus and attention on cybersecurity and IT practices and risks, including amending its committee charter in 2022 to formalize its duties and responsibilities in this area;
•regularly reviewed and discussed the impacts of various environmental, climate, regulatory, and other developments on Valero’s financial statements and public disclosures;
•continued focus on enterprise risk management, including through specific reports to the committee on items such as Valero’s trading policies and practices, insurance, and risk identification and mitigation;
•continued importance placed on accurate and timely financial statement reporting, including through periodic reports on Valero’s Sarbanes-Oxley compliance, financial reporting, internal audit, and financial statement integrity initiatives;
•an enhanced internal audit function with services covering matters such as Valero’s data privacy and low-carbon fuels efforts, anti-bribery and anti-corruption audits, and human capital disclosures;
•furthered Valero’s global compliance program, including Valero’s efforts to manage potential conflicts of interest, third-party exposures, political contributions, data protection and privacy, antitrust policy and training, and mobile communications;
•received quarterly updates on Valero’s ethics helpline reports, referable compliance issues, company policy updates, and other compliance initiatives and efforts;
•increased executive session meetings with Valero’s independent auditor, head of internal audit, and controller;
•oversaw and approved the transition of the independent auditor’s lead engagement partner; and
•increased committee refreshment, with the changes to the committee noted above.

16	2024 PROXY STATEMENT

HOW OUR BOARD IS STRUCTURED, GOVERNED, AND OPERATES

HUMAN RESOURCES AND COMPENSATION COMMITTEE
Current Human Resources and Compensation Committee Members:

Rayford Wilkins, Jr. (Chair)	Robert A. Profusek	Randall J. Weisenburger

2023 Committee Member Changes. In February 2023, Mr. Weisenburger became a member of the committee, and he no longer serves on the Audit Committee. Philip J. Pfeiffer served on the committee in 2023 until his retirement from the Board at the 2023 annual meeting of stockholders.
2023 Meetings and Attendance. The Human Resources and Compensation Committee met six times in 2023 and there was 100 percent attendance by each member then serving on the committee.
Key Functions and Responsibilities. The committee’s key functions and areas of oversight and responsibility include: (i) Valero’s compensation programs, policies, and strategies; (ii) succession planning for Valero’s CEO and other senior executives; (iii) talent management and compensation-related risks; (iv) human capital management and leadership development; and (v) stock ownership and retention. The Human Resources and Compensation Committee’s key functions and areas of oversight and responsibility are further described in the committee’s charter, which is available on our website at the address indicated at the beginning of this “Overview of Our Board Committees” discussion. We make additional disclosures about the committee under “Overview of Our Risk Management and Oversight Structure” above, and under “Additional Details on Our Risk Management and Oversight Structure,” “Risk Assessment of Compensation Programs,” and “Compensation Discussion and Analysis” below.
Human Resources and Compensation Committee Report. The Human Resources and Compensation Committee Report for fiscal year 2023 appears in this proxy statement immediately following “Compensation Discussion and Analysis” below.
Compensation Committee Interlocks and Insider Participation. There are no compensation committee interlocks. None of the members of the Human Resources and Compensation Committee has served as an officer or employee of Valero, or had any relationship requiring disclosure by Valero under Item 404 of SEC Regulation S-K (regarding related-party transactions).
Limited Delegation of Authority. As permitted by our bylaws, the Human Resources and Compensation Committee has, for administrative convenience, delegated authority to our CEO to make certain non-material amendments to Valero’s benefit plans and to make limited grants of equity awards to key employees who are not executive officers.
Recent Accomplishments and Highlights. Some of the key accomplishments and highlights that the committee’s oversight has recently enabled include, among others:
•Valero received 94.2 percent say-on-pay approval for Valero’s 2022 executive compensation;
•led an effective succession planning process for Valero’s CEO, COO, and CTO, including the appointment of Mr. Gorder as Executive Chairman, and the compensation changes related to such transitions;
•approved enhancements to our performance shares to target above the peer median relative TSR performance and a cap on overall performance share payouts at 100 percent of target when our TSR is negative over the performance period;
•approved a revised Executive Compensation Clawback Policy that goes beyond minimum SEC and NYSE requirements;
•included an energy transition modifier within the performance share component of our LTI program;
•members of the committee participated in extensive engagement with stockholders and stakeholders;
•together with the Nominating and Corporate Governance Committee, approved enhanced Stock Ownership and Retention Guidelines for senior executives such that stock ownership levels are now 50 percent higher than previous levels;
•amended its committee charter in 2022 to specifically encompass its duties and responsibilities with respect to various human capital management matters; and
•increased committee refreshment, with the changes to the committee noted above.

2024 PROXY STATEMENT	17

HOW OUR BOARD IS STRUCTURED, GOVERNED, AND OPERATES

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE
Current Nominating and Corporate Governance Committee Members:

Kimberly S. Greene (Chair)	Marie A. Ffolkes	Deborah P. Majoras	Donald L. Nickles

2023 Committee Member Changes. In February 2023, Mr. Diaz became a member of the Audit Committee, and he no longer serves on the Nominating and Corporate Governance Committee. Mr. Nickles will retire from the Board effective at the Annual Meeting.
2023 Meetings and Attendance. The Nominating and Corporate Governance Committee met six times in 2023 and there was 100 percent attendance by each member then serving on the committee.
Key Functions and Responsibilities. The committee’s key functions and areas of oversight and responsibility include: (i) Board skills and director refreshment; (ii) Valero’s corporate governance principles; (iii) Valero’s annual Board/committee evaluation; (iv) new director orientation and director continuing education; and (v) related-party transactions. The Nominating and Corporate Governance Committee’s key functions and areas of oversight and responsibility are further described in the committee’s charter, which is available on our website at the address indicated at the beginning of this “Overview of Our Board Committees” discussion. We make additional disclosures about the Nominating and Corporate Governance Committee under “Overview of our Risk Management and Oversight Structure” above, under “Additional Information—Board Independence, Related Party Matters, and Beneficial Ownership” below, and under the other captions in this “How Our Board is Structured, Governed, and Operates” section.
Committee’s Recommendations Regarding Director Nominees and Lead Director. The committee recommended to the Board the persons listed in this proxy statement in Proposal No. 1 as nominees for election as directors at the Annual Meeting and recommended assignments for the Board’s committees. The Board approved such recommendations, including the slate of director nominees to stand for election at the Annual Meeting. The committee also considered and recommended the appointment of a Lead Director to preside at meetings of the independent directors without management, which was approved by the Board’s independent directors. See the disclosures under “Our Board’s Leadership Structure and Strong Independent Oversight” below for more information.
Recent Accomplishments and Highlights. Some of the key accomplishments and highlights that the committee’s oversight has recently enabled include, among others:
•approved an enhanced overboarding policy under which it periodically (but at a minimum annually) assesses each director’s commitments and capacities;
•reviewed Valero’s corporate governance practices compared to investor and proxy advisory firm expectations;
•discussed director continuing education in the context of climate, the future of energy, and other sustainability-related matters, cybersecurity and IT, and the current skills and experience represented on the Board;
•continued focus on Valero’s Board and committee evaluation process, which in 2022 led to the committee’s recommendation and the Board’s determination to establish the Sustainability and Public Policy Committee as a new standing committee;
•helped identify and recommended three new directors since 2020, and oversaw their effective onboarding;
•reviewed and discussed Valero’s director information and communications practices;
•together with the Human Resources and Compensation Committee, approved enhanced Stock Ownership and Retention Guidelines for senior executives such that stock ownership levels are now 50  percent higher than previous levels; and
•increased committee refreshment, with the committee changes noted above.

18	2024 PROXY STATEMENT

HOW OUR BOARD IS STRUCTURED, GOVERNED, AND OPERATES

SUSTAINABILITY AND PUBLIC POLICY COMMITTEE
Current Sustainability and Public Policy Committee Members:

Deborah P. Majoras (Chair)	H. Paulett Eberhart	Kimberly S. Greene	Robert A. Profusek	Rayford Wilkins, Jr.

2023 Committee Member Changes. In February 2023, Ms. Eberhart replaced Mr. Weisenburger as a member of the committee in connection with her becoming chair of the Audit Committee.
2023 Meetings and Attendance. The Sustainability and Public Policy Committee met five times in 2023 and there was 100 percent attendance by each member then serving on the committee.
Key Functions and Responsibilities. The committee’s key functions and areas of oversight and responsibility are codified in its committee charter and specifically encompass: (i) HSE matters; (ii) sustainability and climate-related risks and opportunities; (iii) corporate responsibility and reputation management; (iv) social, community, and public policy strategies and initiatives; (v) political issues, including political contributions and lobbying activities; and (vi) compliance with legal and regulatory requirements for the operations of the company. The committee’s key functions and areas of oversight responsibilities are further described in the committee’s charter, which is available on our website at the address indicated at the beginning of this “Overview of Our Board Committees” discussion. We also make additional disclosures about the committee under “Overview of Our Risk Management and Oversight Structure” above, and under “Additional Details on Our Risk Management and Oversight Structure” below.
Recent Accomplishments and Highlights. Some of the key accomplishments and highlights that the committee’s oversight has recently enabled include, among others:16
•reviewed and discussed the 2023 Environmental Justice Audit Report and the 2023 Racial Equity Assessment, each of which were conducted by an independent third-party expert;
•oversaw Valero’s disclosure of a new 2050 GHG emissions reduction/displacement ambition for Scopes 1, 2, 3, and 4;
•oversaw Valero’s continued focus on accurate and reliable GHG emissions disclosures, including Valero obtaining annual independent third-party limited assurance of Valero’s GHG disclosures;
•reviewed and discussed multiple reports and disclosures focused on sustainability and climate-related matters that were published after the committee’s creation, including Valero’s:
◦2022 TCFD Report containing Solomon’s analysis using the assumptions of the IEA’s NZE 2050 Scenario;
◦annual responses to the CDP’s Climate Change Questionnaire;
◦annual ESG Reports and the SASB Reports included therein;
◦annual climate-lobbying alignment analysis and report;
◦Scope 3 Intensity disclosure; and
◦value chain analysis for GHG emissions and the disclosure with respect thereto;
•received, at least annually, a report on Valero’s HSE efforts and climate lobbying and political activities;
•discussed public policy, sustainability, and climate-related matters at every meeting the committee has ever held;
•members of the committee participated in extensive engagement with stockholders and stakeholders; and
•increased committee refreshment, with the committee changes noted above.
16 See “What We’re Doing on GHG Emissions and Climate” and “Our Engagement Efforts and Responsiveness” above, including the footnotes and cross-references included therein, for more information, including with respect to Scope 3 Intensity and peers.

2024 PROXY STATEMENT	19

HOW OUR BOARD IS STRUCTURED, GOVERNED, AND OPERATES

How We Maintain an Effective Board and Strong Director Performance

DIRECTOR OVERBOARDING POLICY
Enhanced Overboarding Policy. We believe it is critical that each of our directors is able to devote sufficient time and effort to their duties as a director. In October 2022, we therefore amended our overboarding policy included in our Corporate Governance Guidelines to better align with investors’ expectations.
Numerical Guidelines. All of our directors currently meet the following guidelines under our enhanced overboarding policy:
•non-employee directors should not serve on more than four public company boards (including Valero’s Board);
•a director who is the Chief Executive Officer or other executive officer of a public company should not serve on more than two public company boards (including Valero’s Board); and
•members of Valero’s Audit Committee should not serve on more than three public company audit committees (including Valero’s Audit Committee).-
Assessment of Director Commitments and Capacities. In 2023, the Nominating and Corporate Governance Committee assessed each director’s ability to fulfill his or her ongoing responsibilities to Valero, taking into consideration all applicable information, including the director’s principal occupation and duties, other public board service and leadership positions (such as chairman, lead director, and committee chair), service on private company and non-profit boards, industry and other leadership positions and roles, input from other directors, and information provided by the relevant director, and determined that each director’s continued service on the Board was appropriate under our enhanced overboarding policy.

This assessment occurs periodically for each director, but at a minimum annually.
Notification Procedures. Under our enhanced overboarding policy, a director who is considering certain changes to their principal occupation or public company board/committee service that could materially increase his or her responsibilities should consider, and provide the Board the opportunity to consider, whether such director will be able to continue to devote sufficient time to the affairs of the Board, remain independent, have an interlocking directorship, have a potential conflict under applicable laws or regulations, or have a potential conflict with Valero’s interests.

DIRECTOR REFRESHMENT AND RETIREMENT

Refreshment. We do not set term limits for our directors. As stated in our Corporate Governance Guidelines, the Board feels that directors who have served on the Board for an extended period of time are able to provide valuable insight based on their experience with and understanding of Valero’s history, business, policies, and objectives. As an alternative to term limits, the Board believes that its evaluation, nomination, and refreshment processes optimally support the continued effectiveness of the Board and each of its directors.
Retirement Policy. Our directors are subject to a retirement policy (set forth in our Corporate Governance Guidelines). Under that policy, a director may serve on our Board until they reach age 75. A director who turns 75 may serve the remainder of his or her term of office. Mr. Nickles will become subject to our director retirement policy effective at the Annual Meeting. Two of our other current directors will also become subject to our director retirement policy effective, respectively, at our 2025 and 2027 annual meetings of stockholders.

	Board Refreshment
	Since 2016

	5	new independent directors*	2016	Ms. Eberhart and Ms. Greene

			2020	Mr. Mullins

			2021	Mr. Diaz

			2022	Ms. Ffolkes

	3	new women directors (currently 4/12 total)	2016	Ms. Eberhart and Ms. Greene

			2022	Ms. Ffolkes

	3	new racially/ethnically diverse directors (currently 4/12 total)	2020	Mr. Mullins
			2021	Mr. Diaz

* Six total new directors including Mr. Riggs, who is a management-director and not independent under NYSE listing standards.
			2022	Ms. Ffolkes

20	2024 PROXY STATEMENT

HOW OUR BOARD IS STRUCTURED, GOVERNED, AND OPERATES

ANNUAL BOARD AND COMMITTEE EVALUATION PROCESS
Our Corporate Governance Guidelines require the Board and its committees to conduct an annual performance evaluation, and this requirement is also set forth as required in our Board committee charters. Board and committee performance evaluations play an important role in ensuring effective functioning and oversight of our Board and committees. The Nominating and Corporate Governance Committee oversees this evaluation process, which is summarized below, and reports to the Board on its assessment of the Board’s performance.

MULTI-STEP AND CONTINUAL EVALUATION PROCESS

Annual Surveys		Summary Reports		Executive Session Review		Ongoing Feedback
Detailed surveys tailored for the Board and each committee are reviewed and updated annually, in consultation with the chair of the Nominating and Corporate Governance Committee, as necessary, prior to distribution at the end of each year.	è	Summary reports of the evaluation results are compiled and provided to each director, with results shown on a confidential basis to encourage candid feedback.	è	These summary reports are discussed at Board and/or committee meetings in executive session, led by the chair of the Nominating and Corporate Governance Committee, the Lead Director, and/or the Chairman, who ensure that the Board or management, as appropriate, follow up on any identified matters.	è	The chair of the Nominating and Corporate Governance Committee, the Lead Director, and/or the Chairman will meet from time to time with directors individually in order to obtain feedback on the performance of the Board, a committee, or another director.

Evaluation and Feedback Topics	Effectiveness of Evaluation Process
The topics covered in this process include, among others:
The Board feels that these evaluation tools and process provide effective measures and forums for discussing the Board’s and its committees’ effectiveness and potential areas for enhancement. In 2022, this process ultimately led to the Board’s determination to (i) enhance the Board’s oversight structure in response to the growing challenges and opportunities presented by sustainability and climate-related matters, and (ii) establish the Sustainability and Public Policy Committee as a new standing committee.

•Board and committee roles, effectiveness, and structure;
•corporate strategy and risk management oversight;
•Board and committee composition, size, and leadership, and committee structure and rotation;
•the frequency, length, and content of Board and committee meetings, including topics covered;
•the quality of meeting materials and management’s presentations at Board and committee meetings;
•the adequacy of Valero’s governance policies, documents, and provisions; and
•the performance of the Board and its committees relative to their respective duties and responsibilities.

NEW DIRECTOR ORIENTATION AND ONBOARDING
Valero’s Corporate Governance Guidelines state that all new directors must participate in an orientation program as soon as reasonably practicable after joining the Board. We typically hold a full day of new director orientation in person at our headquarters in San Antonio, and Valero’s senior management team typically presents on topics such as (i) sustainability and climate; (ii) corporate governance and Board practices and function; (iii) compliance, HSE, internal and external audits, and risk management, including Valero’s Code of Business Conduct and Ethics, and other company policies and guidelines (including on insider trading and stock ownership and retention); (iv) investor relations and financial items; (v) an overview and history of Valero; (vi) Valero’s refining operations, including an introduction to refining; (vii) Valero’s human capital management efforts; (viii) Valero’s commercial and international operations; and (ix) Valero’s low-carbon fuels operations. Holding new director orientation at Valero’s headquarters allows for new directors to interact with employees and experience our culture first hand.
The Nominating and Corporate Governance Committee recently reviewed our new director orientation program and determined that it is an effective and efficient onboarding tool and process. This determination was also supported by the positive feedback on our new director orientation received from recently onboarded directors. The effectiveness of our new director orientation program is also reassessed annually through the Board and committee evaluation process discussed directly above.

2024 PROXY STATEMENT	21

HOW OUR BOARD IS STRUCTURED, GOVERNED, AND OPERATES

DIRECTOR CONTINUING EDUCATION
We encourage our directors to attend director education programs as appropriate to stay abreast of developments in corporate governance, key board oversight areas, and board best practices. Under our Corporate Governance Guidelines, we will pay for a director’s participation in certain continuing education programs pertinent to his or her responsibilities on the Board, including a director’s membership in an organization such as the National Association of Corporate Directors in order to provide ongoing access to information and resources that foster board development and oversight. Director continuing education is also provided as follows:
•Board and Committee Presentations. During Board and/or committee meetings, Valero’s senior management team, SMEs, independent auditor, and the independent compensation consultant often make detailed presentations on relevant topics.
•Committee Reports. At Board meetings, committee chairs provide detailed reports on the matters covered during committee meetings.
•Site Visits. Directors make periodic site visits to Valero’s facilities, and we paired the Board’s meeting in September 2023 with a visit to our refinery in Port Arthur, Texas, and our renewable diesel plant adjacent thereto.
•Guest Speakers. External guest speakers present at our annual three-day strategic planning meeting, and over the past three years this has included presentations from third-party experts on topics such as climate, the future of energy, low-carbon projects and innovation, sustainability, liquid fuels, geopolitics, and public policy.
•Periodic Updates. We keep the Board apprised of updates and key information through regular communication, which in addition to periodic telephonic and electronic communications, includes (i) a weekly written update report prepared by our investor relations team that features key market and peer data, analyst commentary, and other updates, and (ii) a monthly written report from our CEO on our financial, operating, and HSE performance, and other legal, regulatory, sustainability, public policy, and business developments.

The Nominating and Corporate Governance Committee recently discussed Valero’s director continuing education in the context of climate, the future of energy, and other sustainability-related matters, cybersecurity and IT, and the current skills and experience represented on the Board.

Our Board’s Leadership Structure and Strong Independent Oversight

RECENT SEPARATION OF OUR CHAIRMAN AND CEO ROLES
The roles of Chairman of the Board and CEO are currently held by two separate individuals. From December 31, 2014 through June 30, 2023, Mr. Gorder served as both Chairman and CEO. In connection with Mr. Gorder’s decision to retire as CEO, effective as of the close of business on June 30, 2023, the Board elected Mr. Gorder as Executive Chairman and R. Lane Riggs as CEO and President, and as a member of the Board.

The Board’s Views on the CEO Transition and Executive Chairman Role

Mr. Riggs’ Qualifications and Proven Leadership. The Board feels that Mr. Riggs is well-qualified and the best choice to serve as Valero’s current CEO as evidenced through his demonstrated strong leadership and significant experience gained through his more than two decades of service at Valero. As a key member of Valero’s management team, Mr. Riggs has long played a vital role in developing and implementing the strategies that Valero has steadfastly executed for nearly a decade, which have been pivotal to Valero’s ability to provide peer-leading performance and stockholder returns. See “Proposal No. 1—Election of directors” above for more information on Mr. Riggs’ skills and experience.
Value of the Executive Chairman Role. The Board feels that Mr. Gorder’s role as Executive Chairman helps maintain effective coordination and understanding between management’s day-to-day business and operational function and the Board’s risk management, oversight, and strategy functions, and provides “stability at the top” that is particularly important at this time given the (i) significant refreshment and addition of several directors to Valero’s Board since 2016 (discussed above under “Director Refreshment and Retirement”); (ii) recent transition of the CEO, COO, and CTO roles; and (iii) powerful, complex, and quickly shifting dynamics impacting the energy industry and Valero.
Succession Plan. Our succession plan for the 2023 CEO transition from Mr. Gorder to Mr. Riggs had been in place for some time prior to its execution and it progressed as planned with the complete involvement and support of the Board.

22	2024 PROXY STATEMENT

HOW OUR BOARD IS STRUCTURED, GOVERNED, AND OPERATES

THE ROLE OF OUR EXECUTIVE CHAIRMAN
The Board feels that Mr. Gorder’s service as Executive Chairman promotes an effective transition by allowing Mr. Riggs to focus on management of Valero’s business operations and affairs, subject to the Board’s overall oversight, while Mr. Gorder focuses on governance and operations of the Board, and advising on significant company matters—playing a key role in advising on government affairs. In this role, Mr. Gorder’s primary duties and responsibilities are to:
•preside at meetings of the Board and lead the Board in effective risk management, oversight, and strategy, with input and consultation from the Lead Director, the Board’s independent committee chairs, and the CEO, where appropriate; and
•lead and manage the governance and operational decisions concerning the Board and its committees, including with respect to meeting agendas and other matters that come before the Board or its committees, in each case, with input and consultation from the Lead Director, the Board’s independent committee chairs, and the CEO, where appropriate.

OUR BOARD’S STRONG COUNTERBALANCE OF INDEPENDENT LEADERSHIP AND OVERSIGHT
Empowered Independent Directors and Committee Chairs. Each of the Board’s committees is chaired by an independent director with significant power and responsibilities and our four Board committees are fully independent. Additionally, Valero’s Corporate Governance Guidelines explicitly grant each member of the Board (i) the ability to suggest the inclusion of items on meeting agendas; (ii) the right to raise at any Board or committee meeting subjects that are not on the agenda for that meeting; and (iii) free access to Valero’s management and employees, including in executive session.
Independent Lead Director. To further balance the Executive Chairman role, the Board also has a strong independent Lead Director whose duties are described under the caption “The Role of Our Independent Lead Director” below. While our Corporate Governance Guidelines do not require the Chairman and CEO roles be split or combined, when the Chairman is not independent under the provisions of such guidelines (e.g., because they are or were within the past five years an employee of Valero), then the guidelines require the remaining independent directors thereunder to annually select an independent Lead Director. Mr. Profusek was elected by the Board’s independent directors to serve as Valero’s Lead Director during 2023. Following the recommendation of the Nominating and Corporate Governance Committee, the Board’s independent directors also selected Mr. Profusek to serve as Valero’s independent Lead Director during 2024. Mr. Profusek’s skills, experience, and other attributes are discussed further above under “Proposal No. 1—Election of directors.”

THE ROLE OF OUR INDEPENDENT LEAD DIRECTOR
The independent Lead Director’s duties and responsibilities are codified in Valero’s Corporate Governance Guidelines and include:
•serving as a liaison between the Chairman and the non-management directors;
•consulting with the Chairman on agendas for Board meetings;
•reviewing and approving information sent to the Board as and when appropriate;
•the authority to call meetings of the non-management directors;
•setting agendas and leading the discussion of regular executive session meetings of the Board outside the presence of management and providing feedback regarding these meetings to the Chairman; and
•receiving, reviewing, and acting upon communications from stockholders or other interested parties when those interests should be addressed by a person independent of management.
The Lead Director regularly communicates with the Chairman and the Board’s independent committee chairs between meetings and also provides direct input on a variety of matters, including the Board’s oversight structure, risk identification and management, and strategy. The Board feels that this approach, together with the other strong counterbalance and independent leadership factors discussed above, appropriately and effectively complement Valero’s current structure of separate Chairman and CEO roles.

ONGOING EVALUATION AND CONSIDERATION BY THE BOARD
Going forward, the Board will continue to periodically evaluate the appropriateness of its leadership structure. Although the Board has determined that the separation of the Chairman and CEO roles is appropriate in current circumstances, Valero’s governance documents do not establish this approach as a policy and, in fact, the Chairman and CEO roles have been combined for significant periods of times in the past, and Valero has also had an independent Chairman at times in the past. Such determination is made in light of the facts and circumstances applicable at such time, including the Board’s composition and risk management and oversight structure, officer and director retirements or transition periods, the risks and opportunities facing Valero, and the best interests of

2024 PROXY STATEMENT	23

HOW OUR BOARD IS STRUCTURED, GOVERNED, AND OPERATES

Valero and its stockholders and stakeholders as determined by the business judgment of the Board. The Board’s leadership, risk management, and oversight structure, including how the Board administers its risk oversight function, and the effects of this administration on the Board’s leadership structure are discussed further under “Overview of Our Risk Management and Oversight Structure” above, and under “Additional Details on Our Risk Management and Oversight Structure” below.

How Our Board is Involved in CEO and Senior Executive Succession Planning
The full Board continually works with the Human Resources and Compensation Committee to evaluate potential successors for the CEO position. Our CEO makes his recommendations and evaluations of potential successors available to the Board at all times. The Board periodically discusses CEO succession planning in executive sessions led by the independent Lead Director, both in the presence of the CEO and in sessions with only the independent directors. The Board’s deliberations also include succession planning for cases of unforeseen emergencies or the temporary disability of the CEO and other senior executives. The Human Resources and Compensation Committee assists with oversight of Valero’s management succession planning, including leadership development, and periodically reports to and engages with the Board on the topic. See “Overview of Our Board Committees” above for more information about the duties and responsibilities of the Human Resources and Compensation Committee.

How Our Director Nominees are Selected
The Nominating and Corporate Governance Committee solicits recommendations for Board candidates from a number of sources including our directors, our officers, third-party research, and retained third-party search and advisory firms. In addition, the committee will consider candidates that are submitted by stockholders in accordance with the procedures described under “Miscellaneous—Stockholder Communications, Nominations, and Proposals” below. The committee will consider all candidates properly identified through the processes described above and will evaluate each of them on the same basis. The level of consideration the Nominating and Corporate Governance Committee will extend to a stockholder’s candidate will be commensurate with the quality and quantity of information about the candidate that such stockholder provides to the committee.
Proxy Access. Our bylaws permit a stockholder, or a group of up to 20 stockholders, that has owned at least three percent of our outstanding Common Stock for at least three years to nominate and include in our proxy statement candidates for our Board, subject to certain requirements set forth in our bylaws. Each stockholder, or group of stockholders, may nominate candidates for director, up to a limit of the greater of two or 20 percent of the number of directors on the Board. Any nominee must meet the qualification standards referred to in our bylaws. The procedures for nominating a candidate pursuant to our proxy access provisions are described under “Miscellaneous—Stockholder Communications, Nominations, and Proposals” below.
Our Corporate Governance Guidelines vest the Nominating and Corporate Governance Committee with responsibility for reviewing the composition of the Board as well as the qualifications of the individual members of the Board and its various committees. This review includes consideration of all relevant factors, including the committee’s assessment of applicable independence standards and considerations, potential conflicts with applicable laws or regulations, or with Valero’s interests, and the individual’s character, judgment, integrity, ability to contribute to the effective functioning of the Board and a particular committee, age, skills (including financial literacy, among others), unique experience, and other attributes in the context of the Board ‘s overall needs at such time. See the disclosures under “What We’re Doing on Cybersecurity/IT, Compliance, and Human Capital Management—Human Capital Management Highlights” above for additional information.
Each candidate must meet certain minimum qualifications, including:
•strong ethical principles and integrity;
•the ability to dedicate sufficient time, energy, and attention to the performance of applicable duties, taking into consideration our overboarding policy discussed above; and
•skills, experience, and other attributes complementary to those of our existing Board members; in this regard, consideration is given to the Board’s overall need at such time for particular skills, experience, and attributes.
Based on this initial evaluation, the Nominating and Corporate Governance Committee will generally determine whether to interview a proposed candidate and, if warranted, will recommend that one or more of its members, other members of the Board, and/or senior executives at Valero, as appropriate, interview the candidate. Following additional review and discussion with the Board and senior executives at Valero, as appropriate, the committee ultimately determines its list of director nominees, if any, and recommends any such list of one or more nominees to the full Board for consideration and approval. The effectiveness of these and other Valero governance principles and documents, as well as the performance of the Board and its committees, are assessed on an annual basis through the process discussed under “Annual Board and Committee Evaluation Process” above.

24	2024 PROXY STATEMENT

HOW OUR BOARD IS STRUCTURED, GOVERNED, AND OPERATES

We believe that individuals from different backgrounds with a variety of talents, skills, experience, education, and perspectives help create diverse, innovative, and engaged teams, which provide strengths and advantages for our success. This is equally true in the boardroom and the Board benefits from and values directors from different backgrounds with a variety of talents, experience, education, and perspectives. To promote the Nominating and Corporate Governance Committee’s ability to effectively cast a wide net when searching for director candidates, the committee amended its charter to require that the initial list of candidates (which is not limited in number) from which a director is nominated include, but need not be limited to, diverse qualified candidates. This requirement is communicated, as necessary, to any third parties assisting with director searches and is also implemented through the execution by the Nominating and Corporate Governance Committee of its oversight responsibilities concerning Valero’s director search process.

Additional Details on Our Risk Management and Oversight Structure

FULL BOARD OVERSIGHT
Valero’s Risk Management and Oversight is a Responsibility of the Full Board. The Board exercises its risk management and oversight responsibilities directly and through its committees. The Board considers risks over a variety of time frames based on the Board’s business judgment regarding the scope, magnitude, and immediacy of the risks in light of the facts and circumstances applicable at such time, which is informed by the following processes and items, among others.
Review and Discussion of Important Matters. Management and the Board regularly evaluate and discuss topics of current relevance and importance to Valero, and the Board often requests additional reading material or reports on such items. The full Board periodically reviews and discusses various HSE, public policy, sustainability, and climate-related matters directly, and regularly discusses such matters through the Sustainability and Public Policy Committee, the meetings of which are often attended by all directors.
Annual Three-Day Strategic Planning Meeting. The Board also discusses significant risks, opportunities, and strategies at the Board’s annual three-day strategic planning meeting with management, which allows for an in-depth annual assessment; and discussion of (i) the key risks and opportunities facing Valero; (ii) the adequacy of Valero’s strategy and practices in light thereof; and (iii) the strategic priorities of Valero and the risks to Valero’s successful execution of its strategy. In particular, while Valero’s low-carbon fuels strategy is a topic that is a priority and focus for the full Board throughout the year, it has also been one of the key topics of our annual strategic planning meeting for the past three years. In addition to receiving and discussing reports from management in strategic planning sessions during such meeting, Valero invites, and the Board is able to interact with and ask questions of, third-party experts and Valero SMEs, who deliver reports on the risks and opportunities facing Valero over a variety of time frames, including those related to climate, the future of energy, low-carbon projects and innovation, sustainability, liquid fuels, geopolitics, and public policy.
Committee Reports. The full Board (or appropriate Board committee) regularly receives reports from committee chairs and management to enable the Board (or committee) to assess Valero’s risk identification, management, and oversight processes and strategies. When a report is vetted at the committee level, the chair of that committee then reports on the matter to the full Board, which often results in additional review and discussion thereof with the full Board. Committee chairs also periodically deliver reports at meetings of the Sustainability and Public Policy Committee on topics relevant to such committee, and this is a standing agenda item for the Sustainability and Public Policy Committee. This enables the full Board and its committees to efficiently and effectively coordinate the full Board’s risk management and oversight role over a wide array of topics.
Engagement, Education, and Skills and Experience. Valero’s risk management and oversight is also informed and enhanced by (i) the continual feedback that management and the Board receives from our stockholder and stakeholder engagements; (ii) our robust continuing director education efforts; (iii) the effective mix of knowledge, skills, and experience brought by our directors; and (iv) the other matters discussed throughout this “Additional Details on Our Risk Management and Oversight Structure” discussion.

BOARD OVERSIGHT— HSE, PUBLIC POLICY, SUSTAINABILITY, AND CLIMATE
Integrated and Multidisciplinary Approach to Oversight. The challenges and opportunities presented by sustainability and climate-related matters are particularly broad-ranging, complex, and interrelated, and as a result often overlap across multiple areas of respective responsibility of each of our Board committees. In order to manage and oversee such matters, each of the Board’s committees assists the full Board with oversight of certain sustainability and climate-related matters within its area of respective responsibility and expertise. Public policy, sustainability, and climate-related matters are a particular focus of the Sustainability and Public Policy Committee, and such matters have been discussed at every meeting the committee has ever held. The committee also receives, at least annually, a report on Valero’s HSE efforts and climate lobbying and political activities.

2024 PROXY STATEMENT	25

HOW OUR BOARD IS STRUCTURED, GOVERNED, AND OPERATES

Tailored Structure and Codification of Duties. The structure and composition of the Sustainability and Public Policy Committee was specifically tailored to enhance the Board’s oversight of HSE, public policy, sustainability, and climate-related matters, and its committee charter codifies its oversight and responsibilities with respect to such matters. In order to provide knowledge and insight from each of the Board’s committees, as well as its senior independent leadership, and facilitate collaboration and coordination with the full Board and among the Board’s other committees, the Sustainability and Public Policy Committee is comprised of five independent members, consisting of Ms. Majoras (as the committee’s current chair), the chairs of each of the Board’s other committees, and Valero’s Lead Director. We also encourage, but do not require, all directors to attend meetings of the Sustainability and Public Policy Committee. This structure allows the HSE, public policy, sustainability, and climate-related matters discussed at Sustainability and Public Policy Committee meetings to permeate all of the meetings and discussions of the Board and its other committees and facilitates effective of oversight of such matters.

BOARD OVERSIGHT— CYBERSECURITY/IT
At least once annually, the heads of our information security and internal audit teams provide a report to the Audit Committee on (i) cybersecurity and IT risks, as well as Valero’s information security operations, structure, and framework; (ii) various cybersecurity and IT metrics; (iii) Valero’s cybersecurity and information security management and improvement efforts; (iv) future projects; and (v) Valero’s governance and assessments related to cybersecurity and IT. The chair of Audit Committee reports to the full Board a summary of the information presented by the heads of our information security and internal audit teams during their cybersecurity update. Periodically, the Board also receives reports on such matters directly.

BOARD OVERSIGHT— COMPLIANCE, ETHICS, AND CORPORATE CONDUCT
Regular Board and Committee Updates and Reports. Generally, at most regularly scheduled meetings of the Audit Committee, Valero’s Chief Compliance Officer (who reports directly to our General Counsel (“GC”)) provides a compliance update on Valero’s global compliance and ethics program, including updates with respect to Valero’s compliance and ethics-related policies, initiatives, and trainings. The chair of the Audit Committee then, generally after such meetings, provides a committee report to the full Board on the matters presented during this compliance and ethics update. Under the Audit Committee’s charter, the Chief Compliance Officer has the authority to communicate directly to the Audit Committee.
Monitoring of Global Compliance and Ethics Program. The Audit Committee monitors Valero’s global compliance and ethics program and its effectiveness in detecting and preventing violations of Valero’s Code of Business Conduct and Ethics and other company policies, applicable law, and other misconduct. Valero has processes in place to vet its business partners, including expanded compliance checks and sanctions screening.
Anonymous Internal and External Ethics Helpline. The Audit Committee has also established procedures for the receipt, retention, and treatment of complaints regarding accounting and auditing matters, and other suspected or known unethical behavior or violations of Valero’s company policies (such as its Code of Business Conduct and Ethics), including a method for anonymous submission through a third-party operated “Ethics Helpline” that is available in English, French, and Spanish. Valero provides employees, directors, business partners, and others in our supply chain access to this external helpline and strives to ensure that reports into the Ethics Helpline are followed up on, kept confidential, and can be made anonymously and without fear of retaliation.

26	2024 PROXY STATEMENT

RISK ASSESSMENT OF COMPENSATION PROGRAMS

Our incentive compensation programs are designed to effectively balance risk and reward. When assessing risk, we consider both cash compensation payable under our annual incentive bonus plan/program as well as long-term incentives that are awarded under our equity compensation plan. We also consider the mix of award opportunities (i.e., short- versus long-term), performance targets and metrics, the target-setting process, and the administration and governance associated with our plans. We do not believe that our compensation policies and practices are reasonably likely to have an adverse effect on Valero. Features of our compensation programs that we believe mitigate excessive risk-taking include:
•a cap on overall performance share payouts at 100 percent of target when Valero’s TSR is negative over the performance period;
•the mix between fixed and variable, annual and long-term, and cash and equity compensation, which is designed to encourage strategies and actions that are in Valero’s long-term best interests;
•determination of incentive awards based on a variety of indicators of performance, thus diversifying the risk associated with a single indicator of performance;
•incorporation of relative TSR into our LTI program, calibrating pay and performance relationships to companies that include those facing the same or similar market forces as Valero;
•multi-year vesting periods for equity incentive awards, which encourage focus on sustained growth and earnings;
•maximum payout ceilings under our annual bonus program and performance share awards;
•restricted stock awards that help contain volatility of incentive awards and further align executives’ interests with long-term stockholder value creation; and
•our compensation-related policies, including our Executive Compensation Clawback Policy and Stock Ownership and Retention Guidelines discussed below under “Compensation Discussion and Analysis—Compensation-Related Policies,” and our other compensation governance practices discussed under “Compensation Discussion and Analysis—Adoption of Compensation Governance Best Practices.”

2024 PROXY STATEMENT	27

COMPENSATION DISCUSSION AND ANALYSIS

Robust Say-On-Pay Engagement and Response	28	Elements of Executive Compensation	42
Executive Compensation in Summary	29	Benchmarking Competitive Pay Levels	43
2023 CEO and Other Leadership Transitions	29	Role of Individual Performance and Personal Objectives	43
Elements of Executive Compensation—Summary	30	Relative Size of Major Compensation Elements	43
Pay for Performance Alignment Relative to Peers	33	Base Salaries	44
Executive Compensation Design Elements	35	Annual Incentive Bonus	44
Performance Outcomes for 2023	36	Long-Term Incentive Awards	51
Executive Compensation—HSE, Sustainability, and Climate	37	Perquisites and Other Benefits	58
Adoption of Compensation Governance Best Practices	38	Post-Employment Benefits	59
Administration of Executive Compensation Program	39	Accounting and Tax Treatment	60
Peer Group and Benchmarking Data	39	Compensation-Related Policies	60
Process and Timing of Compensation Decisions	41

Compensation Discussion and Analysis—Overview & Summary
Robust Say-On-Pay Engagement and Response
We value feedback from our stockholders and stakeholders on our executive compensation program and carefully consider the results of our annual say-on-pay vote. The Board and the Human Resources and Compensation Committee view in-depth conversations with stockholders and stakeholders as valuable opportunities to examine our executive compensation program. The robust ESG/compensation engagement efforts we undertook over the course of 2023 and into 2024 consisted of:
•offering dialogue to our 100 largest stockholders*;
•engaging with stockholders that collectively held approximately 50 percent of our Common Stock*; and
•holding at least 67 different meetings with stockholders and proxy advisory firms, many of which included the participation of senior leadership on our Board and/or members of our senior management team.
*Measurements reflect our reasonable determinations based on available data and information.
Feedback from robust engagement in 2022 and 2023 resulted in several executive compensation design modifications that the Human Resources and Compensation Committee incorporated to improve alignment of executive pay to Valero’s performance. Details of stockholder comments received and the actions taken in response are below:

What We Heard	Actions Taken in Response

Relative TSR target should be set higher than the median TSR performance of the peers (50th percentile).	We have elevated the target relative TSR performance for Valero’s performance shares to be above the median of the peer group.(1)

Performance share vesting should be capped at targeted levels if Valero’s TSR is negative.	We now apply a cap on overall performance share payouts at 100 percent of target if Valero’s TSR is negative over the performance period.(1)

Increase alignment of Valero senior executives’ equity compensation with the long-term interest of stockholders.
We enhanced our Stock Ownership and Retention Guidelines by increasing the required value of Valero Common Stock owned by senior executives as a multiple of salary by 50 percent above previous levels.(2)

Footnotes:
(1)Began with February 2023 grants.
(2)See the disclosures under the caption “Stock Ownership and Retention Guidelines” below for more details on enhancements to our guidelines.
Based on Valero’s robust say-on-pay engagement and response, Valero received 94.2 percent say-on-pay approval for its 2022 executive compensation.

28	2024 PROXY STATEMENT

COMPENSATION DISCUSSION AND ANALYSIS

Executive Compensation in Summary
This summary highlights information contained elsewhere in this proxy statement and does not contain all of the information you should consider. Please carefully read the entire proxy statement before voting. More information regarding our 2023 performance can be found in our Annual Report on Form 10-K for the year ended December 31, 2023. More information on growth capital investments attributable to Valero (often referred to as “CapEx” in this Compensation Discussion and Analysis) for 2023, 2022, and 2021 can be found in our Annual Reports on Form 10-K for the years ended December 31, 2023, 2022, and 2021, respectively. The term “Committee” in this Compensation Discussion and Analysis refers to the Human Resources and Compensation Committee. Certain defined terms used in this Compensation Discussion and Analysis are defined elsewhere in this proxy statement.

2023 CEO AND OTHER LEADERSHIP TRANSITIONS
Following a comprehensive CEO succession planning process undertaken by Valero’s Board, effective as of the close of business on June 30, 2023, the Board elected R. Lane Riggs as CEO and President (and as a member of the Board), replacing Joseph W. Gorder, who retired as CEO but retained his role as Chairman of the Board (through his election by the Board as Executive Chairman, as discussed further above under “How Our Board is Structured, Governed, and Operates—Our Board’s Leadership Structure and Strong Independent Oversight”). The Board feels that Mr. Riggs is well-qualified and the best choice to serve as Valero’s current CEO as evidenced through his demonstrated strong leadership and significant experience gained over his more than two decades of service with Valero. As a key member of Valero’s management team, Mr. Riggs has long played a vital role in developing and implementing the strategies that Valero has steadfastly executed for nearly a decade, which have been pivotal to Valero’s ability to provide peer-leading performance and stockholder returns. See “Proposal No. 1—Election of directors” above for more details on Mr. Riggs’ skills and experience. The Board also elected Gary K. Simmons as Executive Vice President and COO, effective July 20, 2023, replacing Mr. Riggs in his previous role of COO. Mr. Simmons previously served as Executive Vice President and Chief Commercial Officer. In conjunction with the elections to their new respective roles, the Committee made compensation recommendations to the full Board for Messrs. Gorder and Riggs (which were subsequently approved by the Board’s independent directors), and approved compensation changes for Mr. Simmons, as described below (all such changes are described in further detail later in this Compensation Discussion and Analysis).
Mr. Gorder’s compensation as Executive Chairman was determined after considering broad market practices from the S&P 500 for similar roles, along with pay levels for the Executive Chairman role resulting from recent CEO transitions at peers, and established those targets based on those principles.
Human Resources and Compensation Committee and Board Decisions for Mr. Gorder as Executive Chairman
•Decrease of annualized base salary to $1,080,000, effective July 1, 2023.
•No changes to the percentage targets for the annual incentive bonus (160% of salary) or long-term incentives (700% of salary) and no transitional grant of long-term incentives (as such, the target dollar value of both the annual incentive bonus and long-term incentives award decreased in direct proportion to the salary reduction; see details of the 2023 annual incentive bonus under the caption “Annual Incentive Bonus” below).
Human Resources and Compensation Committee and Board Decisions for Mr. Riggs as CEO and President
•Increase of annualized base salary to $1,425,000, effective July 1, 2023.
•Increase of annual incentive bonus target from 110% to 160% of base salary (with the 2023 bonus opportunity prorated for the time in each role; see details of the 2023 annual incentive bonus under the caption “Annual Incentive Bonus” below).
•Increase in long-term incentives award target value from 550% to 700% of base salary, effective July 1, 2023.
•A transitional grant of long-term incentives valued at $2,031,250, representing an amount equal to the difference between the sum of the target values for his pre-transition and post-transition roles (each with six-month proration), minus the target value of the annual grant of long-term incentives he received in February 2023 ($5,912,500). The transitional grant was split 50/50 on a share count and value basis between restricted stock and performance shares. The full-year combined grant target value of $7,943,750 reflects the value intended to be delivered based on the time spent in each role in 2023. Aside from this grant that equalized Mr. Riggs’ 2023 long-term incentive opportunity for the two roles he served in during 2023, there was no supplemental grant of long-term incentives associated with his promotion to CEO.
Human Resources and Compensation Committee Decisions for Mr. Simmons as COO
•Increase of annualized base salary to $900,000, effective July 20, 2023.
•No change to annual incentive bonus target of 100% of base salary (with the 2023 bonus opportunity based on his pre-transition and post-transition salaries, prorated at six months each; see details of the 2023 annual incentive bonus under the caption “Annual Incentive Bonus” below).

2024 PROXY STATEMENT	29

COMPENSATION DISCUSSION AND ANALYSIS

•Increase in long-term incentives award target from 325% to 450% of base salary for the final six months of 2023.
•A transitional grant of long-term incentives valued at $802,188, representing an amount equal to the difference between the sum of the target values for his pre-transition and post-transition roles (each with six-month proration), minus the target value of the annual grant of long-term incentives he received in February 2023 ($2,445,625). The transitional grant was split 50/50 on a share count and value basis between restricted stock and performance shares. The full-year combined grant target value of $3,247,813 reflects the value intended to be delivered based on the time spent in each role in 2023. Aside from this grant that equalized Mr. Simmons’ 2023 long-term incentive opportunity for the two roles he served in during 2023, there was no supplemental grant of long-term incentives associated with his promotion to COO.
Fifty percent of the share count (and target value) of the transitional grants of long-term incentives awarded to Mr. Riggs and Mr. Simmons was delivered in performance shares that vest contingent upon the Human Resources and Compensation Committee’s certification of Valero’s achievement of objective performance goals (the remaining fifty percent was delivered in restricted stock). As described in further detail below, target grant values for each NEO differ from amounts disclosed in the Summary Compensation Table in this proxy statement due to several factors.

VALERO’S COMPENSATION PHILOSOPHY

☑	Tightly link company performance and executive pay	☑	Balance compensation over short- and long-term
☑	Align the interests of executives and stockholders	☑	Facilitate retention of top executive talent
☑	Manage risk and adopt best practices in executive pay	☑	Advance HSE, sustainability, and climate-related objectives through executive incentives

ELEMENTS OF EXECUTIVE COMPENSATION—SUMMARY
The primary elements of our 2023 executive compensation program are summarized in the table below.

Element	Form	Key Characteristics
Base Salary	Cash
•Takes into consideration scope and complexity of the role, peer market data, experience of the incumbent, and individual performance and circumstances
•Aligned with competitive practices in order to support recruitment and retention of top talent

Annual Incentive Bonus Program	Performance-Based Cash
•Variable component of annual pay focused on achievement of short-term annual financial, operational, and strategic objectives that are critical drivers for safe and reliable operations, returns to stockholders, the disciplined use of capital, and achievement of HSE, sustainability, and climate-related goals

Long-Term Incentive Program	Performance Shares (50%)
•Measures relative TSR against a twelve-member Performance Peer Group (inclusive of Valero) across a three-year period and two unique metrics related to low-carbon goals
•Incentivizes stockholder returns and commitment to our low-carbon objectives, including reductions/displacements of GHG emissions and investments in low-carbon initiatives
•Value delivered is driven by TSR performance relative to relevant peers and by our progress in advancing our low-carbon fuels strategy

	Restricted Stock (50%)	•Value delivered is driven by absolute performance of Valero Common Stock and returns to stockholders through dividends •Aids in retention of critical talent •Vests 1/3 per year over three years

Fixed	Variable

30	2024 PROXY STATEMENT

COMPENSATION DISCUSSION AND ANALYSIS

Target Total Pay
The Committee administers executive compensation such that each executive’s Target Total Pay is within a reasonable range of the median of the most recently available role-specific market data provided by the Committee’s independent executive compensation consultant. Target Total Pay represents in aggregate the three primary elements of our executive compensation program as listed and summarized in the prior table (salary, annual incentive bonus, and long-term incentives). Each element is administered independently with reference to competitive market data and with consideration of other factors as discussed further in this Compensation Discussion and Analysis. Target Total Pay for 2023 for our NEOs (as defined below) is listed in the table below, assuming, in the case of Messrs. Gorder, Riggs, and Simmons, that such individuals were in the role they were in as of December 31, 2023, for the entire year. Target Total Pay for Messrs. Gorder, Riggs, and Simmons thus reflects the annualized pay targets for their respective post-transition roles of Executive Chairman, CEO, and COO, respectively.

Target Total Pay represents the target pay levels considered by the Committee for NEOs before accounting for short- and long-term performance outcomes.

		Salary (Dec. 31, 2023) ($) (1)	Target Annual Incentive Bonus ($) (1)	Target Long-term Incentives (Stock Awards) ($) (2)	Target Total Pay ($)

Riggs	CEO	1,425,000	2,280,000	9,975,000	13,680,000
Fraser	Chief Financial Officer (“CFO”)	925,000	925,000	4,162,500	6,012,500
Simmons	COO	900,000	900,000	4,050,000	5,850,000
Thomas (3)	CTO	725,000	616,250	1,993,750	3,335,000
Walsh	GC	675,000	573,750	1,856,250	3,105,000
Gorder (4)	Executive Chairman	1,080,000	1,728,000	7,560,000	10,368,000
Footnotes:
(1)Represents “Salary” in the table above multiplied by the executive’s target bonus percentage as described below under the caption “Annual Incentive Bonus.” For Messrs. Gorder, Riggs, and Simmons, “Salary” and “Target Annual Incentive Bonus” in the table above reflect full-year annualized values assuming such individuals were in their post-transition role for the entire year.
(2)Represents “Salary” in the table above multiplied by the executive’s target LTI percentage with potential performance-related adjustments as described below under the caption “Long-Term Incentive Awards.” The values shown also represent the awarded value of the 2023 LTI grants as administered to each NEO, other than Messrs. Gorder, Riggs, and Simmons, for which target LTIs in the table above reflect annualized values assuming such individual was in their post-transition role for the entire year. See “Pre-Role Transition LTI Grants” and “Role Transition LTI Grants” below for more information, including actual 2023 target values awarded to Messrs. Gorder, Riggs, and Simmons.
(3)Ms. Thomas retired effective January 2, 2024.
(4)Mr. Gorder retired as CEO and was elected as Executive Chairman each effective as of the close of business on June 30, 2023.
The total compensation (and certain pay values that it encompasses) for each executive as disclosed in the Summary Compensation Table in this proxy statement differ from the Target Total Pay (and certain target pay values that it encompasses) as listed in the preceding table primarily due to the following factors.
•The values disclosed in the Summary Compensation Table for “Salary,” “Stock Awards,” “Non-Equity Incentive Plan Compensation,” and “Total” compensation for Messrs. Gorder, Riggs, and Simmons reflect the sum totals for each across both pre-transition and post-transition roles and are calculated in accordance with SEC disclosure requirements, whereas the values disclosed in the table above for Target Total Pay (for each individual pay element) reflect the annualized values associated with the respective post-transition roles of Messrs. Gorder, Riggs, and Simmons.
•Target Total Pay excludes values associated with certain retirement benefits that are included in the Summary Compensation Table, which can change significantly year-to-year due to actuarial assumptions and other factors (see the “Change in Pension Value and Non-qualified Deferred Compensation Earnings” column of the Summary Compensation Table and related footnotes). Also excluded are the “All Other Compensation” perquisites and benefits disclosed in the Summary Compensation Table.
•The values disclosed in the Summary Compensation Table for LTI awards are calculated in accordance with SEC disclosure requirements and can differ substantially from the values calculated for Target Total Pay, which are used for assessing compensation levels. Most notably, the disclosed values for performance shares in the Summary Compensation Table represent three different tranches from three different awards as part of the annual grant cycle (granted in 2021,

2024 PROXY STATEMENT	31

COMPENSATION DISCUSSION AND ANALYSIS

2022, and 2023), and transitional awards granted on July 1, 2023, and July 20, 2023, to Messrs. Riggs and Simmons, respectively, in connection with their new roles, each of which include adjustments for predicted performance (see footnote (2) of the Summary Compensation Table for further details), whereas the value of performance shares within the target LTI element of Target Total Pay represents (for Messrs. Fraser and Walsh, and Ms. Thomas) both the target award and the full 2023 award grants, which was administered based on our average closing stock price for the 15 consecutive trading days ending the day before the grant date. 2023 Target Total Pay for Messrs. Gorder, Riggs, and Simmons reflects annualized amounts assuming they had been in their post-transition role for all of 2023. For example, in 2023 the value disclosed for restricted stock and performance shares within the “Stock Awards” column of the Summary Compensation Table for Mr. Fraser was approximately $1.13 million higher than the comparable Target Total Pay value. The values disclosed in the “Stock Awards” column of the Summary Compensation Table for Messrs. Gorder, Riggs, and Simmons also differ substantially from the comparable Target Total Pay values, which are annualized amounts assuming they had been in their post-transition roles for all of 2023. See the Grants of Plan-Based Awards Table and related footnotes for more details on 2023 LTI grants under SEC disclosure rules, and “Pre-Role Transition LTI Grants” and “Role Transition LTI Grants” below for more details on target values awarded.
Other factors contributing to differences between the disclosed values in the Summary Compensation Table and the values shown within Target Total Pay include the actual annual bonus amount earned for performance versus the target annual incentive bonus value and, for restricted stock grants, the difference between the stock price associated with the grant date fair value of the award (as required for the Summary Compensation Table disclosure) and the stock price used to determine the number of restricted shares granted in order to achieve the target value.
EXECUTIVE PAY IN SUMMARY
The following charts summarize year-over-year changes to Target Total Pay* from 2021 through 2023 for our CEO (as of December 31) and our other non-CEO named executive officers listed in the Summary Compensation Table for such year (in average) (such individuals, “NEOs” or “named executive officers”). “CEO Pay” for 2021 and 2022 reflects Target Total Pay* for Mr. Gorder while serving as CEO, and “CEO Pay” for 2023 reflects Target Total Pay* for Mr. Riggs, who was elected as CEO in mid-2023. The “Avg of other non-CEO NEOs” for all years reflects average Target Total Pay* for NEOs not serving as CEO at any time during the year.
* Target Total Pay for 2023 is based on pay levels as of December 31, 2023, as if such pay levels were in place for all of 2023.

Target Total Pay for our CEO remained flat from 2021 to 2022 (for Mr. Gorder), and then was reduced in 2023 (for Mr. Riggs) as a reflection of the difference in experience within the role.

32	2024 PROXY STATEMENT

COMPENSATION DISCUSSION AND ANALYSIS

The small decrease in Target Total Pay from 2022 to 2023 for the other non-CEO NEOs (as shown in average) primarily reflects changes to the non-CEO NEO composition from 2022 to 2023 in connection with the CEO transition from Mr. Gorder to Mr. Riggs in 2023.

PAY FOR PERFORMANCE ALIGNMENT RELATIVE TO PEERS
Valero’s executive pay program is designed to reward executives for superior company performance. The program design emphasizes variable incentive pay (delivered through annual and long-term incentives) such that an executive’s pay ultimately realized is significantly dependent upon the achievement of both absolute and relative performance measures.
The table below shows relative performance and pay versus companies within our Compensation Comparator Peer Group over the five-year period ending in 2022 (results through 2023 cannot be determined until 2023 executive pay for all comparator companies is disclosed in 2024 proxy statements). We assess this relative performance and pay by (i) comparing our TSR relative to our peers (for measuring relative performance), and (ii) by comparing “realizable” pay for our executives relative to “realizable” pay for the executives of our peers (for measuring relative pay) as set forth below. Because relative performance and pay versus peer companies is measured over the five-year period ending in 2022, the “realizable” pay within both the CEO comparison and the Top-5 Executives comparison includes pay levels only for Mr. Gorder as CEO. The Committee regularly reviews additional third-party pay and performance alignment analyses to assess the pay and performance relationship and to ensure our executive compensation program is producing the desired pay and performance alignment outcomes.

After engaging with the independent compensation consultant, we believe our executive compensation is tightly aligned with performance relative to the peers below.

Valero’s Percentile Ranking vs. Peers(1)
Timeframe	Role	Relative TSR Performance vs. Peers	Relative Pay(2) vs. Peers

5 Years (ending in 2022)	CEO	77th percentile	69th percentile
	Top-5 Executives(3) (including CEO)	77th percentile	62nd percentile
Footnotes:
(1)Reflects the 2023 Compensation Comparator Peer Group of 14 peers as described under the caption “Peer Group and Benchmarking Data” below. Peer company Dow Inc. is excluded from the analysis as 5-year pay and performance data is not available prior to its 2019 spin-off.
(2)Represents “realizable” pay as reported in company annual proxy statements and includes: salaries; annual bonuses earned; long-term incentive awards that have vested or been exercised; the increase/decrease in long-term incentive awards that are still outstanding; and one-off payments like severance to outgoing executives and sign-on awards for incoming executives.
(3)Pay comparisons are drawn against the “Top-5” group of executives at Valero and the peers, inclusive of the CEO, the CFO, and the three highest-paid other named executive officers as disclosed in the respective proxy statements for each year within the five year measurement period. The calculations are conducted on the cumulative pay of each company’s five most highly compensated named executive officers. In cases in which a company included more than five named executive officers in their pay disclosures only the five most highly paid executives were included, in order to maintain consistency across all companies.

2024 PROXY STATEMENT	33

COMPENSATION DISCUSSION AND ANALYSIS

The following chart illustrates the CEO five-year relationship between relative pay and relative performance versus the peers through 2022 (referenced in footnote (1) above) and shows that CEO pay and company performance were aligned over this time period:

CEO - 5-Year Cumulative Real Compensation Percentile vs.
Cumulative Total Shareholder Return Percentile
(1/1/18–12/31/22)
Real Compensation Percentile
Total Shareholder Return Percentile
100%
90%
80%
70%
60%
50%
40%
30%
20%
10%
0%
0%
10%
20%
30%
40%
50%
60%
70%
80%
90%
100%
Compensation Delivery Exceeds Shareholder Returns
Pay for Performance Aligned
Shareholder Returns Exceed Compensation Delivery
ConocoPhillips
Chevron
General Motors
Exxon Mobil
Valero Energy Corporation
Lockheed Martin
RTX Corp
Halliburton
Marathon Petroleum
Occidental Petroleum
Phillips 66
HF Sinclair
EOG Resources
LyondellBasell Industries

Five-year pay history reflects Mr. Gorder’s cumulative “realizable” pay during this period as our CEO.

34	2024 PROXY STATEMENT

COMPENSATION DISCUSSION AND ANALYSIS

The following chart illustrates the top five named executive officers’ five-year relationship between relative pay and relative performance versus the peers through 2022 (referenced in footnote (1) above) and also shows that pay and performance for the top-five named executive officers were aligned for this time period:

Top 5 NEOs - 5-Year Cumulative Real Compensation Percentile vs.
Cumulative Total Shareholder Return Percentile
(1/1/18–12/31/22)
Real Compensation Percentile
Total Shareholder Return Percentile
100%
90%
80%
70%
60%
50%
40%
30%
20%
10%
0%
0%
10%
20%
30%
40%
50%
60%
70%
80%
90%
100%
Compensation Delivery Exceeds Shareholder Returns
Pay for Performance Aligned
Shareholder Returns Exceed Compensation Delivery
ConocoPhillips
Chevron
Exxon Mobil
Lockheed Martin
General Motors
Valero Energy Corporation
Marathon Petroleum
Halliburton
Phillips 66
RTX Corp
Occidental Petroleum
HF Sinclair
EOG Resources
LyondellBasell Industries

Five-year pay history reflects the cumulative pay of top-5 NEOs’ (including Mr. Gorder as CEO) “realizable” pay during this period.

EXECUTIVE COMPENSATION DESIGN ELEMENTS
Annual Incentive Bonus Program*

Component	Metric(s)	Weight	Outcome Range
Financial	EPS, adjusted**	40%	0% - 200%
Operational	a) Health, Safety, and Environment (HSE) b) Mechanical Availability c) Refining Cash Operating Expense Management	40%	0% - 200%
Strategic	Array of Initiatives, including ESG efforts and improvement	20%	0% - 200%
COMBINED:		100%	0% - 200%
*Our annual incentive bonus plan and matters related thereto are often referred to herein as our annual incentive bonus program.
**Earnings per share (“EPS”) attributable to Valero stockholders, adjusted assumes dilution and excludes certain special items, as discussed in further detail below.

2024 PROXY STATEMENT	35

COMPENSATION DISCUSSION AND ANALYSIS

Target Pay Mix - CEO

Variable Pay
10%
17%
73%
Salary
Annual Incentive Bonus
Long-Term Incentives

Long-Term Incentive Program
50%	50%
Performance Shares	Restricted Stock

•Primary performance measure: Relative TSR vs. Performance Peer Group
•Secondary performance measure: Energy Transition modifier tied to GHG emissions reductions/displacements and growth capital deployed for low-carbon initiatives
•Range of payout: 0% to 200% of target
•3-yr ratable vesting, with no re-testing
•Value ultimately realized increases/decreases with the Valero Common Stock price movement and dividends paid •3-yr ratable vesting
90 percent of CEO Target Total Pay for 2023 is at risk (variable)*
* Target Total Pay for 2023 is based on pay levels as of December 31, 2023, as if such pay levels were in place for all of 2023.

PERFORMANCE OUTCOMES FOR 2023
Significant Business and Organizational Achievements Related to Compensation Targets*:
•Earned $24.92 per share ($24.90 per share excluding special items, as discussed further below), the second highest in company history.
•Returned over $6.6 billion to stockholders through stock purchases totaling approximately $5.2 billion and dividend payments of approximately $1.5 billion.
•Achieved best-ever environmental performance as measured through our refinery environmental scorecard incidents metric.
•Achieved best-ever mechanical availability in the refining segment, at 97.4 percent.
•Successfully completed and started up the new crude coking unit at the Port Arthur, Texas refinery, which enhances its ability to process incremental volumes of heavy crudes and residual feedstocks, while also improving turnaround efficiency.
•Identified over $169 million in cost savings and avoidance across the organization.
•Deployed over 40 percent of growth CapEx attributable to Valero (as discussed further below) for low-carbon initiatives in 2023.
•Initiated investment and construction on a $315 million large-scale project to produce SAF at our renewable diesel plant in Port Arthur, Texas. This project is expected to be completed in the first quarter of 2025 and is also expected to give the plant the optionality to upgrade approximately 50 percent of its current 470 million gallon renewable diesel annual production capacity to SAF, which is expected to make it one of the largest SAF manufacturers in the world.
•Set an annual record for renewable diesel sales volumes.
*See the disclosures under “What We’re Doing on GHG Emissions and Climate” above, including the footnotes and cross-references therein, and the discussions of our performance outcomes under the captions “Annual Incentive Bonus” and “Long-Term Incentive Awards” in this Compensation Discussion and Analysis for more details on our recent accomplishments.

36	2024 PROXY STATEMENT

COMPENSATION DISCUSSION AND ANALYSIS

EXECUTIVE COMPENSATION—HSE, SUSTAINABILITY, AND CLIMATE
Valero has continuously included quantitative environmental and safety performance measures within its annual incentive bonus program for 12+ years. In 2020, the annual incentive bonus program was modified to reward additional sustainability-related efforts and improvement. In 2021, we again strengthened the ties between executive compensation and sustainability and climate-related priorities through the addition of a quantitative Energy Transition measure to the performance share component of our long-term incentive program. The following table summarizes the HSE, sustainability, and climate-related components of Valero’s executive compensation program for 2023. The details of each component and 2023 results are further described under the captions “Annual Incentive Bonus” and “Long-Term Incentive Awards,” respectively, in this Compensation Discussion and Analysis.

Compensation Program	Element	Weighting/Impact	Key Characteristics
Annual Incentive Bonus (Short-Term Incentives)	Health, Safety, and Environment Metric within the Operational Component	13.3 percent of annual incentive bonus
•Consists of seven separately weighted measures featuring both “leading” and “lagging” indicators across three operational groups (separate from reportable segments): Refining, Ethanol, and Logistics
•Leading indicator metrics promote management behaviors including progress against pre-established criteria for inspections and action-items, which have proven to result in improved environmental and safety outcomes
•Lagging indicators include “Environmental Scorecard Incidents” measuring the number of incidents reportable to regulatory agencies*; and Tier 1 Process Safety Event Number/Rate, which is a metric defined by the American Petroleum Institute (“API”) that looks at process safety events per 200,000 working hours (for rate)

Annual Incentive Bonus (Short-Term Incentives)	Strategic Execution	20 percent of annual incentive bonus
•Includes “ESG Efforts & Improvement” as one of five key strategic areas
•Significant achievements are reported and performance is subjectively assessed on five different initiatives: which include environmental stewardship and sustainability initiatives, as well as initiatives related to compliance, human capital, and corporate citizenship matters

Performance Shares (Long-Term Incentives)	Energy Transition Modifier	plus/minus 25 percentage points to final payout of the performance share component of long- term incentives
•Performance is assessed based on Valero’s progress in meeting the challenges and opportunities of expanding its low-carbon footprint, including (i) progress towards our publicly announced GHG emissions reduction/displacement targets**, and (ii) investment of growth CapEx attributable to Valero into low-carbon initiatives**

*The “Environmental Scorecard Incidents” metric for the 2023 annual bonus program includes a severity/volume enhancer feature, which weights significant spills/releases more heavily in the performance scales. The details of this feature are further described under the caption “Annual Incentive Bonus.”
**In February 2023, due to having achieved our short-term 2025 target early, the Human Resources and Compensation Committee approved a modification to our Energy Transition modifier to make the goals more challenging to achieve and that continued on to our 2035 GHG reduction/displacement target. The Committee also approved a modification to the metric utilized in assessing Valero’s continued investment into low-carbon initiatives by expanding the timeframe assessed. In February 2024, as a result of 2023 performance exceeding the elevated threshold adopted in 2023 for the metric utilized in assessing Valero’s GHG emissions reductions/displacements progress, the Committee approved an additional modification that further elevates the threshold for this metric and makes it even more challenging to achieve. See “2023 Energy Transition Modifier Results” below and the disclosures above under “What We’re Doing on GHG Emissions and Climate,” including the footnotes and cross-references therein.

2024 PROXY STATEMENT	37

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Discussion and Analysis—Detail
Adoption of Compensation Governance Best Practices
Our executive compensation program includes many features that are recognized as best practices. Set forth below are some of our strong compensation governance practices.

PAY FOR PERFORMANCE
•Incentive compensation (annual incentive bonus and long-term incentives) represents the majority (ranging from 78 percent to 90 percent) of the 2023 Target Total Pay of our named executive officers.
•We target 50 percent of the long-term incentive value and share count granted to our named executive officers to be awarded in the form of performance shares tied to relative TSR performance and progress and achievements in our low-carbon fuels strategy, as discussed below.

STOCKHOLDER ALIGNMENT
•We use multiple performance metrics to motivate achievements that complement one another and that contribute to the long-term creation of stockholder value.
•Our named executive officers and directors are subject to meaningful Stock Ownership and Retention Guidelines, which were recently strengthened as discussed further under the caption “Stock Ownership and Retention Guidelines” below. Our guidelines for senior executives require more significant ownership levels (as a percent of salary) than the median levels among our peers and companies in the S&P 500.
•We engage in stockholder, stakeholder, and proxy advisor outreach to solicit input on our compensation programs, including participation of senior leadership on our Board and/or members of our senior management team. See “Robust Say-On-Pay Engagement and Response” above for more information.
•100 percent of our long-term incentive opportunity is denominated in shares of Valero Common Stock.
•We cap final vesting of performance shares at 100 percent of target if Valero’s TSR is negative over the performance period, regardless of potential outperformance versus peers.
•Earned values under the performance share component of our LTI program are tied not only to increases to Valero’s stock price, but also to the extent to which Valero’s TSR surpasses our peers’ (as described above) respective TSR.

PROGRAM DESIGN
•Incentives are balanced between absolute performance goals (rewarding the achievement of pre-established goals) and relative measures (namely, relative TSR, which links incentives under performance shares to surpassing the TSR performance of our peers, as described above).
•We have maximum payout ceilings on both our annual incentive bonus opportunities and our performance shares.
•Achievement of target performance for the relative TSR performance component of our performance shares requires performance above the peer TSR median.
•Our executive pay program includes design features that mitigate against the risk of inappropriate behaviors.
•Our executive pay design aligns overall with typical practices among Valero’s peers and in comparable industries.

PAY BENCHMARKING
•Valero’s revenues and market capitalization are within a reasonable range of the median revenues and market capitalization of the peer group of companies against which we benchmark our executives’ pay, reflecting that we make pay comparisons in a size-appropriate fashion.
•We benchmark against the median pay levels of the Compensation Comparator Peer Group for each of base pay, annual incentive bonus, long-term incentives, and Target Total Pay.

38	2024 PROXY STATEMENT

COMPENSATION DISCUSSION AND ANALYSIS

AVOID PROBLEMATIC PAY PRACTICES
•We have eliminated all change of control gross-ups for potential parachute excise taxes and maintain a policy against the implementation of change of control arrangements that contain gross-ups.
•We have a policy (i) stipulating that grants of performance shares contain “double trigger” terms and conditions for vesting in a change of control context such that performance shares will not automatically vest upon a change of control of Valero, and (ii) that states that the Committee may provide in the award agreement with the participant that if a participant’s employment with Valero is terminated following a change of control, any unvested performance shares will vest on a partial, pro rata basis (depending on length of service during the performance period) upon such termination (rather than vesting automatically in full upon the change of control), with such qualifications for an award as the Committee may determine.
•Our long-term incentive program mandates that stock options cannot be re-priced without stockholder approval.
•Our named executive officers and directors are prohibited from pledging shares of our Common Stock as collateral or security for indebtedness, and may not purchase, sell, or write calls, puts, or other options or derivative instruments, including those that are designed to hedge or offset any decrease in the market value of our Common Stock.
•Our Executive Compensation Clawback Policy requires the return of bonuses and other incentive and equity compensation in certain restatement situations beyond those covered by minimum SEC and NYSE requirements.
See “Compensation-Related Policies” below and “Risk Assessment of Compensation Programs” above for additional information.

OTHER STRONG GOVERNANCE FEATURES
•The Committee is composed entirely of directors who meet the applicable independence requirements of the SEC and NYSE.
•The Committee retains the services of an independent executive compensation consultant that provides services directly to the Committee.
•We conduct an annual say-on-pay vote as recommended by our stockholders.
•We have a declassified Board; all of our continuing directors stand for re-election each year.
•Our Board has approved a limit on the annual amount of equity compensation that may be paid to non-employee directors.
•We currently have ten independent directors (9 director nominees) who serve on four fully independent committees.
•Seven of the nine independent director nominees are women or racially/ethnically diverse (including four women directors, three Black or African American directors, and one Hispanic or Latino director).
•Our CEO and Chairman roles are separated, and we have an independent Lead Director.
•Our bylaws grant proxy access to our stockholders.
•Our bylaws permit stockholders to call special meetings of stockholders.
Administration of Executive Compensation Program
Our executive compensation program is administered by the Human Resources and Compensation Committee. The Committee is composed of three independent directors from our Board. They do not participate in our executive compensation program. Policies adopted and/or overseen by the Committee are implemented by our compensation and benefits staff. In 2023, the Committee continued to retain Exequity LLP (“Exequity”) as an independent compensation consultant for executive and director compensation matters. The nature and scope of the consultant’s services are described below under “Compensation Consultant Disclosures.”

PEER GROUP AND BENCHMARKING DATA
The Human Resources and Compensation Committee uses peer group compensation data to assess benchmarks of base salary, annual incentive compensation, and long-term incentive compensation. The Committee uses the Compensation Comparator Peer Group (further described below) to benchmark compensation for our named executive officers. This reference is sometimes referred to in this proxy statement as “compensation survey data” or “competitive survey data.”
Compensation Comparator Peer Group
The Compensation Comparator Peer Group (applicable to 2023 salary, long-term incentive, and annual incentive bonus decisions) is composed of companies that either engage in U.S. domestic oil and gas operations or are large, complex companies from comparable industries that are representative of the scale and complexity of Valero’s operations.

2024 PROXY STATEMENT	39

COMPENSATION DISCUSSION AND ANALYSIS

The Compensation Comparator Peer Group is relevant to our business because we compete with the member companies for talent at every level from entry-level employees to senior executives. We believe that our pay comparisons are size-appropriate because the median revenues and market capitalization of the peer group are within a reasonable range of our revenues and market capitalization for the period covered in the competitive survey data. Our understanding of this group’s compensation programs and levels is vitally important in order to remain competitive in the market for employee and executive talent.

Compensation Comparator Peer Group
Chevron Corporation	HF Sinclair Corporation*
ConocoPhillips*	Lockheed Martin Corporation
Dow Inc.	LyondellBasell Industries N.V.*
EOG Resources, Inc.*	Marathon Petroleum Corporation*
Exxon Mobil Corporation	Occidental Petroleum Corporation*
General Motors Company	Phillips 66*
Halliburton Company	RTX Corporation**
* Also a member of the Performance Peer Group as described below.
** In July 2023, Raytheon Technologies Corporation changed its name to RTX Corporation.
Given Valero’s size and complexity, our employees at all levels would be qualified candidates for similar jobs at any of the companies included in this group. The Compensation Comparator Peer Group was approved by the Human Resources and Compensation Committee in October 2022 when executive pay levels were initially considered and established according to the annual pay review process as further described under the caption “Process and Timing of Compensation Decisions.”
The Compensation Comparator Peer Group was also utilized in establishing 2023 long-term incentive targets and awards as further described under the caption “Long-Term Incentive Awards.” The Human Resources and Compensation Committee established the group after considering: (i) direct competitor companies with whom Valero would either seek out executive talent or must defend our own (includes independent refining and marketing and integrated oil and gas companies with large-scale refining operations, with some consideration for oil and gas exploration and production companies and oil field services companies if similar in scale and complexity); (ii) similarly complex organizations in comparable industries within an appropriate and comparable size based on revenues and market capitalization (generally within the range of 50% to 250% of Valero’s); and (iii) companies generally employing typical U.S.-based approaches to executive pay and within a reasonable geographic proximity. In establishing the Compensation Comparator Peer Group, the Committee looked to position Valero within a reasonable range of the peer group median revenues and market capitalization.
Our compensation and benefits staff, under supervision of the Human Resources and Compensation Committee, develops recommendations for base salary, bonuses, and other compensation arrangements using the compensation survey data with assistance from Exequity. Our use of the data is consistent with our philosophy of providing executive compensation and benefits that are competitive with companies that we compete with for executive talent. In addition, the compensation survey data and analyses assist the Committee in assessing our pay levels and targets relative to companies in the Compensation Comparator Peer Group. See also the disclosures under the caption “Elements of Executive Compensation—Benchmarking Competitive Pay Levels.”
In September 2022, the Committee prospectively approved changes to the Compensation Comparator Peer Group for use in making executive pay determinations applicable to fiscal year 2023. As we have previously disclosed, the changes include the removal of Ford Motor Company and the addition of LyondellBassell Industries N.V. (“LyondellBassell”), RTX Corporation (formerly known as Raytheon Technologies Corporation), and Lockheed Martin Corporation. The Compensation Comparator Peer Group for 2023 as described above reflects an expansion of the peer group from 2022 (from 12 to 14 companies) to ensure a more robust set of comparative data, inclusion of companies of similar scale and complexity from currently represented or additional comparable industries, and with consideration of evolving business strategies of current or potential peer companies, which may be converging or diverging from Valero’s.
Performance Peer Group
We use a different peer group for purposes of determining the relative performance of Valero’s TSR. We use this relative TSR metric in the performance share component of our LTI program (along with additional performance measures related to our Energy Transition modifier). The 2023 Performance Peer Group was selected based on the members’ engagement in U.S. domestic refining and marketing operations or comparable industries. In addition, we confirm the correlation of these companies’ stock price

40	2024 PROXY STATEMENT

COMPENSATION DISCUSSION AND ANALYSIS

over time with Valero’s in order to ensure that we are making TSR comparisons against companies whose stock price can generally be expected to perform in consistent ways in relation to Valero’s. This testing helps confirm that Valero’s outperformance versus peers is attributable to the stewardship of our executives, as opposed to extraneous market conditions.
Our use of different peer groups for compensation and performance is based on our belief that when measuring business performance, companies with a similar business model (or with similar operations within such business model) should be included. But we also recognize that comparing the performance of Valero’s operations with those of upstream and integrated oil and gas companies, and similarly complex organizations in comparable industries, can result in anomalies due to the mismatch in how similar industry-specific events can impact companies with these varying business models. Broader events such as the COVID-19 pandemic and global geopolitical and other conflicts and tensions also affect companies differently, adding to the difficulty in formulating a peer group without anomalies in results. In addition, there are relatively few companies in our business against which clear comparisons can be drawn, rendering a peer group composition more challenging than in most industries.
In February 2023, the Committee established a peer group for TSR measurement applicable to the 2023 annual awards of performance shares (and established the same peer group in July 2023 for the transitional grants to Messrs. Riggs and Simmons). Included in the peer group is the Energy Select Sector SPDR Fund (XLE) index, which serves as a proxy for stock price performance of the energy sector and includes companies with which we compete for capital. The change in the XLE index price across the designated performance periods is measured as TSR. We are included in this peer group when results are calculated. In addition to Valero, the performance peer group for the 2023 awards is composed of the following ten companies and the XLE index.

Performance Peer Group (for Relative TSR Comparison)
ConocoPhillips*	Marathon Petroleum Corporation*
CVR Energy, Inc.	Occidental Petroleum Corporation*
Delek US Holdings, Inc.	PBF Energy Inc.
EOG Resources, Inc.*	Phillips 66*
HF Sinclair Corporation*	Energy Select Sector SPDR Fund (XLE)
LyondellBasell Industries N.V.*
*Also a member of the Compensation Comparator Peer Group as described previously.
LyondellBasell was added to the Performance Peer Group for the 2023 grants of performance shares because of its similarities to Valero in size, complexity, and exposure to commodity pricing volatility for both its products and feedstocks. LyondellBasell also helps balance the full portfolio of performance peers by helping ensure accountability of TSR performance both within the core downstream segment of the oil and gas industry, and also in adjacent segments that face similar challenges and opportunities. LyondellBasell was not added for the tranches of outstanding performance shares granted prior to 2023 (i.e., the third tranche of the 2021 grant and the second tranche of the 2022 grant).

PROCESS AND TIMING OF COMPENSATION DECISIONS
The Committee reviews and approves all compensation targets for the named executive officers each year in conjunction with Valero’s annual strategic planning meeting (October or November) and reviews and determines annual incentive compensation payouts (annual incentive bonus and long-term incentives) in the first quarter of the fiscal year after the conclusion of previously approved performance periods. The CEO evaluates the performance of the other executive officers and develops individual recommendations based upon the competitive survey data. The CEO and the Committee may make adjustments to the recommended compensation based upon an assessment of an individual’s performance and contributions to Valero, or for retention or other reasons. This process applied in both the first half of 2023 when Mr. Gorder served as CEO and the second half of 2023 when Mr. Riggs served as CEO. The regularly scheduled annual pay changes for 2023 were recommended by Mr. Gorder and pay adjustments related to certain executive promotions in the second half of 2023 were recommended by Mr. Riggs.
The compensation for the Chief Executive Officer and the Executive Chairman is reviewed by the Human Resources and Compensation Committee and recommended to the Board’s independent directors for approval. This assessment is based on the competitive survey data and, as applicable, other factors described in this Compensation Discussion and Analysis, and adjustments may be made based upon the independent directors’ evaluation of the Chief Executive Officer’s and the Executive Chairman’s performance and contributions, as well as individual circumstances. This process applied to pay decisions in 2023 related to Mr. Gorder for each of his periods serving as CEO and as Executive Chairman, and to Mr. Riggs for his period serving as CEO.

2024 PROXY STATEMENT	41

COMPENSATION DISCUSSION AND ANALYSIS

We evaluate the total compensation opportunity offered to each NEO at least once annually. The Committee assesses the target levels of annual incentive and LTI compensation for the current fiscal year based upon its review of competitive survey data provided by Exequity (and, as applicable, other factors described in this Compensation Discussion and Analysis), and recommendations from Valero’s CEO for other executive officers. The Committee also reviews competitive survey data (and, as applicable, other factors described in this Compensation Discussion and Analysis) for annual salary rates for NEO positions for the next fiscal year and approves (or recommends to the other independent directors in the case of our CEO and Executive Chairman) new salary rates to become effective the next fiscal year. The Committee may, however, review salaries or grant long-term incentive awards at other times during the year because of new appointments or promotions, or for retention or other strategic reasons. The Committee does not time the grants of long-term incentive awards around Valero’s release of undisclosed material information.
Elements of Executive Compensation
Our executive compensation program includes the following material elements.
We chose these elements to foster the potential for both current and long-term compensation opportunities and to attract and retain executive talent. We believe that variable pay (i.e., annual incentive bonus and long-term equity-based incentives that do not become a permanent part of base salary)—when delivered through appropriate incentives—is ultimately the best way to drive total compensation among our named executive officers.
We believe that a significant portion of the compensation paid to our named executive officers should be incentive-based and determined by both company and individual performance. Our executive compensation program is designed to accomplish the following long-term objectives:
•to provide compensation payouts that are tied to the performance of internal and external metrics both on a relative and absolute basis;
•to align executives’ pay opportunities with stockholder value creation; and
•to attract, motivate, and retain the best executive talent in our industry.
We believe that superior performance is motivated when an executive’s achievement of his or her full compensation opportunities is contingent on achieving performance results that exceed pre-established goals and/or outperforming peers.
Our annual incentive bonus program rewards are tied to:
•safe operations;
•environmental stewardship;
•reliable and efficient operations;
•returns to stockholders;
•achievement of HSE, sustainability, and climate-related goals; and
•attainment of other key financial, operational, and strategic performance measures.
Our long-term equity incentive awards are designed to tie executives’ financial reward opportunities with increased stockholder value creation as measured by:
•long-term stock price performance (both absolute and relative to the peer group);
•progress and achievements in our low-carbon fuels strategy, in the case of performance shares; and
•payment of dividends.

42	2024 PROXY STATEMENT

COMPENSATION DISCUSSION AND ANALYSIS

Base salary is designed to provide a fixed level of competitive pay that reflects the named executive officer’s primary duties and responsibilities, and to provide a base upon which incentive opportunities and certain other benefit levels are established. The long-term incentive awards in our executive compensation program include performance shares and restricted stock. We believe that incentives that drive stockholder value should also drive named executive officer pay. We note that performance shares, when issued, do not assure a payout to the named executive officer unless and until stockholder value is created through company performance as measured through TSR relative to our peers (as described above) and/or progress and achievements related to GHG emissions reductions/displacements and growth capital deployed for low-carbon initiatives. We also believe that named executive officers should hold a significant equity stake in the company to further motivate the creation of stockholder value, and that retention of our industry-leading group of top executives is critical to our ongoing success, which is why we include awards of restricted stock in our long-term incentive program coupled with rigorous Stock Ownership and Retention Guidelines, which were recently made even more rigorous as further described under the caption “Stock Ownership and Retention Guidelines.”

BENCHMARKING COMPETITIVE PAY LEVELS
The Committee benchmarks base salaries for our named executive officers against the 50th percentile (median) of compensation survey data, and may make decisions to pay above or below this level based on individual circumstances (including performance of the executive, internal parity, retention, and management succession planning). We also benchmark annual bonus targets (expressed as a percentage of base salary), long-term incentive targets (expressed as a percentage of base salary), and Target Total Pay for each executive position by reference to the 50th percentile (median) benchmark of the Compensation Comparator Peer Group, and may make decisions to award above or below these targets based on individual circumstances (including performance of the executive, internal parity, retention, and management succession planning). Preserving flexibility to award compensation opportunities above or below the median peer levels helps tailor such opportunities to the individual and the role, resulting in a more customized match of competitive pay opportunities and pay-for-performance design attributes.
In addition to benchmarking competitive pay levels to assess compensation levels and targets, we also consider the relative importance of a particular leadership position in comparison to other leadership positions in the organization. In this regard, when setting the level and targets for compensation for a position, we evaluate that position’s scope and nature of responsibilities, size of business unit, complexity of duties and responsibilities, and its relationship to leadership authorities throughout Valero.

ROLE OF INDIVIDUAL PERFORMANCE AND PERSONAL OBJECTIVES
The Committee evaluates the individual performance of, and performance objectives for, our NEOs. Performance and compensation for our CEO and Executive Chairman are reviewed and approved by the Board’s independent directors with recommendations from the Committee. For executive officers other than the CEO, individual performance and compensation are evaluated by the Committee with recommendations from our CEO. Individual performance and objectives are specific to each NEO position.

RELATIVE SIZE OF MAJOR COMPENSATION ELEMENTS
A named executive officer’s Target Total Pay is structured so that realizing the targeted amount is highly contingent on Valero’s performance due to the executive’s level of at-risk pay. We use the term “Target Total Pay” to refer to the sum of an executive’s base salary, targeted annual incentive bonus, and the target values of long-term incentive awards. Target Total Pay for 2023 for our NEOs is listed in the table below based on pay levels as of December 31, 2023, as if such pay levels were in place for all of 2023. The following graphic summarizes the relative Target Total Pay mix of 2023 base salary and target incentive compensation for our NEOs.
* Numbers may not foot to 100 percent due solely to rounding.

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COMPENSATION DISCUSSION AND ANALYSIS

When setting executive compensation, the Human Resources and Compensation Committee considers the amount and form of compensation payable to an executive. The Committee seeks to achieve an appropriate balance between immediate cash rewards for the achievement of company and personal objectives and long-term incentives that align the interests of our named executive officers with those of our stockholders. The size of each element is based on the assessment of competitive survey data and market practices as well as company and individual performance.
The Human Resources and Compensation Committee analyzes Target Total Pay from a market competitive perspective, and then evaluates each component relative to its market reference. The Committee believes that making a significant portion of an executive’s incentive compensation contingent on long-term stock price performance more closely aligns the executive’s interests with those of our stockholders.
Because we place a large amount of Target Total Pay at risk in the form of variable pay (annual incentive bonus and long-term incentives), the Committee generally does not adjust current compensation based upon realized gains or losses from prior incentive awards or current stock holdings. For example, we normally will not change the size of a target long-term incentive grant in a particular year solely because of Valero’s stock price performance during the immediately preceding years. The Human Resources and Compensation Committee recognizes that the refining and marketing industry is volatile and strives to maintain a measure of predictability consistent with a substantial reliance on variable compensation structures in furtherance of a fundamental pay for performance philosophy.

BASE SALARIES
Base salaries for our NEOs are approved by the Human Resources and Compensation Committee after taking into consideration median practices for comparable roles among the Compensation Comparator Peer Group companies (and, as applicable, other factors described in this Compensation Discussion and Analysis). The Committee also considers the recommendations of our CEO for executive officers other than our CEO. The base salary and all other compensation of our CEO and our Executive Chairman are reviewed and approved by the independent directors of the Board upon recommendation from the Committee.
Base salaries are reviewed annually and may be adjusted to reflect promotions, the assignment of additional responsibilities, individual performance or circumstances, Valero’s performance, or other strategic reasons. Salary changes resulting from the annual review are typically made effective on January 1. Salaries are also periodically adjusted to remain competitive with companies within the compensation survey data. An executive’s compensation typically changes in relation to his or her responsibilities within Valero.
In conjunction with our CEO transition, and after consideration by the Committee and the Board’s independent directors (for Mr. Gorder and Mr. Riggs) of competitive survey data provided by the independent compensation consultant, among other items, annualized base salaries were adjusted for Messrs. Gorder, Riggs, and Simmons as shown below (as of the date of their new role).

	Gorder	Riggs	Simmons
Pre-Transition Base Salary (and role)	$1,800,000 (CEO)	$1,075,000 (COO)	$752,500 (CCO)
Post-Transition Base Salary (and role)	$1,080,000 (Exec Chair)	$1,425,000 (CEO)	$900,000 (COO)

ANNUAL INCENTIVE BONUS
We believe that the achievement of short-term financial, operational, and strategic performance objectives is critical to creating long-term stockholder value. The annual incentive bonus is designed to incentivize executives to achieve industry-leading results as reflected through business-critical financial, operational, and strategic performance measures. We continue as one of the premier operators in the liquid fuels manufacturing and marketing industry through disciplined execution of our strategic plan and daily focus on operational excellence by our employees and management team. The annual incentive bonus design guides and incentivizes this daily focus with particular emphasis on ensuring the safety and protection of our employees, contractors, and communities. Our additional focus on striving to operate our refineries and plants reliably and at the lowest cost facilitates our goal to maximize profitability across all margin environments.
The Committee considers the following to determine annual incentive bonuses for each executive:
•the individual’s position, which is used to help determine a targeted percentage of base salary that may be awarded as an incentive bonus (for executives who transitioned roles in 2023, full-year bonus opportunities were based on the annual salaries and target bonus percentages associated with their respective pre-transition and post-transition roles, prorated at six months each, and are calibrated to the competitive levels for each role served in during the year);
•pre-established performance objectives that include a quantitative financial performance goal (“Financial Performance Goal”), operational performance goals (“Operational Performance Goals”), and qualitative objectives related to Valero’s long-term strategy (“Strategic Execution Goals”) for the completed year, which are categorized under specific strategic

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COMPENSATION DISCUSSION AND ANALYSIS

areas including the disciplined use of capital, returns to stockholders, operational excellence, organizational excellence, and ESG efforts and improvement; and
•a qualitative evaluation of the individual’s performance.
Thus, the amount of the bonus ultimately paid to a named executive officer takes into consideration the Committee’s assessment of Valero’s and each executive’s performance in relation to the pre-established performance goals, as well as overall company performance and stockholder outcomes, as more fully described below.
Financial Performance Goal
Weighted at 40 percent of the annual incentive bonus program, the Financial Performance Goal considered for our annual incentive bonus targets is EPS attributable to Valero stockholders – assuming dilution, adjusted for special items that are non-recurring and/or not indicative of our core performance. These adjustments have been consistently applied in recent years. The Committee establishes minimum, target, and maximum levels for such EPS performance in the first quarter of the performance year. We believe that this measure appropriately reflects our business planning process and corporate philosophy regarding financial performance measurement. Valero’s performance in 2023 was $24.90 per share (versus a target of $13.29 per share), representing near record annual adjusted EPS performance for Valero, and resulting in a 187.39 percent performance score. The following table describes the adjustment to Valero’s 2023 EPS for purposes of the 2023 Financial Performance Goal:

EPS attributable to Valero stockholders – assuming dilution	$24.92
Exclude: Gain on early retirement of debt	($0.02)
Adjusted EPS for Financial Performance Goal	$24.90
The adjusted EPS target of $13.29 was established in the first quarter of 2023 based on Valero’s assessment of anticipated full-year market conditions. The $13.29 per share target represents an approximate 195 percent increase from the prior year (2022) adjusted EPS target of $4.51 and represents our then highest-ever adjusted EPS target (with the target for 2024 performance being set even higher than in 2023). Valero’s $24.90 per share adjusted EPS performance achieved in 2023 reflects near-record performance and greatly exceeded the adjusted EPS target of $13.29 due to historically strong refining margins resulting primarily from high levels of product demand combined with a constrained global product supply, elevated earnings from certain segments of our low-carbon fuels businesses (ethanol and byproducts), excellent operational performance while running refineries above normal rates, and our continued focus on managing costs.
Operational Performance Goals
Operating safely and reliably is one of Valero’s highest priorities and is critically important to maximizing profitability as well as protecting our employees, contractors, and communities. Furthermore, maintaining our position as one of the industry’s low-cost providers of essential liquid fuels supports our objective of delivering distinctive financial results and peer-leading returns to stockholders. With a combined weighting of 40 percent of our annual incentive bonus program, the Operational Performance Goals considered for our annual incentive bonus, as established and approved by the Committee in the first quarter of the performance year, are measured against the following equally weighted sub-components:
•Health, Safety, and Environment – Measures Valero’s achievements in the areas of health, safety, and environmental stewardship through an array of metrics, including environmental scorecard incidents, process safety incidents, reportable spills, and progress against certain inspection and audit tasks;
•Mechanical Availability – Measures Valero’s achievements in improving refining competitiveness by successfully executing refinery maintenance and by reducing unplanned outages and environmental events through improved mechanical availability within our refineries; and
•Refining Cash Operating Expense Management – Measures Valero’s achievements in managing refinery operating costs, with a performance scale which generally reflects industry-wide performance comparisons.
These Operational Performance Goals are set at levels deemed to be challenging to achieve and reflective of industry-competitive performance, yet are reasonably attainable with strong performance. We believe that these measures appropriately reflect key business objectives of Valero. After completion of the fiscal year, each of the Operational Performance Goals is measured against Valero’s actual performance in these areas and the minimum, target, and maximum levels established by the Human Resources and Compensation Committee. The three sub-components are further described in detail below.

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COMPENSATION DISCUSSION AND ANALYSIS

Health, Safety, and Environment
Weighted at 13.33 percent of the annual incentive bonus program, the Health, Safety, and Environment sub-component is comprised of seven unique and separately-weighted metrics as shown in the following table:

Metric	Description	Performance Indicator Type

Vessel/PSV Inspections	Number of vessel and pressure safety valve (“PSV”) inspections that are past-due	Leading
PHA Action Items > 2 Years (Non-Turnaround for Refining)	Number of corrective refining or logistics Process Hazard Analysis (“PHA”) action items identified through regulatory safety procedures reviews that are greater than 2 years old and are not yet completed	Leading
HSE Audit Past-due Items	Number of past-due items identified through comprehensive internal audits to ensure compliance with regulations, permits, and Valero standards	Leading
Management Audits Percent	Percentage of ethanol audit items completed as identified through monthly safety and environmental program audits covering both work and confined space permitting, as well as ethanol loading	Leading
Environmental Scorecard Incidents	Number of incidents reportable to regulatory agencies	Lagging
Tier 1 API Process Safety Incidents/Rate	Number or rate of recordable safety incidents occurring in conjunction with a loss of process containment	Lagging
Reliability Events	Number of events causing an ethanol plant outage of greater than one-half day	Lagging

In 2022, the Human Resources and Compensation Committee approved the following modifications to the Health, Safety, and Environment sub-component for the annual incentive bonus program (which were continued within the 2023 program design):
•Performance scales for each of the Vessel/PSV Inspections and Refining PHA Action Items > 2 years (Non-Turnaround for Refining) metrics were made even more difficult to achieve.
•The Environmental Scorecard Incidents metric now includes a severity/volume enhancer feature, which increases the number of incidents recorded for annual bonus purposes when severity or volume exceeds certain thresholds. With the application of the severity/volume enhancer, more significant environmental events now receive a higher weighting according to a three-level severity scale, making performance even more difficult to achieve.
The design of the Health, Safety, and Environment sub-component includes both leading and lagging indicator metrics, which not only rewards our performance in objective measures of environmental and safety performance (as measured through the lagging indicator metrics), but also incentivizes disciplined adherence to the inspection, audit, and maintenance programs that are reflected in our leading indicator metrics. The ongoing performance improvement across many of our environmental and safety metrics (including refinery Environmental Scorecard Incidents and refinery Tier 1 API Process Safety Incidents/Rate metrics as demonstrated in the following charts), as well as our operational reliability, results from the implementation of and ongoing focus on our robust inspection, audit, and maintenance programs.

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COMPENSATION DISCUSSION AND ANALYSIS

Valero believes that investment in and rigorous management of the operational programs reflected by the leading indicator metrics differentiates our performance within the liquid fuels manufacturing industry and directly resulted in the company-record health, safety, and environmental performances achieved over the past three years. Valero’s performance in 2023 includes best-ever performance in both refining Environmental Scorecard Incidents (84 weighted incidents) and refining Tier 1 API Process Safety Incidents (8 incidents). Valero’s overall performance score in 2023 for the Health, Safety, and Environment sub-component was 199.5 percent versus the target of 100 percent, and represents excellent performance.
Mechanical Availability
Weighted at 13.33 percent of the annual incentive bonus program, the Mechanical Availability sub-component incentivizes reliable operations to minimize unplanned operational outages and environmental events. The performance target and scale take into consideration our history of operational excellence as well as aggregated industry performance. We believe that operational reliability, as measured through Mechanical Availability, is critically important to achieving our core business objectives as described earlier. Excellent performance in this metric reflects our ability to avoid unplanned downtime, minimize environmental events, and successfully execute planned and unplanned refinery maintenance. The Committee establishes minimum, target, and maximum levels for Mechanical Availability in the first quarter of the performance year. Our performance in 2023 was 97.4 percent mechanical availability in the refining segment, our best performance ever. This performance results in a 190.48 percent performance score versus the target of 96.2 percent, and represents a 0.6 percentage point increase from the prior year’s performance (96.8 percent mechanical availability). The graph below reflects our sustained highly-reliable operations:
Refining Cash Operating Expense Management
Weighted at 13.34 percent of the annual incentive bonus program, the Refining Cash Operating Expense Management sub-component incentivizes the management of non-energy expenses within the refining operations group. The performance scale for Refining Cash Operating Expense Management is reflected in dollars per Equivalent Distillation Capacity (“$/EDC”) in order to normalize results among refineries of different size and complexity, and is established based on the scoring methodology from the industry-standard Solomon Associates survey, which allows for comparison to aggregated industry performance. Valero seeks to maintain its position as one of the industry’s low-cost providers through disciplined cost-management practices. The Human Resources and Compensation Committee establishes minimum, target, and maximum levels for Refining Cash Operating Expense Management in the first quarter of the performance year. Valero’s performance in 2023 was $125/EDC availability, which results in a 200 percent performance score versus the target of $142/EDC.
Valero’s overall performance score for 2023 for the Operational Performance Goals category was 78.66 percent (representing performance at 196.66 percent of the target score of 40.00 percent). Achievement at this level reflects excellent operational performance. For additional details on Valero’s 2023 performance versus targeted amounts for our Operational Performance Goals, see the “Annual Incentive Bonus Performance Goals and Achievements” table that follows in this section.

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COMPENSATION DISCUSSION AND ANALYSIS

Strategic Execution Goals
This component, with a weighting of 20 percent of the annual incentive bonus program, includes evaluation by the Human Resources and Compensation Committee of accomplishments related to a comprehensive array of strategic initiatives, which contribute to the overall success of Valero during the year and support Valero’s long-term strategy. The strategic objectives relating to this component are listed in the following table along with progress and a select listing of key accomplishments for 2023. Based on Valero’s exceptional progress on key initiatives, along with excellent performance and accomplishments across all five of the strategic areas, the Committee elected to score performance for 2023 for this category at 200 percent of target.

Strategic Area	Initiative/Project/Objective	Progress & Key Accomplishments
Returns to Stockholders	•Return cash to stockholders through dividends and stock buybacks	•Returned over $6.6 billion to stockholders in 2023 through dividends (~$1.5 billion) and stock purchases (~$5.2 billion)
•Increased the regular quarterly cash dividend on Valero Common Stock from $0.98 per share to $1.02 per share
Disciplined Use of Capital	•Balanced utilization of sustaining and growth capital vs. target	•Over 40 percent of growth CapEx attributable to Valero was allocated to low-carbon initiatives in 2023 (as discussed further below)
Operational Excellence	•Execution of capital projects and turnarounds	•Successful completion and start-up of the Port Arthur refinery coker project
	•Margin improvement and market expansion	•Set an annual record for renewable diesel sales volumes in 2023
	•Cost management and expense control	•Identified over $169 million in cost savings and avoidance across the organization
Organizational Excellence	•Strategic communications	•Named by Institutional Investor magazine as among its “Most Honored Companies,” based on results across several categories of its 2023 All-America Executive Team rankings
•Honored by S&P Global as the top “Downstream and Chemicals” company at the 25th annual S&P Global Energy Awards
•Succession planning and leadership development
•Successful executive transitions for the CEO, COO, and CTO roles, each of which involved internally promoted executives with significant tenure at Valero, as a result of ongoing management development and succession planning efforts

•Innovation
•Progress in evaluating, advancing, and/or developing low-carbon opportunities in SAF, low-carbon hydrogen, renewable naphtha, fiber cellulosic ethanol, a tailpipe CO2 onboard capture system, and other technologies

	•Public policy	•Supported and influenced policy improvements benefiting Valero on low-carbon pathways in various markets where our low-carbon fuels are sold

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Strategic Area	Initiative/Project/Objective	Progress & Key Accomplishments

Environmental, Social and Governance (ESG) Efforts & Improvement*	•Environmental stewardship	•Enhanced real-time ambient air monitoring at many of our refineries through the addition of advanced air monitoring equipment
•Implemented an enhanced leak detection and repair program resulting in improved leak identification and cost savings
	•Sustainability	•Published our 2023 ESG Report
•Published the 2023 Environmental Justice Audit Report and the 2023 Racial Equity Assessment conducted by independent third parties
•Obtained independent third-party limited assurance on/of:
◦our company-wide 2022 GHG emissions (Scope 1 and 2), including refining, renewable diesel, and ethanol;
◦our company-wide 2022 life cycle GHG emissions displacements from our renewable diesel and ethanol production, as well as the blending of and credits from low-carbon fuels;
◦our company-wide 2022 Scope 3 Intensity; and
◦the validation of our 2035 GHG emissions reduction/displacement target
	•Diversity and inclusion	•Expanded our talent pool by hosting our largest summer internship class in company history
•Published our EEO-1 report for 2022 data
	•Compliance	•Implemented an enhanced company-wide Third-Party Risk Management solution that will assist the company in vetting the risks associated with our vendors, suppliers, and contract service providers
•Updated numerous key corporate policies to ensure integration of compliance best practices
	•Corporate citizenship and community	•Record fundraising for the Valero-sponsored Benefit for Children fundraising event associated with the Valero Texas Open of $23 million distributed to children’s charities

*See the disclosures under “What We’re Doing on GHG Emissions and Climate” and “What We’re Doing on Cybersecurity/IT, Compliance, and Human Capital Management” above, including the footnotes and cross-references therein, for more details on our recent accomplishments, as well as Scope 3 Intensity and peers.

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COMPENSATION DISCUSSION AND ANALYSIS

Valero’s Achievement of Performance Goals for 2023
The following table details the performance targets and final results of Valero’s achievements in 2023 for each of the sub-components of the bonus program’s Financial Performance Goal, Operational Performance Goals, and Strategic Execution Goals.
Annual Incentive Bonus Performance Goals and Achievements

Component	Weighting	Minimum	Target	Maximum	Achieved in 2023	Bonus Percent Earned (1)
Financial Performance Goal
I.EPS, adjusted ($/share)	40.00%	$3.32	$13.29	$26.58	$24.90	74.96%
Operational Performance Goals
II.Health, Safety, and Environmental (2)	13.33%	0.00%	100.00%	200.00%	199.50%	26.59%
III.Mechanical Availability	13.33%	95.6%	96.2%	97.6%	97.4%	25.39%
IV.Refining Cash Operating Expense Management (3) ($/EDC)	13.34%	$175	$142	$129	$125	26.68%
Subtotal	40.00%				Subtotal	78.66%
Strategic Execution Goals
V.Strategic Execution (4)	20.00%	0.00%	100.00%	200.00%	200.00%	40.00%
Total	100.00%	Final Bonus Achieved and Total Payout:				193.62%
Footnotes:
(1)Represents bonus percent earned in 2023 for each component percent weighting and in total, compared to target.
(2)This sub-component consists of seven separately weighted HSE metrics across three operational groups with an aggregated performance score opportunity ranging from zero percent to 200 percent (see “Operational Performance Goals—Health, Safety, and Environment” for details).
(3)This sub-component utilizes the Cash Operating Expense per “EDC” (Equivalent Distillation Capacity) metric as reported in the industry-standard Solomon Associates survey in which “Target” represents median performance (lower is better).
(4)This component is established by the Human Resources and Compensation Committee in consultation with our CEO, and includes a qualitative assessment of progress against a comprehensive array of strategic initiatives. Performance “achieved” was at 200 percent of target.

Valero’s excellent annual incentive bonus achievement reflects high-level operational execution, near-record earnings, significant stockholder returns, and excellent progress in executing key areas of Valero’s strategy.
The final 2023 bonus amounts paid to our named executive officers were determined primarily as a function of: (i) Valero’s performance as measured against the Financial Performance Goal, Operational Performance Goals, and Strategic Execution Goals, and (ii) the Human Resources and Compensation Committee’s assessment of each named executive officer’s individual performance, company performance, and stockholder outcomes in 2023. Named executive officers with role changes associated with our CEO transition (Messrs. Gorder, Riggs, and Simmons) had prorated bonus opportunities based on the annual salaries and target bonus percentages associated with their respective pre-transition and post-transition roles, prorated at six months each, forming the basis against which final prorated 2023 bonus amounts were determined. Mr. Riggs’ target bonus percentage reflects a blend of his pre-transition and post-transition target percentages prorated at six months each (target bonus percentages for Messrs. Gorder and Simmons did not change in connection with their role transitions).

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COMPENSATION DISCUSSION AND ANALYSIS

The following table summarizes the 2023 bonus amounts paid to our named executive officers:

	Riggs	Fraser	Simmons	Thomas	Walsh	Gorder
Base Salary (1)	$1,250,000	$925,000	$826,250	$725,000	$675,000	$1,440,000
Bonus Target Percentage (2)	138.5%	100%	100%	85%	85%	160%
Bonus Target Amount (3)	$1,731,250	$925,000	$826,250	$616,250	$573,750	$2,304,000
Bonus Percentage Achieved (4)	193.62%	193.62%	193.62%	193.62%	193.62%	193.62%
Earned Target Incentive Bonus (5)	$3,352,046	$1,790,985	$1,599,785	$1,193,183	$1,110,895	$4,461,005
Bonus Amount Paid (6)	$3,352,046	$1,790,985	$1,599,785	$1,193,183	$1,110,895	$4,461,005
Footnotes:
(1)For NEOs other than Messrs. Gorder, Riggs, and Simmons, base salary is the NEO’s base salary at December 31, 2023. For Messrs. Gorder, Riggs, and Simmons, base salary reflects pre-transition and post-transition salaries prorated at six months each. See “Base Salaries” above for more details.
(2)Reflects bonus target as a percentage of base salary. “Bonus Target Percentage” for Mr. Riggs reflects a blend of his pre-transition and post-transition target percentages prorated at six months each.
(3)This amount is determined by multiplying “Bonus Target Percentage” times “Base Salary.”
(4)Valero’s performance score for “Bonus Percentage Achieved” was 193.62 percent as detailed in the previous table.
(5)This amount is determined by multiplying “Bonus Target Amount” times “Bonus Percentage Achieved.”
(6)Represents the bonus amount disclosed in the Summary Compensation Table. The amount paid was determined primarily based on: (i) Valero’s performance as measured against the Financial Performance Goal, Operational Performance Goals, and Strategic Execution Goals, and (ii) the Committee’s assessment of the NEO’s individual performance, company performance, and stockholder outcomes in 2023.

LONG-TERM INCENTIVE AWARDS
We provide stock-based, long-term compensation to our executives through our stockholder-approved equity plan, our 2020 Omnibus Stock Incentive Plan (as amended, our “2020 OSIP"). Our 2020 OSIP provides for a variety of stock and stock-based awards, including performance shares that vest (become non-forfeitable) contingent upon Valero’s achievement of objective performance goals, and restricted stock which vests over a period (at least three years) determined by the Committee. Annual long-term incentive awards were granted to named executive officers on February 23, 2023 under our 2020 OSIP, and transitional awards were granted to Messrs. Riggs and Simmons on July 1, 2023, and July 20, 2023, respectively, under our 2020 OSIP.
For 2023, the mix of long-term incentives targeted to be awarded to our named executive officers was split evenly, on a share count and value basis, between grants of restricted stock and performance share awards. We believe that these awards create a powerful link between the creation of stockholder value and executive pay delivered. In addition, we believe that the balance between absolute performance alignment through the annual incentive bonus program and restricted shares, and the relative performance objectives underscored by the relative TSR component of performance shares (which also have an Energy Transition modifier to incentivize progress against Valero’s low-carbon fuels strategy), is appropriate. In order for executives to fully realize their targeted opportunities, Valero must perform well and beat the respective TSR performance of the other members of the Performance Peer Group listed above under the caption “Administration of Executive Compensation Program—Peer Group and Benchmarking Data—Performance Peer Group,” and/or meet or exceed (as applicable) performance targets associated with our low-carbon fuels strategy as described below under the caption “Performance Shares—Energy Transition Modifier.”
For each named executive officer, a target value of long-term incentives is established and is expressed as a percentage of base salary. In establishing award sizes, the Human Resources and Compensation Committee makes primary reference to median peer company grant levels within the competitive survey data and makes individualized determinations of award sizes based on additional factors such as: each executive’s experience and contribution to company success, internal parity, retention, and management succession. In addition, an executive’s targeted award may be adjusted based upon the Human Resources and Compensation Committee’s determination of the named executive officer’s individual performance, which (for individuals other than the CEO and the Executive Chairman) takes into consideration the recommendation of the CEO.

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COMPENSATION DISCUSSION AND ANALYSIS

Long-Term Incentives
(Share Mix Based on Value)
50%
50%
Restricted Stock
Performance Shares

When administering long-term incentive awards, the number of shares awarded to our named executive officers for each of restricted stock and performance shares is determined by using our average closing stock price for the 15 consecutive trading days ending the day before the grant date to determine the number of shares needed to achieve the target value for the named executive officer. The values disclosed in the Summary Compensation Table and Grants of Plan-Based Awards Table for long-term incentives are calculated in accordance with SEC disclosure requirements and can differ substantially from the values calculated for Target Total Pay, which, consistent with typical market practices for establishing new incentive levels, are used for administering compensation decisions, including long-term incentives. Target Total Pay for 2023 is based on pay levels as of December 31, 2023, as if such pay levels were in place for all of 2023.
Pre-Role Transition LTI Grants
The following table summarizes the targeted 2023 long-term incentive amounts awarded in February 2023 to our NEOs, which for Messrs. Gorder, Riggs, and Simmons is based upon pre-transition roles, base salaries, and LTI target percentages:

	Riggs	Fraser	Simmons	Thomas	Walsh	Gorder
Base Salary (1)	$1,075,000	$925,000	$752,500	$725,000	$675,000	$1,800,000
LTI Target Percentage (2)	550%	450%	325%	275%	275%	700%
LTI Target Value (3)	$5,912,500	$4,162,500	$2,445,625	$1,993,750	$1,856,250	$12,600,000
Restricted Stock Value Granted (4)	$2,956,250	$2,081,250	$1,222,812	$996,875	$928,125	$6,300,000
Performance Shares Value Granted (4)	$2,956,250	$2,081,250	$1,222,813	$996,875	$928,125	$6,300,000
Total LTI Value Granted (5)	$5,912,500	$4,162,500	$2,445,625	$1,993,750	$1,856,250	$12,600,000
Footnotes:
(1)“Base Salary” is the NEO’s base salary as of the annual award grant date of February 23, 2023.
(2)Represents the NEO’s LTI target as a percentage of base salary as of the annual award grant date of February 23, 2023.
(3)Amounts are determined by multiplying “LTI Target Percentage” times “Base Salary.”
(4)Represents 50 percent of the “Total LTI Value Granted.”
(5)Represents the total value of 2023 annual LTI awards granted to our NEOs, excluding, in the case of Messrs. Riggs and Simmons, the value of their respective July 2023 transitional LTI awards associated with their new roles, as described below.

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COMPENSATION DISCUSSION AND ANALYSIS

Role Transition LTI Grants
In conjunction with our CEO transition, prorated long-term incentive awards associated with their new roles were granted to Mr. Riggs on July 1, 2023 (based upon his promotion to CEO) and to Mr. Simmons on July 20, 2023 (based upon his promotion to COO). For each of Messrs. Riggs and Simmons, the transitional LTI awards associated with the new roles represent an amount equal to the difference between: (a) the LTI target value for his pre-transition role for the first half of 2023 (based on six-month proration) plus the LTI target value for his post-transition role for the second half of 2023 (based on six-month proration); and (b) the value of his annual LTI award granted in February 2023 (as shown in the preceding table). The following table summarizes the transitional LTI amounts awarded to Mr. Riggs and Mr. Simmons in conjunction with their transitions to new roles in 2023 in connection with our CEO transition (“Transitional LTI Value Granted”), along with the total value of 2023 LTI awards granted to Messrs. Riggs and Simmons in aggregate (“Initial LTI Value Granted” plus “Transitional LTI Value Granted”):

	Riggs	Simmons
Base Salary (1)	$1,425,000	$900,000
LTI Target Percentage (2)	700%	450%
Annualized Post-Transition Target Value (3)	$9,975,000	$4,050,000
Initial LTI Value Granted (4)	$5,912,500	$2,445,625
Transitional LTI Value Granted (5)	$2,031,250	$802,188
Transitional Restricted Stock Value Granted (6)	$1,015,625	$401,094
Transitional Performance Shares Value Granted (6)	$1,015,625	$401,094
Total LTI Value Granted for 2023 (7)	$7,943,750	$3,247,813
Footnotes:
(1)“Base Salary” is the NEO’s 2023 post-transition annualized base salary as of the award grant date.
(2)Represents the NEO’s 2023 post-transition LTI target as a percentage of post-transition annualized base salary.
(3)Represents the NEO’s 2023 LTI target value assuming such individual was in their post-transition role for the entire year.
(4)Represents the value of LTI awards granted to Mr. Riggs and Mr. Simmons in February 2023 while in pre-transition roles.
(5)Represents an amount equal to the difference between: (a) the LTI target value for the NEO’s pre-transition role for the first half of 2023 (based on six-month proration) plus the LTI target value for the NEO’s post-transition role for the second half of 2023 (based on six-month proration); and (b) the value of the NEO’s annual LTI awards granted in February 2023, as noted above.
(6)Represents 50 percent of the “Transitional LTI Value Granted.”
(7)Represents the total value of 2023 LTI awards granted to the NEO in aggregate based on their initial and transitional LTI grants.
Performance Shares
For 2023, performance share targets represent a 50 percent allocation of each executive’s LTI target on a share value and count basis. The values disclosed in the Summary Compensation Table for performance shares are calculated in accordance with SEC disclosure requirements and can differ substantially from the values calculated for Target Total Pay, which are used for administering compensation decisions (2023 Target Total Pay for Messrs. Gorder, Riggs, and Simmons reflects the annualized pay targets for their respective post-transition roles of Executive Chairman, CEO, and COO assuming they had been in such roles for the entire year). These differences are further described under the caption “Elements of Executive Compensation—Summary.” Performance shares are payable in shares of Common Stock on their vesting dates. Shares of Common Stock are earned with respect to vesting performance shares only upon Valero’s achievement of (i) TSR objectives (measured in relation to the respective TSR of our peers, as described above), and/or (ii) achievement of low-carbon fuels strategy objectives including (1) progress towards our publicly disclosed global refinery Scope 1 and 2 GHG emissions reduction/displacement targets (GHG emissions reductions/displacements vs. annual target), and (2) investment of growth capital into low-carbon initiatives (low-carbon investments as a percent of three-year trailing average growth CapEx attributable to Valero). Shares not earned in a given performance period expire and are forfeited. Performance shares are also subject to potential forfeiture or proration if an executive’s employment is terminated prior to vesting. Upon termination through qualified retirement, any performance shares that (i) have not yet vested or been forfeited, and (ii) were granted at least one year prior to the date of retirement, continue to remain outstanding and vest according to their original vesting schedule. Any outstanding performance shares that were granted within one year of the effective date of a qualified retirement are prorated based on the number of months worked from the grant date to retirement, and the prorated number of performance shares thereafter vest according to their original

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vesting schedule. Upon (i) a voluntary termination by the employee other than a qualified retirement, or (ii) termination by Valero for “cause” (generally, illegal or gross misconduct), unvested performance shares will be forfeited. Upon termination (i) through death or disability, or (ii) by Valero other than for “cause,” the performance periods for any performance shares that have not yet vested or been forfeited are terminated as of such date, and vesting levels are determined based on the performance for each shortened performance period, if any. See also “Potential Payments Upon Termination or Change of Control” for details on how outstanding performance shares are treated in the event of certain terminations following a change of control of Valero.
The performance shares awarded in 2023 are subject to vesting in three increments with the following award design. The primary performance measure is relative TSR versus a peer group, which is weighted at 100 percent. After preliminary vesting has been determined based on relative TSR performance, an Energy Transition modifier containing two additional metrics (GHG emissions reductions/displacements vs. annual target and investments in low-carbon initiatives as a percent of three-year trailing average growth CapEx attributable to Valero) is applied, with each metric either adding or subtracting 12.5 percentage points to the preliminary vesting percentage, depending on performance. Overall final performance vesting is capped at 200 percent of target. In response to input received during our engagement sessions, we added a new design feature to our performance shares granted in 2023. Specifically, if Valero’s TSR is negative over the performance period, regardless of potential outperformance versus peers, then overall final performance vesting is capped at 100 percent of target.
TSR Metric. Our relative TSR performance is compared to the TSR of the members of our Performance Peer Group throughout the overall three-year performance period. Performance periods measure TSR based on the average closing stock prices for the final 15 trading days of December at the beginning and end of the performance periods, including dividends (except for the XLE index, for which the change in the index price across the designated performance periods is measured as TSR). At the end of each performance period, our TSR for the period is compared to the respective TSR of the members of our Performance Peer Group (for such tranche). The following chart details the performance outcomes based on the relative rank position as applied to the first tranche of the 2023 grants of performance shares (both in February and July).
2023 Grants: Relative TSR Performance Scale (Percent of Target Shares Earned)

	200%	200%	175%	150%	125%	100%	85%	65%	45%	25%	0%	0%
Relative Rank	1	2	3	4	5	6	7	8	9	10	11	12
NOTE: Shown as applied to the 12-company “Performance Peer Group” referenced above under the caption “Administration of Executive Compensation Program—Peer Group and Benchmarking Data,” inclusive of Valero.
As demonstrated in the graphic above, the number of shares of Common Stock earned at preliminary vesting is calculated based on Valero’s TSR performance versus the peers’ respective TSR. If Valero’s relative TSR ranking equals the first position above the median (6th of 12), 100 percent of the target shares are earned. As such, Valero’s TSR must exceed the peer median in order to achieve target performance. This targeting of above peer-median TSR was added to the 2023 performance share design in response to input received during our engagement sessions.
If Valero ranks in the first or second overall position among the peers, 200 percent of the target shares are earned; if Valero ranks in the last or second-to-last overall position among the peers, zero percent of the target shares are earned. The shares earned based on Valero’s relative TSR performance represent the preliminary performance sub-total (see results calculation example below).

Valero’s 2023 performance share design requires relative TSR performance above the peer median in order to achieve target performance.
Performance shares granted in 2021 and 2022 utilized an 11-company (inclusive of Valero; excludes LyondellBassell) peer group for measuring relative TSR performance. Relative TSR performance outcomes for the final tranche of the 2021 performance share grants and for the second tranche of the 2022 performance share grants, each of which have performance periods ending in 2023, are determined based on the following performance scale.
2021 and 2022 Grants: Relative TSR Performance Scale (Percent of Target Shares Earned)

	200%	200%	175%	150%	125%	100%	75%	50%	25%	0%	0%
Relative Rank	1	2	3	4	5	6	7	8	9	10	11

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As discussed above under the caption “Administration of Executive Compensation Program—Peer Group and Benchmarking Data,” LyondellBassell is not included in the Performance Peer Group for these tranches of the 2021 and 2022 grants. Final performance outcomes for the tranches of the 2021, 2022, and 2023 grants with a performance period ending in 2023 are detailed below.
Energy Transition Modifier. In order to underscore the importance of achieving important sustainability and climate-related objectives, in February 2021 an Energy Transition performance measure was introduced to the performance share design as a supplemental performance-based objective. The Energy Transition modifier was again incorporated into the performance shares granted in February 2023 and also into those granted in July 2023 (to Messrs. Riggs and Simmons, as described above). In determining performance share payouts for this measure, the Human Resources and Compensation Committee considers Valero’s progress in advancing its low-carbon fuels strategy, including (i) assessing Valero’s progress towards its publicly announced GHG emissions reduction/displacement targets vs. annual target, and (ii) assessing management’s deployment of growth capital on low-carbon initiatives vs. a three-year trailing average target. Further details regarding our GHG emissions reductions/displacements targets are set forth in our 2023 ESG Report and the SASB Report included therein.*
The table below more fully details the two components of the Energy Transition modifier established for applicable performance shares segments with performance periods ending in 2023 (segment one of the 2023 grants, segment two of the 2022 grants, and segment three of the 2021 grants), including the performance targets as approved by the Committee.

Adjustment to PS Sub-Total
Metric	Description*	Target**	If Meet or Exceed (as applicable)	If Fail to Meet or Exceed (as applicable)
GHG Emissions Reductions/ Displacements vs. Annual Target	2023 GHG emissions reductions and displacements results exceeds the target	>63.0%	Add 12.5 absolute percentage points	Subtract 12.5 absolute percentage points
Investments in Low-Carbon Initiatives as a Percent of Growth CapEx Attributable to Valero	Final three-year trailing average percentage of growth CapEx attributable to Valero spent on low-carbon initiatives meets or exceeds the target	≥40.0%	Add 12.5 absolute percentage points	Subtract 12.5 absolute percentage points

*See “What We’re Doing on GHG Emissions and Climate” above, including the footnotes and cross-references therein.
**Reflects an annual target for performance shares with performance periods ending in 2023 that assesses whether we generate reductions/displacements equivalent to more than 63% of the tonnage from our global refinery GHG emissions (Scope 1 and 2).
The targets established for each of the Energy Transition modifier metrics reflect our commitment to the continued growth of our low-carbon fuels businesses and to ensuring sufficient progress is being made towards our publicly announced GHG emissions targets.
How It Works. The Energy Transition performance measure serves as a modifier to the preliminary sub-total performance results as determined at the end of the performance period for the primary performance metric of the applicable performance shares grant. If performance meets or exceeds target (as applicable) in both of the Energy Transition metrics, 25 absolute percentage points are added to the preliminary sub-total performance results for additional shares earned (though not to exceed the 200 percent overall performance vesting cap and subject to the overall cap on performance share payouts at 100 percent of target if Valero’s TSR is negative over the performance period). If performance meets or exceeds target (as applicable) on one metric but fails to meet or exceed target (as applicable) on the other, no change is made to the preliminary sub-total performance results. If both metrics fail to meet or exceed target (as applicable), 25 absolute percentage points are subtracted from the preliminary sub-total performance results to reduce the shares earned.
Additional shares of Common Stock may be earned based on the accumulated value of dividends paid on Valero’s Common Stock during the pertinent performance period. The amount of accumulated dividends is multiplied by the aggregated common shares earned (if any) for the performance shares, and the product is divided by the fair market value of the Common Stock on the performance shares’ vesting date. The resulting amount is paid in a whole number of shares of Common Stock. The value of the dividends credited to the outstanding performance shares is paid to participants only to the extent that the underlying performance shares earn shares of Common Stock, based on Valero’s relative TSR and/or low-carbon fuels strategy performance, and is paid in shares of Common Stock only when the underlying performance shares vest (see results calculation example below).

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Example Calculation of Performance Shares Earned
Target Performance Shares Granted: 1,000

Component	Target Performance Shares <A>	Performance Result	Performance Outcome <B>	Component Weighting    	Sub-total of Common Stock (A x B x C)
Relative TSR	1,000	Ranked 4th	150%	100%	1,500
Energy Transition: GHG Emissions Reductions/ Displacements vs. Annual Target	1,000	Exceeded Target	+ 12.5%	N/A	125
Energy Transition: Investments in Low-Carbon Initiatives as a Percent of Growth CapEx Attributable to Valero	1,000	Exceeded Target	+ 12.5%	N/A	125
Aggregate Common Stock Earned					1,750

Aggregate Common Stock Earned <D>	Accumulated Dividends Per Share During the Performance Period <E>		FMV on Date of Vesting <F>	Additional Shares of Common Stock (D x E ÷ F)
Dividend Equivalent Shares	1,750	$7.28	$75.00	170
Total Shares of Common Stock Earned				1,920

In order to facilitate executives’ payment of taxes due upon the vesting of performance shares without selling shares earned, executives can designate up to 50 percent of the value of the after-tax vested shares of Common Stock to be delivered in cash. If a cash payment is elected, the total number of after-tax shares to be delivered is multiplied by the fair market value of the Common Stock on the performance shares’ vesting date, and the product is multiplied by the cash payment election percentage designated by the award recipient. The resulting amount is paid in cash, with the remainder paid in shares of Common Stock.
Valero utilizes a three-year ratable vesting schedule for performance shares in order to align executives’ realized pay as delivered through performance shares with the most appropriate representation of company performance over the duration of the three-year performance period when compared to companies in the Performance Peer Group (and as measured through relative TSR). The volatile nature of commodity pricing that characterizes our primary feedstocks, as well as the resulting fuels and other products that are sold to customers, can result in significant swings in short-term product margins and company earnings. Valero’s ratable vesting schedule helps reduce the risk of a payout that is disproportionately influenced (either positively or negatively) by short-term stock swings caused by these disruption events occurring at either the font-end, back-end or both, which can occur in a single segment three-year cliff vesting model.
Segments for three separate performance share grants (granted in 2021, 2022, and 2023) had performance periods ending December 31, 2023, and vested in January 2024. Each vesting segment utilized relative TSR and the Energy Transition metrics as performance metrics.

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2021, 2022, and 2023 Performance Share Grants – The design for performance shares granted in 2021, 2022, and 2023 includes one metric: relative TSR versus a peer group, weighted at 100 percent. After preliminary vesting is determined based on relative TSR performance, an Energy Transition modifier containing two additional metrics is applied with each metric either adding or subtracting 12.5 percentage points per metric to the preliminary vesting percentage, depending on performance. The final vesting percentages for the segments of the 2021, 2022, and 2023 grants with performance periods ending in 2023 are as follows:

Performance Shares Grant (Year & Segment)	Final Percentile TSR Ranking versus Peers	Vesting Percentage of Target (Target = 100%) (Range of 0% to 200%)
2021 (3rd of 3 Segments)	7 of 11	75.00%
Preliminary Vesting Percentage of Target:		75.00%
	Results	% Added/Subtracted
Energy Transition Modifier	Both metrics exceeded target threshold*	+25.00%
Final Vesting Percentage of Target		100.00%
*Further details regarding results of our Energy Transition modifier for performance periods ending December 31, 2023, are set forth below under the caption “2023 Energy Transition Modifier Results.”

Performance Shares Grant (Year & Segment)	Final Percentile TSR Ranking versus Peers	Vesting Percentage of Target (Target = 100%) (Range of 0% to 200%)
2022 (2nd of 3 Segments)	6 of 11	100.00%
Preliminary Vesting Percentage of Target:		100.00%
	Results	% Added/Subtracted
Energy Transition Modifier	Both metrics exceeded target threshold*	+25.00%
Final Vesting Percentage of Target		125.00%
*Further details regarding results of our Energy Transition modifier for performance periods ending December 31, 2023, are set forth below under the caption “2023 Energy Transition Modifier Results.”

Performance Shares Grant (Year & Segment)	Final Percentile TSR Ranking versus Peers	Vesting Percentage of Target (Target = 100%) (Range of 0% to 200%)
2023 (1st of 3 Segments)	7 of 12	85.00%
Preliminary Vesting Percentage of Target:		85.00%
	Results	% Added/Subtracted
Energy Transition Modifier	Both metrics exceeded target threshold*	+25.00%
Final Vesting Percentage of Target		110.00%
*Further details regarding results of our Energy Transition modifier for performance periods ending December 31, 2023, are set forth below under the caption “2023 Energy Transition Modifier Results.”

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2023 Energy Transition Modifier Results – As described above under the caption “Energy Transition Modifier,” after preliminary vesting of performance shares is determined, an Energy Transition modifier containing two additional metrics is applied with each metric either adding or subtracting 12.5 percentage points per metric to the preliminary vesting percentage, depending on performance. The final Energy Transition modifier results for the performance periods ending in 2023 are as follows:

	Metric*	Target**	Results	% Added/Subtracted
Energy Transition Modifier	GHG Emissions Reductions/Displacements vs. Annual Target	>63.00%	Exceeded the target	+ 12.50%
	Investments in Low-Carbon Initiatives as a Percent of Growth CapEx Attributable to Valero***	≥40.00%	Exceeded the target	+ 12.50%
Total % Added/Subtracted				+25.00%
*See “What We’re Doing on GHG Emissions and Climate” above, including the footnotes and cross-references therein.
**Reflects an annual target for performance shares with performance periods ending in 2023 that assesses whether we generate reductions/displacements equivalent to more than 63% of the tonnage from our global refinery GHG emissions (Scope 1 and 2).
***Reflects investments in low-carbon initiatives as a percent of three-year trailing average growth CapEx attributable to Valero. Growth CapEx attributable to Valero is described and reconciled in our respective Annual Report on Form 10-K for each of the years ended December 31, 2021, December 31, 2022, and December 31, 2023 (referred to as growth capital investments in the respective Form 10-Ks).
In 2022, our performance exceeded our short-term 2025 GHG emissions target – which is three years ahead of schedule, and we continued this performance in 2023. On February 23, 2023, due to having achieved the short-term 2025 goal early, the Human Resources and Compensation Committee approved a modification to our Energy Transition modifier to continue challenging the development of low-carbon fuels initiatives that contribute to the reduction of GHG emissions in line with our publicly announced 2035 GHG emissions reduction/displacement target. This elevated performance threshold was applied to the 2023 annual grant of performance shares awarded to NEOs, the transitional grants in July 2023 to Messrs. Riggs and Simmons, and also to the unvested segments of the 2021 and 2022 performance shares grants with performance periods ending December 31, 2023.
On February 22, 2024, as a result of 2023 performance exceeding the elevated threshold for the GHG emissions reductions/displacements metric adopted on February 23, 2023, as noted above, the Committee approved an additional modification to the Energy Transition modifier in support of continued progress in the reduction and displacement of GHG emissions. An even further elevated performance threshold of generating reductions and displacements equivalent to more than 69% of the tonnage from our global refinery GHG emissions (Scope 1 and 2) was applied to the metric for assessing our GHG emissions reductions/displacements progress within the Energy Transition modifier tied to the 2024 annual grant of performance shares and also to the unvested segments of the 2022 and 2023 performance share grants with performance periods ending December 31, 2024. Increasing the performance threshold for this metric for the second straight year further incentivizes continued progress towards our 2035 target and demonstrates prudent target setting in support of ongoing incremental performance achievements related to our low-carbon fuels strategy. See also “Executive Compensation—HSE, Sustainability, and Climate” above.
The vesting outcomes for Valero’s previously granted and outstanding performance shares which had performance periods ending on December 31, 2023 effectively demonstrates the alignment of Valero’s LTI program to the interests of Valero’s stockholders.
Restricted Stock
Restricted stock targets represent the remaining 50 percent of each executive’s long-term incentive target on a share value and count basis. Restricted stock is subject to forfeiture if an executive or Valero terminates his or her employment prior to vesting (other than upon eligible retirement, death, or a qualified voluntary termination following a change of control). Dividends are paid on shares of restricted stock as and when dividends are declared and paid on Valero’s outstanding Common Stock.
Our mix of long-term incentives provides an appropriate balance between the pay-for-performance attributes of performance shares and the equity alignment and retentive qualities of restricted shares. This mix also generally aligns with market practices, and thus supports recruitment and retention of top-quality executive talent.

PERQUISITES AND OTHER BENEFITS
Consistent with our goal of providing compensation and benefits that are generally aligned with market practices among our peers, NEOs are eligible to receive reimbursement for club dues, federal income tax preparation, home security protection, medical

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concierge services, an annual health examination, personal liability insurance coverage, excess individual long-term disability insurance coverage, the accompaniment of Valero security personnel at certain public events, and an annual allowance for the purchase of specified health and welfare benefits. We also occasionally permit certain limited non-business use of Valero’s corporate facilities and corporate aircraft, including, for example, for a spouse to accompany an executive on certain travel. Use of corporate aircraft is subject to our corporate aircraft policy and is reviewed annually by our Chief Compliance Officer. For security and efficiency reasons, Mr. Gorder and Mr. Riggs are required to use the corporate aircraft for all business and personal travel whenever it is feasible. The conclusions of an independent third-party expert that we engaged to conduct a security assessment study also provide support for such determination. Mr. Gorder and Mr. Riggs have each entered into an Aircraft Time Sharing Agreement pursuant to which Mr. Gorder and Mr. Riggs reimburse Valero for certain personal travel within amounts permitted under U.S. Federal Aviation Administration (“FAA”) regulations. The Aircraft Time Sharing Agreements were approved by the Audit Committee, following discussion with the full Board, and the transactions and relationships thereunder are reviewed on an annual basis as described under “Additional Information—Board Independence, Related Party Matters, and Beneficial Ownership” below. A copy of the form of such agreements is also filed as an exhibit to our Annual Report on Form 10-K for the year ended December 31, 2023. Additionally, in connection with certain corporate meetings and functions, we often provide certain items such as small gifts (e.g., travel bags and clothing/attire). We do not provide NEOs automobiles, automobile allowances, or supplemental executive medical coverage.
In determining the total compensation payable to our named executive officers, the Human Resources and Compensation Committee considers perquisites in the context of the total compensation which our named executive officers are eligible to receive. We believe the benefit Valero receives from providing these perquisites significantly outweighs the cost of providing them. The Human Resources and Compensation Committee also periodically reviews these arrangements as needed to ensure they meet business needs and remain in line with market practices. For more information about these and any other perquisites, including their reportable values based on the incremental costs to us, see the “All Other Compensation” column of the Summary Compensation Table and related footnotes.
We provide other benefits, including medical, life, dental, and disability insurance in line with competitive market conditions. Our named executive officers are eligible for the same benefit plans provided to our other employees, including the Valero Energy Corporation Thrift Plan (“Thrift Plan”) and insurance and certain supplemental benefit plans chosen and paid for by employees who desire additional coverage.
Consistent with typical practices among our peers, NEOs and other employees whose compensation exceeds certain limits are eligible to participate in nonqualified excess benefit programs whereby larger contributions can be made than allowed under the qualified plan rules, thereby allowing the receipt of correspondingly higher benefits. These plans are described below.

POST-EMPLOYMENT BENEFITS
Pension Plans
We have a noncontributory defined benefit Pension Plan in which most of our employees, including our named executive officers, are eligible to participate and under which contributions by individual participants are neither required nor permitted. We also have a noncontributory, nonqualified Excess Pension Plan and a noncontributory, nonqualified Supplemental Executive Retirement Plan (“SERP”), which provide supplemental pension benefits to certain highly compensated employees. Our named executive officers are participants in the SERP. The SERP is offered to support recruitment and retention of critical executive talent. The Excess Pension Plan and the SERP provide eligible employees with additional retirement savings opportunities that cannot be achieved with tax-qualified plans due to Internal Revenue Code (the “Code”) limits on (i) annual compensation that can be taken into account under qualified plans, or (ii) annual benefits that can be provided under qualified plans. These plans are further described under “Executive Compensation—Post-Employment Compensation” below.
Nonqualified Deferred Compensation Plans
Deferred Compensation Plan. Our named executive officers are eligible to participate in our Deferred Compensation Plan (“DC Plan”). The DC Plan is offered to align with competitive practices among our peers, and thereby support recruitment and retention of executive talent. The DC Plan permits eligible employees to defer a portion of their salary and/or bonus to a specified date, at least three years after the year of the deferral election. Under the DC Plan, each year eligible employees are permitted to elect to defer up to 30 percent of their salary and/or 50 percent of their cash bonuses to be earned for services performed during the following year. We have not made discretionary contributions to participants’ accounts, and currently we have no plans to do so.
All amounts credited under the DC Plan (other than discretionary credits) are immediately 100 percent vested. Any discretionary credits, if ever granted, will vest in accordance with the vesting schedule determined at the time of the grant of discretionary credits.

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Participant accounts are credited with earnings (or losses) based on investment fund choices made by the respective participant among available funds selected by Valero’s Benefit Plans Administrative Committee.
Excess Thrift Plan. Our Excess Thrift Plan provides benefits to participants in our Thrift Plan whose annual additions to the Thrift Plan are subject to the limitations on annual additions as provided under Section 415 of the Code, and/or who are constrained from making maximum contributions under the Thrift Plan by Section 401(a)(17) of the Code, which limits the amount of an employee’s annual compensation which may be taken into account under that plan. The Excess Thrift Plan is: (i) an “excess benefit plan” as defined under Section 3(36) of the Employee Retirement Income Security Act of 1974 (“ERISA”), and (ii) a plan that is unfunded and maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees.
Additional information about these plans and any contributions made by Valero or any of our named executive officers under nonqualified defined contribution and other deferred compensation plans is presented under “Executive Compensation—Nonqualified Deferred Compensation” below.
Change of Control Severance Arrangements
We have change of control severance agreements with each of our named executive officers. The agreements are generally aligned with typical practices and are intended to assure the continued availability of the NEO in the event of any change of control of Valero that would likely threaten the job security of many top executives. These arrangements are also intended to maintain executive focus and productivity in a period of uncertainty. If a change of control occurs during the term of an agreement, the agreement becomes operative for a fixed three-year period. The agreements provide generally that the NEO’s terms and conditions of employment will not be adversely changed during the three-year period after a change of control. For information regarding payments that may be made under these agreements, see the disclosures under “Executive Compensation—Potential Payments Upon Termination or Change of Control” below.
Accounting and Tax Treatment

ACCOUNTING TREATMENT
Compensation expense for our share-based compensation plans is based on the fair value of the awards granted and is recognized in income on a straight-line basis over the shorter of (i) the requisite service period of each award, or (ii) the period from the grant date to the date retirement eligibility is achieved if that date is expected to occur during the vesting period established in the award. Specific components of our stock-based compensation programs are discussed in Note 14 of Notes to Consolidated Financial Statements in Valero’s Annual Report on Form 10-K for the year ended December 31, 2023.

TAX TREATMENT
Section 162(m) of the Code generally limits the deductibility of compensation paid to certain top executives to $1 million. In previous years, there was an exemption from this $1 million deduction limit for compensation payments that qualified as “performance-based” under applicable regulations. However, the enactment of the Tax Cuts and Jobs Act of 2017 eliminated the performance-based compensation exemption, except with respect to certain grandfathered arrangements. We believe that outstanding stock options continue to qualify as performance-based compensation under the grandfather rules provided under the Tax Cuts and Jobs Act of 2017.
Prospectively, for pay vehicles granted and earned in 2020 and beyond, the Tax Cuts and Jobs Acts of 2017 eliminated the deductibility of most components of pay to certain top executives to the extent that such pay exceeds $1 million in a year. Consistent with Valero’s historic approach to deductibility under former Section 162(m), the Committee will continue to exercise flexibility and discretion in determining whether any given form of pay should be designed and administered to qualify for full deductibility.
Compensation-Related Policies

POLICY ON VESTING OF PERFORMANCE SHARES UPON CHANGE OF CONTROL OF VALERO
Our Board has adopted a policy regarding the vesting of performance shares upon a change of control of Valero. The policy provides that performance shares granted to participants under Valero’s equity incentive plans will not vest automatically upon the date of a change of control (as defined in the applicable plan) of Valero. The policy further provides that in making awards of performance shares to participants, the Human Resources and Compensation Committee may provide in the award agreement with the participant that if a participant’s employment with Valero is terminated following a change of control, any unvested performance

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shares held by the participant will vest on a partial, pro rata basis (depending on length of service during the performance period) on the date of the participant’s termination of employment, with such qualifications for an award as the Committee may determine. The policy is available on our website at www.valero.com > Investors > ESG > Governance Documents > Governance Policies.

EXECUTIVE COMPENSATION CLAWBACK POLICY
Under our revised Executive Compensation Clawback Policy adopted in December 2023, in addition to the restatement events set forth in the SEC’s and NYSE’s executive compensation clawback requirements, in the event of a material restatement of Valero’s financial results, the Board, or the appropriate committee thereof, will review all bonuses and other incentive and equity compensation awarded to our executive officers. The policy goes beyond the minimum requirements of the SEC and the NYSE and in addition to, but not in lieu of, the minimum SEC and NYSE requirements, also provides that if such bonuses and other incentive and equity compensation would have been lower had they been calculated based on such restated results, the Board (or appropriate committee), will, to the extent permitted by governing law and as appropriate under the circumstances, seek to recover for the benefit of Valero all or a portion of the specified compensation awarded to executive officers whose fraud or misconduct caused or partially caused such restatement, as determined by the Board (or appropriate committee). In all cases, however, under our Executive Compensation Clawback Policy, we must always comply with the minimum SEC and NYSE clawback requirements to the extent a recovery of erroneously awarded compensation would be required thereunder. The policy is available on our website at www.valero.com > Investors > ESG > Governance Documents > Governance Policies.

STOCK OWNERSHIP AND RETENTION GUIDELINES
We have adopted stock ownership and retention guidelines applicable to our officers and non-employee directors. The guidelines require that non-employee directors acquire and hold during their service shares of Valero Common Stock equal in value to at least five times their annual cash retainer. For non-employee directors, in addition to vested shares of Valero Common Stock, restricted stock units and any shares of Valero Common Stock, the receipt of which has been deferred, count towards meeting the stock ownership requirements. Officers and non-employee directors have five years after becoming subject to the guidelines to meet the requisite ownership threshold and, once attained, are expected to continuously own sufficient shares to meet that threshold. For officers, in addition to vested shares of Valero Common Stock, restricted shares and any shares of Valero Common Stock, the receipt of which has been deferred, count towards meeting the stock ownership requirements. Unvested stock options and unearned performance shares do not count towards meeting the stock ownership requirements.

In February 2023, after consideration of feedback received during engagements, an analysis of market practices as provided by the Committee’s independent compensation consultant, and in the interest of ensuring our guidelines support the appropriate alignment of Valero officers’ equity compensation with the long-term interests of stockholders, the Committee (along with the Nominating and Corporate Governance Committee) recommended and the Board approved a 50 percent increase to our Stock Ownership and Retention Guidelines for senior executives from prior levels.

The guidelines applicable to our officers as of December 31, 2023, are stated below and require more ownership than median practices among our peers, and more broadly, among S&P 500 companies.

Officer Position	Value of Shares Owned
Chief Executive Officer	7.5x Base Salary
President	4.5x Base Salary
Executive Vice Presidents	3.0x Base Salary
Senior Vice Presidents	1.5x Base Salary
Vice Presidents	1.0x Base Salary
As of December 31, 2023, all NEOs, including our CEO, met the stock ownership requirements as described above, and our Executive Chairman also met the increased ownership requirements applicable to our CEO.

2024 PROXY STATEMENT	61

COMPENSATION DISCUSSION AND ANALYSIS

COMPENSATION CONSULTANT DISCLOSURE POLICY
Per the terms of our Compensation Consultant Disclosure Policy, Valero will make certain disclosures pertaining to compensation consultants in our proxy statements for annual meetings of stockholders. For any compensation consultant retained by the Human Resources and Compensation Committee to provide compensation advice with respect to the compensation disclosed in the Summary Compensation Table in the proxy statement, we will disclose (i) the total fees paid annually to the consultant for compensation-related services and non-compensation-related services; (ii) a description of any non-compensation-related services provided by the consultant; and (iii) any services that the consultant has provided to senior executives of Valero and the nature of those services. The policy is available on our website at www.valero.com > Investors > ESG > Governance Documents > Governance Policies.

PROHIBITION AGAINST HEDGING AND PLEDGING
Our policies prohibit our directors, officers, and employees from speculating in our stock, which includes short selling (profiting if the market price of our stock decreases), buying or selling publicly traded third-party options (including writing covered calls), hedging, or any other type of derivative arrangement that has a similar economic effect. In addition, under our Stock Ownership and Retention Guidelines, our directors and officers are prohibited from pledging shares of Common Stock as collateral or security for indebtedness. Compliance with the guidelines is monitored by the Human Resources and Compensation Committee. The full text of our guidelines is included in our Corporate Governance Guidelines, which is available on our website at www.valero.com > Investors > ESG > Governance Documents > Governance Documents.

INSIDER TRADING POLICY
Our Securities Trading Policy available on our intranet website prohibits our officers, directors, and employees from purchasing or selling Valero securities while in possession of material, nonpublic information, or otherwise using such information for their personal benefit or in any manner that would violate applicable laws and regulations.

62	2024 PROXY STATEMENT

HUMAN RESOURCES AND COMPENSATION COMMITTEE REPORT

The following Human Resources and Compensation Committee Report is not “soliciting material,” is not deemed filed with the SEC, and is not to be incorporated by reference into any of Valero’s filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date of this proxy statement and irrespective of any general incorporation language therein, unless specifically identified in such filing as being incorporated by reference in such filing.
The Human Resources and Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis included under “Compensation Discussion and Analysis” above. Based on that review and discussion, the Human Resources and Compensation Committee recommended to our Board that the Compensation Discussion and Analysis be included in this proxy statement and also be incorporated by reference into our Annual Report on Form 10-K for the period ended December 31, 2023.
Members of the Human Resources and Compensation Committee:
Rayford Wilkins, Jr., Chair
Robert A. Profusek
Randall J. Weisenburger

2024 PROXY STATEMENT	63

COMPENSATION CONSULTANT DISCLOSURES

Our Human Resources and Compensation Committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, independent legal counsel, or other adviser, and is directly responsible for the appointment, compensation, and oversight of the work of any compensation consultant, independent legal counsel, or other adviser retained by the committee. Valero is obligated to provide appropriate funding for the committee’s retention of a consultant, counsel, or adviser.
In 2023, the Human Resources and Compensation Committee retained Exequity LLP as an independent compensation consultant. The Human Resources and Compensation Committee directed Exequity to provide to the committee objective expert analysis and independent advice regarding executive and director compensation, and related disclosures and engagement efforts. For the 2023 executive and director compensation services rendered to the committee, Exequity earned professional fees of $310,251. Exequity did not provide other consulting services to the Human Resources and Compensation Committee, to Valero, or to any senior executives of Valero. Exequity is an independent adviser as determined under the SEC’s rules and the NYSE’s listing standards.
During 2023, Exequity’s executive and director compensation consulting services included:
•assistance with our say-on-pay engagement and response;
•assistance with establishing our overall executive compensation philosophy in light of our business strategies;
•assistance with selecting peer and comparator companies for benchmarking executive pay and monitoring Valero’s performance;
•assistance with executive compensation matters relating to our Executive Chairman, CEO, and other executive transitions;
•assessment of, and recommendations for, enhancing our Stock Ownership and Retention Guidelines and adopting a revised Executive Compensation Clawback Policy that goes beyond minimum SEC and NYSE requirements;
•assessment of competitive pay for our executives, with separate analyses of base salary, annual incentive, long-term incentive compensation, and the relationship between company performance and executive pay;
•assessment of, and recommendations for, our annual incentive bonus plan/program;
•assessment of, and recommendation of enhancements to, our long-term incentive program strategy, including (i) the design of an appropriate mix of equity incentive vehicles; (ii) determination of performance measures and measurement techniques; and (iii) determination of competitive equity grant guidelines consistent with our overall pay philosophy;
•updates on trends and developments in executive compensation, new regulatory issues, and best practices;
•assessment of competitive pay for our directors; and
•assistance with proxy statement disclosures and engagement, including with respect to the foregoing.

64	2024 PROXY STATEMENT

EQUITY COMPENSATION PLAN INFORMATION

The following table presents information regarding our equity compensation plans as of December 31, 2023.

	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)(#)	Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights (b)($) (1)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in column (a)) (c) (2)
Approved by stockholders:
2020 Omnibus Stock Incentive Plan	416,790 (3)	—	12,036,501
2011 Omnibus Stock Incentive Plan	5,580 (4)	48.57	—
Not approved by stockholders:
none	—	—	—
Total	422,370	48.57	12,036,501
Footnotes:
(1)With respect to our 2020 OSIP, the weighted-average exercise price cannot be calculated because all of the applicable outstanding awards under the plan are performance shares and stock units, neither of which has an exercise price. For our 2011 Omnibus Stock Incentive Plan (our “2011 OSIP”), the amount stated in column (b) represents the weighted-average exercise price of outstanding stock options; the amount stated does not include performance shares and stock units because they do not have an exercise price and only stock options were outstanding under our 2011 OSIP as of December 31, 2023.
(2)On April 30, 2020, our stockholders approved our 2020 OSIP and, as a result, effective as of such date no further awards will be made under our 2011 OSIP. Securities available for future issuance under our 2020 OSIP can be issued in various forms, including but not limited to, restricted stock, performance shares, stock unit awards, and stock options. The total number of securities remaining available for issuance under our 2020 OSIP as of December 31, 2023, includes shares of Common Stock previously subject to awards under our 2011 OSIP that, between April 30, 2020, and December 31, 2023, were forfeited, terminated, canceled or rescinded, settled in cash in lieu of Common Stock, exchanged for awards not involving Common Stock, or expired unexercised.
(3)Represents the gross number of shares of Common Stock subject to awards under our 2020 OSIP outstanding as of December 31, 2023, which consists of 39,850 shares of Common Stock associated with outstanding stock units, and 376,940 shares of Common Stock associated with outstanding performance shares at target.
(4)Represents the gross number of shares of Common Stock subject to awards under our 2011 OSIP outstanding as of December 31, 2023, which consists of 5,580 shares of Common Stock associated with outstanding stock options held by certain prior employees.
Our equity plans are further described in Note 14 of Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2023.

2024 PROXY STATEMENT	65

EXECUTIVE COMPENSATION

The following tables disclose compensation paid to or earned by our named executive officers for 2023. We use captions and headings in these tables that correspond to the SEC regulations requiring these disclosures. The footnotes to these tables provide important information to explain the values presented in the tables.

Summary Compensation Table
This table summarizes the compensation paid to our named executive officers for fiscal years 2023, 2022, and 2021. The elements of compensation listed in the table are described in the “Compensation Discussion and Analysis” section of this proxy statement and in the table’s footnotes. The principal position listed below for each named executive officer reflects his or her current role.

Name and Principal Position (1)	Year	Salary ($)	Stock Awards ($) (2)(3)	Non-Equity Incentive Plan Compensation ($) (4)	Change in Pension Value and Non- qualified Deferred Compensation Earnings ($) (5)	All Other Compensation ($) (6)	Total ($)	Total Excluding Change in Pension Value ($) (7)
R. Lane Riggs, Chief Executive Officer and President	2023	1,250,000	8,635,908	3,352,046	6,723,177	179,801	20,140,932	13,417,755
	2022	1,015,000	5,044,102	2,233,000	—	130,714	8,422,816	8,422,816
	2021	970,000	6,956,013	1,950,263	3,093,788	172,559	13,142,623	10,048,835
Joseph W. Gorder, Executive Chairman of the Board and former CEO	2023	1,440,000	16,554,448	4,461,005	7,333,290	248,895	30,037,638	22,704,348
	2022	1,800,000	12,363,244	5,760,000	—	221,849	20,145,093	20,145,093
	2021	1,800,000	13,360,052	5,264,064	2,030,418	237,352	22,691,886	20,661,468
Jason W. Fraser, EVP and Chief Financial Officer	2023	925,000	5,294,801	1,790,985	2,430,036	168,900	10,609,722	8,179,686
	2022	875,000	3,711,181	1,750,000	—	112,389	6,448,570	6,448,570
	2021	825,000	3,540,493	1,507,935	2,408,782	104,961	8,387,171	5,978,389
Gary K. Simmons, EVP and Chief Operating Officer	2023	818,333	3,842,061	1,599,785	4,365,732	129,908	10,755,819	6,390,087
	2022	725,000	2,530,639	1,450,000	—	133,480	4,839,119	4,839,119
	2021	700,400	2,545,219	1,280,191	1,829,025	108,189	6,463,024	4,633,999
Richard J. Walsh, SVP, General Counsel and Secretary	2023	675,000	2,191,857	1,110,895	1,838,871	99,666	5,916,289	4,077,418
	(8)
	(8)
Cheryl L. Thomas, Retired SVP and Chief Technology Officer	2023	725,000	2,439,873	1,193,183	5,302,969	128,747	9,789,772	4,486,803
	2022	690,000	1,655,563	1,104,000	—	98,733	3,548,296	3,548,296
	2021	662,300	1,694,490	968,442	2,158,056	97,325	5,580,613	3,422,557
Footnotes to Summary Compensation Table:
(1)The persons listed in this table are Valero’s “named executive officers” per Item 402(a)(3) of SEC Regulation S-K. See “2023 CEO and Other Leadership Transitions” under “Compensation Discussion and Analysis” for additional information regarding 2023 role transitions for Messrs. Gorder, Riggs, and Simmons. Ms. Thomas retired effective January 2, 2024.
(2)The amount shown is the “grant date fair value” of stock awards (restricted stock and performance shares) computed under Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation–Stock Compensation (“FASB ASC Topic 718”). The grant date fair values disclosed above differ from the NEO’s target value of stock awards due to reasons more fully described in “Compensation Discussion and Analysis” and below in this footnote. The 2023 target values of stock awards as administered to the NEOs were: Mr. Riggs ($7,943,750), Mr. Gorder ($12,600,000), Mr. Fraser ($4,162,500), Mr. Simmons ($3,247,813), Mr. Walsh ($1,856,250), and Ms. Thomas ($1,993,750). The final value realized by each NEO will be determined at a later date upon award vesting. Target pay for our NEOs is described more fully under "Target Total Pay,” and “Pre-Role Transition LTI Grants” and “Role Transition LTI Grants” in “Compensation Discussion and Analysis.”
The grant date fair values disclosed under FASB ASC Topic 718 for our performance share awards include the values of certain tranches of unvested (as of December 31, 2023) performance shares that were awarded in years prior to the fiscal year shown in the table.
(footnote (2) continues on the following page)

66	2024 PROXY STATEMENT

EXECUTIVE COMPENSATION

Footnotes to Summary Compensation Table (con’t.):
footnote (2) continued
Computations of grant date fair values and highest level of possible performance values for performance shares are detailed in the Grants of Plan-Based Awards Table and related footnotes. Amounts in the “Stock Awards” column include the following:

	Riggs	Gorder	Fraser	Simmons	Walsh	Thomas
Restricted Stock	3,943,099	6,181,529	2,042,512	1,617,061	911,295	978,457
Performance Shares	4,692,809	10,372,919	3,252,289	2,225,000	1,280,562	1,461,416
Total (in dollars)	8,635,908	16,554,448	5,294,801	3,842,061	2,191,857	2,439,873
For restricted stock awards, the grant date fair values disclosed are different than the NEO’s target value due to the difference between (i) the stock price used to determine the number of restricted shares granted to achieve the target value (determined by using the average closing stock price for the 15 consecutive trading days ending the day before the grant date), and (ii) the grant date fair value of the award as computed under FASB ASC Topic 718. The 2023 target values of restricted stock awards were: Mr. Riggs ($3,971,875), Mr. Gorder ($6,300,000), Mr. Fraser ($2,081,250), Mr. Simmons ($1,623,906), Mr. Walsh ($928,125), and Ms. Thomas ($996,875). For performance shares, the grant date fair values disclosed represent the aggregated fair values of three tranches from three separate award years as required under FASB ASC Topic 718 (i.e., first tranche of February 2023 award, first tranche of July 1, 2023, transitional award to Mr. Riggs, first tranche of July 20, 2023, transitional award to Mr. Simmons, second tranche of 2022 award, and third tranche of 2021 award). These are deemed to be five separate grants for determining fair value and each is deemed to have a grant date in 2023 per FASB ASC Topic 718. As detailed in the Grants of Plan-Based Awards Table and related footnotes, the expected conversion rate (probable outcome) for each of these awards determines a unique fair value per share for each award tranche, which was 119.36% for the annual 2023 award, 97.91% for Mr. Riggs’ July 1, 2023 award, 95.13% for Mr. Simmons’ July 20, 2023 award, 129.31% for the 2022 award, and 108.75% for the 2021 award. The 2023 target values of performance share grants were: Mr. Riggs ($3,971,875), Mr. Gorder ($6,300,000), Mr. Fraser ($2,081,250), Mr. Simmons ($1,623,907), Mr. Walsh ($928,125), and Ms. Thomas ($996,875).
(3)Stock options were not granted to our NEOs in 2023, 2022, or 2021. Additional information about the restricted stock and performance shares granted in 2023 is disclosed in the Grants of Plan-Based Awards Table and related footnotes, as well as in “Compensation Discussion and Analysis—Elements of Executive Compensation—Long-Term Incentive Awards,” and in Note 14 of Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2023.
(4)Represents amounts earned under our annual incentive bonus plan/program, as described in “Compensation Discussion and Analysis—Elements of Executive Compensation—Annual Incentive Bonus.”
(5)This column represents the sum of the change in pension value and nonqualified deferred compensation earnings for each of our NEOs. There are no above-market or preferential earnings on non-tax-qualified deferred compensation amounts included in the table presented above. The NEOs participate in the same pension and nonqualified deferred compensation plans as similarly situated Valero employees (senior-level Valero executive leadership). The disclosures under “Post-Employment Compensation” below discuss these plans and the present value assumptions used in these calculations. Our post-employment plans are also further detailed in Note 13 of Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2023, and under “Post-Employment Benefits” in “Compensation Discussion and Analysis.”
(6)Amounts listed as “All Other Compensation” for 2023 are composed of the following items. Any amount in excess of $10,000 (whether or not such amount may be deemed to be a perquisite or other personal benefit) is separately quantified.
For Mr. Riggs: Valero contributions to Thrift Plan ($23,100) • Valero contributions to Excess Thrift Plan ($64,400) • Valero-provided dollars for the purchase of health and welfare benefits ($32,123) • home security • U.S. tax gross up payment for home security imputed income • personal security protection • reimbursement of club membership dues • executive physical exam • medical concierge service • U.S. tax gross up payment for medical concierge service imputed income • individual excess liability insurance • individual disability insurance • small gifts in connection with corporate meetings and functions • personal use of corporate aircraft ($19,211) • personal use of corporate facilities • tax return preparation.
For Mr. Gorder: Valero contributions to Thrift Plan ($23,100) • Valero contributions to Excess Thrift Plan ($77,700) • Valero-provided dollars for the purchase of health and welfare benefits ($32,803) • home security • U.S. tax gross up payment for home security imputed income • reimbursement of club membership dues ($11,201) • executive physical exam • medical concierge service • U.S. tax gross up payment for medical concierge service imputed income • individual excess liability insurance • individual disability insurance • small gifts in connection with corporate meetings and functions • personal use of corporate aircraft ($37,387) • personal use of corporate facilities • tax return preparation ($17,754) • foreign taxes paid related to foreign service • U.S. tax gross up for foreign taxes paid related to foreign service • retirement gift.
(footnote (6) continues on the following page)

2024 PROXY STATEMENT	67

EXECUTIVE COMPENSATION

Footnotes to Summary Compensation Table (con’t.):
footnote (6) continued
For Mr. Fraser: Valero contributions to Thrift Plan ($23,100) • Valero contributions to Excess Thrift Plan ($41,650) • Valero-provided dollars for the purchase of health and welfare benefits ($30,455) • home security ($23,996) • U.S. tax gross up payment for home security imputed income ($15,569) • reimbursement of club membership dues • executive physical exam • medical concierge service • U.S. tax gross up payment for medical concierge service imputed income • individual excess liability insurance • individual disability insurance • small gifts in connection with corporate meetings and functions • personal use of corporate facilities • personal travel • tax return preparation • foreign taxes paid related to foreign service • U.S. tax gross up for foreign taxes paid related to foreign service.
For Mr. Simmons: Valero contributions to Thrift Plan ($23,100) • Valero contributions to Excess Thrift Plan ($34,307) • Valero-provided dollars for the purchase of health and welfare benefits ($32,028) • home security • U.S. tax gross up payment for home security imputed income • reimbursement of club membership dues ($11,145) • medical concierge service • U.S. tax gross up payment for medical concierge service imputed income • individual excess liability insurance • individual disability insurance • small gifts in connection with corporate meetings and functions • personal use of corporate aircraft • personal use of corporate facilities • tax return preparation.
For Mr. Walsh: Valero contributions to Thrift Plan ($23,100) • Valero contributions to Excess Thrift Plan ($24,150) • Valero-provided dollars for the purchase of health and welfare benefits ($32,123) • home security • U.S. tax gross up payment for home security imputed income • executive physical exam • medical concierge service • U.S. tax gross up payment for medical concierge service imputed income • individual excess liability insurance • individual disability insurance • small gifts in connection with corporate meetings and functions • personal use of corporate aircraft • personal use of corporate facilities.
For Ms. Thomas: Valero contributions to Thrift Plan ($23,100) • Valero contributions to Excess Thrift Plan ($27,650) • Valero-provided dollars for the purchase of health and welfare benefits ($26,047) • home security ($15,461) • U.S. tax gross up payment for home security imputed income ($10,031) • reimbursement of club membership dues • executive physical exam • medical concierge service • U.S. tax gross up payment for medical concierge service imputed income • individual excess liability insurance • individual disability insurance • small gifts in connection with corporate meetings and functions • personal use of corporate facilities • tax return preparation.
Overview of Valuation Methodology
We value the cost of the benefits above at the incremental cost to Valero of providing such benefits with respect to an NEO. The primary purpose of our facilities and corporate aircraft is for business and, as a result, the incremental costs associated with personal use of such items does not include fixed costs that do not change based on usage, including fixed costs with respect to limited family accompaniment or use in connection with an executive’s business use that is integrally and directly related to their duties. To the extent we do not incur any incremental costs, no additional compensation is included as part of the total compensation of our named executive officers. However, any incremental costs that we do incur and that are incidental to such business use of an item are included in such total. In the case of personal use of corporate aircraft, the amount reported is the incremental cost of providing the benefit with respect to such NEO, which primarily includes fuel costs and airport costs (including “deadhead” flights), as well as any incidental costs, such as for the crew or related to limited family accompaniment, and in the case of Messrs. Riggs and Gorder, less any amounts reimbursed by such individuals to Valero as permitted by FAA regulations under the Aircraft Time Sharing Agreements that they have respectively entered into. Reimbursements are allocated to the flight to which they relate but may be paid in a different year due to administration under the agreements. Valero did not provide any perquisites or personal benefits to the named executive officers in 2023, 2022 or 2021 relating to the COVID-19 pandemic, such as new health-related or personal transportation benefits, that were not provided to all employees on a nondiscriminatory basis.
(7)The values in this column represent “Total” compensation for 2023 for the NEOs when excluding the year-over-year changes to the present values of accumulated benefits under the pension plans and nonqualified deferred compensation earnings, which are volatile and can change significantly from year-to-year due to the actuarial assumptions used in a given year (primarily the discount rates used to determine the present value of accumulated benefits). This year, these amounts increased significantly year-over-year primarily due to NEOs getting one year closer to assumed retirement (other than Mr. Gorder who was over age 65 as of December 31, 2023), NEOs completing an additional year of service, increases in 2023 pay levels to better align with peers, and a slight decrease in interest rates year-over-year. Given such volatility, the amounts reported in this column are calculated by subtracting the change in pension values reported in the “Change in Pension Value and Non-qualified Deferred Compensation Earnings” column, from the amounts reported in the “Total “compensation column. Amounts reported in this column differ from, and are not substitutes for, the amounts reported in the “Total” compensation column. See also footnote (5) above, “Post-Employment Compensation,” and “Post-Employment Benefits” in “Compensation Discussion and Analysis.”
(8)Mr. Walsh was not a named executive officer for 2022 or 2021.

68	2024 PROXY STATEMENT

EXECUTIVE COMPENSATION

Grants of Plan-Based Awards
The following table describes plan-based awards for our named executive officers in 2023.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Option Awards ($) (1)
Name	Grant Date		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
R. Lane Riggs	n/a	(2)	–	1,731,250	3,462,500
	02/23/2023	(3)							22,030	2,901,131
	07/01/2023	(4)							8,953	1,041,968
	n/a	(5)					22,030
	n/a	(6)					8,953
	02/23/2023	(7)					7,344	14,688		1,160,866
	02/23/2023	(7)					9,153	18,306		1,567,451
	02/23/2023	(7)					11,260	22,520		1,621,665
	07/01/2023	(7)					2,985	5,970		342,827
Joseph W. Gorder	n/a	(2)	–	2,304,000	4,608,000
	02/23/2023	(3)							46,940	6,181,529
	n/a	(5)					46,940
	02/23/2023	(7)					15,647	31,294		2,473,321
	02/23/2023	(7)					21,530	43,060		3,687,013
	02/23/2023	(7)					29,250	58,500		4,212,585
Jason W. Fraser	n/a	(2)	–	925,000	1,850,000
	02/23/2023	(3)							15,510	2,042,512
	n/a	(5)					15,510
	02/23/2023	(7)					5,170	10,340		817,222
	02/23/2023	(7)					7,060	14,120		1,209,025
	02/23/2023	(7)					8,513	17,026		1,226,042
Gary K. Simmons	n/a	(2)	–	826,250	1,652,500
	02/23/2023	(3)							9,110	1,199,696
	07/20/2023	(4)							3,475	417,365
	n/a	(5)					9,110
	n/a	(6)					3,475
	02/23/2023	(7)					3,037	6,074		480,059
	02/23/2023	(7)					4,473	8,946		766,001
	02/23/2023	(7)					5,873	11,746		845,829
	07/20/2023	(7)					1,159	2,318		133,111
Richard J. Walsh	n/a	(2)	–	573,750	1,147,500
	02/23/2023	(3)							6,920	911,295
	n/a	(5)					6,920
	02/23/2023	(7)					2,307	4,614		364,667
	02/23/2023	(7)					2,663	5,326		456,039
	02/23/2023	(7)					3,193	6,386		459,856
Cheryl L. Thomas	n/a	(2)	–	616,250	1,232,500
	02/23/2023	(3)							7,430	978,457
	n/a	(5)					7,430
	2/23/2023	(7)					2,477	4,954		391,539
	02/23/2023	(7)					3,013	6,026		515,976
	02/23/2023	(7)					3,846	7,692		553,901

2024 PROXY STATEMENT	69

EXECUTIVE COMPENSATION

Footnotes to Grants of Plan-Based Awards Table:
(1)The reported grant date fair value of stock awards is determined in compliance with FASB ASC Topic 718. Stock options were not granted to our named executive officers in 2023.
(2)Represents potential awards under our annual incentive bonus plan/program. Actual amounts earned by our NEOs for 2023 are reported in the Summary Compensation Table under the column “Non-Equity Incentive Plan Compensation.” The target amounts listed in the Grants of Plan-Based Awards Table are computed by multiplying base salary by 100% for Mr. Fraser and 85% for Mr. Walsh and Ms. Thomas, respectively. For Mr. Riggs, the target amount listed in the Grants of Plan-Based Awards Table is computed by prorating Mr. Riggs’ salary and bonus target percentage for the six months of 2023 he spent as President and COO (where his base salary was $1,075,000 and his bonus target percentage was 110%) and the final six months of 2023 he spent as CEO (where his base salary was $1,425,000 and his bonus target percentage was 160%). For Mr. Gorder and Mr. Simmons, the target amount listed in the Grants of Plan-Based Awards Table is computed based on their pre-transition salaries ($1,800,000 and $752,500, respectively) and post-transition salaries ($1,080,000 and $900,000, respectively) prorated at six months each, multiplied by their bonus target percentages of 160% and 100%, respectively, which did not change in connection with their transitions to Executive Chairman and COO, respectively. The compensation changes for Messrs. Riggs, Gorder, and Simmons in connection with their role transitions in 2023 are more fully described in “Compensation Discussion and Analysis—Executive Compensation in Summary—2023 CEO and Other Leadership Transitions.”
(3)Represents restricted stock grants under our 2020 OSIP on February 23, 2023. Dividends on the restricted shares are paid as and when dividends are declared and paid on our Common Stock. For each NEO, the dollar amount stated in the column “Grant Date Fair Value of Stock and Option Awards” is included within the amount listed in the “Stock Awards” column of the Summary Compensation Table. The terms of the restricted share award agreements provide for a three-year ratable vesting schedule (where such shares become nonforfeitable). See also “Long-Term Incentive Awards—Restricted Stock” and “Accounting and Tax Treatment” under “Compensation Discussion and Analysis,” and our 2020 OSIP and the definition of “Fair Market Value” therein.
(4)Represents restricted stock grants to Mr. Riggs and Mr. Simmons under our 2020 OSIP on July 1, 2023, and July 20, 2023, respectively, in connection with their transitions to CEO and COO, respectively. The terms of the restricted share award agreements provide for a three-year ratable vesting schedule (where such shares become nonforfeitable). For Mr. Riggs and Mr. Simmons, the dollar amount stated in the column “Grant Date Fair Value of Stock and Option Awards” is included within the amount listed in the “Stock Awards” column of the Summary Compensation Table. See footnote (3) above for more information on restricted stock awards. The transitional awards to Mr. Riggs and Mr. Simmons in July 2023 are more fully described in “Compensation Discussion and Analysis—Executive Compensation in Summary—2023 CEO and Other Leadership Transitions.”
(5)Represents the number of performance shares awarded under our 2020 OSIP to our NEOs on February 23, 2023 under our LTI awards program described in “Compensation Discussion and Analysis—Elements of Executive Compensation—Long-Term Incentive Awards—Performance Shares.” Per the awards’ terms, on a normal vesting date executives can earn, in shares of Common Stock, from 0% to 200% of the number of performance shares that are vesting, based upon Valero’s achievement of objective performance measures during the performance periods set by the Human Resources and Compensation Committee. Performance shares do not have an exercise price.
The performance shares vest annually in one-third increments (tranches). The first tranche of performance shares vested in January 2024, and the remaining two tranches are scheduled to vest annually in January 2025 and January 2026, with any resulting payout at those times conditioned upon Valero’s performance during the pertinent performance periods. Only the first tranche of these performance shares is deemed to have a “grant date” in 2023, as explained in footnote (7) below. Our disclosures referenced by footnote (5) are for information purposes only, and tie to the disclosures made by our NEOs in February 2023 in compliance with Section 16 of the Exchange Act. Our disclosures in footnote (7) below are intended to comply with the requirements of Item 402 of SEC Regulation S-K with respect to “grants” of performance shares.
(6)Represents performance share grants to Mr. Riggs and Mr. Simmons under our 2020 OSIP on July 1, 2023, and July 20, 2023, respectively, in connection with their transitions to CEO and COO, respectively. The performance shares have the same terms as the performance shares awarded in February 2023, and vest annually in one-third increments (tranches). The first tranche of performance shares vested in January 2024, and the remaining two tranches are scheduled to vest annually in January 2025 and January 2026, with any resulting payout at those times conditioned upon Valero’s performance during the pertinent performance periods. Only the first tranche of these performance shares is deemed to have a “grant date” in 2023, as explained in footnote (7) below. Our disclosures referenced by footnote (6) are for information purposes only, and tie to the disclosures made by Mr. Riggs and Mr. Simmons in July 2023 in compliance with Section 16 of the Exchange Act. Our disclosures in footnote (7) below are intended to comply with the requirements of Item 402 of SEC Regulation S-K with respect to “grants” of performance shares. See footnote (5) above for more information on performance share awards. The transitional awards to Mr. Riggs and Mr. Simmons in July 2023 are more fully described in “Compensation Discussion and Analysis—Executive Compensation in Summary—2023 CEO and Other Leadership Transitions.”

70	2024 PROXY STATEMENT

EXECUTIVE COMPENSATION

(7)Item 402(d)(2)(viii) of SEC Regulation S-K requires us to disclose the “grant date fair value” of equity awards “computed in accordance with FASB ASC Topic 718.” Our performance shares are awarded in three tranches, with the tranches having measurement periods (the performance period) of differing lengths. The first tranche of an award has a performance period of 12 months, the second tranche of an award has a performance period of 24 months, and the third tranche of an award has a performance period of 36 months.
The amounts referenced by footnotes (5) and (6) in the Grants of Plan-Based Awards Table above represent three tranches from three separate award years—namely, the first tranche of performance shares awarded in 2023 (awarded on February 23, 2023 as part of the annual grant cycle; and July 1, 2023, and July 20, 2023, to Mr. Riggs and Mr. Simmons, respectively, as part of their transitions to CEO and COO, respectively), the second tranche of performance shares awarded in 2022 (awarded on February 22, 2022), and the third tranche of performance shares awarded in 2021 (awarded on February 23, 2021). Under FASB ASC Topic 718, each of these tranches is deemed to be a separate “grant” for fair value purposes, and each is deemed to have a “grant date” in 2023, that is, the date when the Human Resources and Compensation Committee approved the peer group of companies for such tranches of these awards. The dollar amounts included in the table represent the grant date fair values from the tranches that are deemed to have a grant date in 2023.
For each NEO, the sum of the dollar amounts stated in the Grants of Plan-Based Awards Table’s column titled “Grant Date Fair Value of Stock and Option Awards” is also included in the “Stock Awards” column of the Summary Compensation Table.
The grant date fair values and the highest level of possible performance values for the performance shares included in the Grants of Plan-Based Awards Table are summarized in the following table.

	performance shares deemed (under FASB ASC Topic 718) to have a grant date in 2023		grant date fair value ($)	lowest possible performance ($)	highest level of performance ($)
Riggs	1st tranche of July 1, 2023 award	2,985	342,827	0	724,639
	1st tranche of Feb. 2023 award	7,344	1,160,866	0	2,005,059
	2nd tranche of 2022 award	9,153	1,567,451	0	2,570,712
	3rd tranche of 2021 award	11,260	1,621,665	0	3,250,762
	total 2023 grant date fair value		4,692,809	0	8,551,172
Gorder	1st tranche of Feb. 2023 award	15,647	2,473,321	0	4,271,944
	2nd tranche of 2022 award	21,530	3,687,013	0	6,046,916
	3rd tranche of 2021 award	29,250	4,212,585	0	8,444,475
	total 2023 grant date fair value		10,372,919	0	18,763,335
Fraser	1st tranche of Feb. 2023 award	5,170	817,222	0	1,411,513
	2nd tranche of 2022 award	7,060	1,209,025	0	1,982,872
	3rd tranche of 2021 award	8,513	1,226,042	0	2,457,703
	total 2023 grant date fair value		3,252,289	0	5,852,088
Simmons	1st tranche of July 20, 2023 award	1,159	133,111	0	289,310
	1st tranche of Feb. 2023 award	3,037	480,059	0	829,162
	2nd tranche of 2022 award	4,473	766,001	0	1,256,287
	3rd tranche of 2021 award	5,873	845,829	0	1,695,535
	total 2023 grant date fair value		2,225,000	0	4,070,294
Walsh	1st tranche of Feb. 2023 award	2,307	364,667	0	629,857
	2nd tranche of 2022 award	2,663	456,039	0	747,930
	3rd tranche of 2021 award	3,193	459,856	0	921,819
	total 2023 grant date fair value		1,280,562	0	2,299,606
Thomas	1st tranche of Feb. 2023 award	2,477	391,539	0	676,271
	2nd tranche of 2022 award	3,013	515,976	0	846,231
	3rd tranche of 2021 award	3,846	553,901	0	1,110,340
	total 2023 grant date fair value		1,461,416	0	2,632,842

2024 PROXY STATEMENT	71

EXECUTIVE COMPENSATION

July 1, 2023 Award. For performance shares awarded on July 1, 2023, the grant date (per FASB ASC Topic 718) for the first tranche is deemed to have occurred in 2023. The performance shares in this tranche were deemed to have an expected conversion rate (probable outcome) of 97.91% with a fair value per share of $114.85. The fair values of the second and third tranches will be determined on their respective FASB ASC Topic 718 grant dates.
July 20, 2023 Award. For performance shares awarded on July 20, 2023, the grant date (per FASB ASC Topic 718) for the first tranche is deemed to have occurred in 2023. The performance shares in this tranche were deemed to have an expected conversion rate (probable outcome) of 95.13% with a fair value per share of $114.85. The fair values of the second and third tranches will be determined on their respective FASB ASC Topic 718 grant dates.
Feb. 2023 Award. For performance shares awarded on February 23, 2023, the grant date (per FASB ASC Topic 718) for the first tranche is deemed to have occurred in 2023. The performance shares in this tranche were deemed to have an expected conversion rate (probable outcome) of 119.36% with a fair value per share of $158.07. The fair values of the second and third tranches will be determined on their respective FASB ASC Topic 718 grant dates.
2022 Award. For performance shares awarded on February 22, 2022, the grant date (per FASB ASC Topic 718) for the second tranche is deemed to have occurred in 2023. The performance shares in this tranche were deemed to have an expected conversion rate (probable outcome) of 129.31% with a fair value per share of $171.25. The fair values of the third tranche will be determined on its respective FASB ASC Topic 718 grant date.
2021 Award. For performance shares awarded on February 23, 2021, the grant date (per FASB ASC Topic 718) for the third tranche is deemed to have occurred in 2023. The performance shares in this tranche were deemed to have an expected conversion rate (probable outcome) of 108.75% with a fair value per share of $144.02.
All Awards. For all awards, the “highest level of performance” values listed above assume achievement of the highest level of possible performance conditions (that is, vesting at 200%) per Instruction 3 to Item 402(c)(2)(v) of SEC Regulation S-K.

72	2024 PROXY STATEMENT

EXECUTIVE COMPENSATION

Outstanding Equity Awards at December 31, 2023
This table describes unvested shares of restricted stock and unvested performance shares held by our named executive officers as of December 31, 2023. None of our named executive officers held any stock options as of December 31, 2023.

	Stock Awards
	Restricted Stock			Performance Shares
	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) (1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (1)
R. Lane Riggs	6,829	(2)	887,770	11,260	(8)	1,463,800
	11,102	(3)	1,443,260	18,306	(9)	3,867,240
	13,361	(4)	1,736,930	22,030	(10)	4,868,630
	5,429	(5)	705,770	8,953	(11)	1,978,600
Joseph W. Gorder	17,740	(2)	2,306,200	29,250	(8)	3,802,500
	26,115	(3)	3,394,950	43,060	(9)	9,096,490
	28,469	(4)	3,700,970	46,940	(10)	10,373,740
Jason W. Fraser	5,163	(2)	671,190	8,513	(8)	1,106,690
	8,563	(3)	1,113,190	14,120	(9)	2,982,850
	9,406	(4)	1,222,780	15,510	(10)	3,427,710
Gary K. Simmons	3,561	(2)	462,930	5,873	(8)	763,490
	5,425	(3)	705,250	8,946	(9)	1,889,940
	5,525	(4)	718,250	9,110	(10)	2,013,310
	2,107	(6)	273,910	3,475	(11)	767,910
Richard J. Walsh	1,936	(2)	251,680	3,193	(8)	415,090
	3,229	(3)	419,770	5,326	(9)	1,125,150
	4,196	(4)	545,480	6,920	(10)	1,529,320
Cheryl L. Thomas	2,333	(7)	303,290	3,846	(8)	499,980
	3,654	(7)	475,020	6,026	(9)	1,273,090
	4,506	(7)	585,780	7,430	(10)	1,642,030
Footnotes to Outstanding Equity Awards Table:
(1)The assumed market values were determined using the closing market price of our Common Stock on December 29, 2023 ($130.00 per share), which was the last NYSE trading day in 2023. For a further discussion of the vesting of restricted stock and performance share awards (as noted in the following footnotes), see “Elements of Executive Compensation—Long-Term Incentive Awards” and “Accounting and Tax Treatment” in the “Compensation Discussion and Analysis” section above, and the Option Exercises and Stock Vested Table below. Under our performance share award agreements, until performance shares are actually settled following vesting, holders have not obtained any rights as a stockholder with respect to such shares.
(2)These shares vested on February 23, 2024.
(3)Of the shares listed as outstanding at year end, 50 percent vested on February 22, 2024, and the remaining 50 percent is scheduled to vest on February 22, 2025.
(4)One-third of these shares vested on February 23, 2024; the remaining two-thirds are scheduled to vest in equal installments on February 23, 2025 and February 23, 2026.
(5)These shares are scheduled to vest in one-third increments on July 1, 2024, July 1, 2025, and July 1, 2026.
(6)These shares are scheduled to vest in one-third increments on July 20, 2024, July 20, 2025, and July 20, 2026.
(7)These shares vested on January 2, 2024.

2024 PROXY STATEMENT	73

EXECUTIVE COMPENSATION

(8)These performance shares vested on January 18, 2024 at 100% of target. The value shown in the column “Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested,” represents the market value of 100% (actual payout) of the performance shares at the closing price of our Common Stock on December 29, 2023 ($130.00 per share), which was the last NYSE trading day in 2023.
(9)One-half of these performance shares vested on January 18, 2024 at 125% of target; and the other half is scheduled to vest in January 2025. The value shown in the column “Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested,” represents, for the performance shares that vested on January 18, 2024, the market value of 125% (actual payout) of the performance shares at the closing price of our Common Stock on December 29, 2023 ($130.00 per share), which was the last NYSE trading day in 2023, and for the remaining half, the market value of 200% (max) of the performance shares at the closing price of our Common Stock on December 29, 2023 ($130.00 per share), which was the last NYSE trading day in 2023.
(10)One third of these performance shares vested on January 18, 2024 at 110% of target; an additional one-third is schedule to vest in January 2025; and the final one-third is schedule to vest in January 2026. The value shown in the column “Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested,” represents, for the performance shares that vested on January 18, 2024, the market value of 110% (actual payout) of the performance shares at the closing price of our Common Stock on December 29, 2023 ($130.00 per share), which was the last NYSE trading day in 2023, and for the remaining two-thirds, the market value of 200% (max) of the performance shares at the closing price of our Common Stock on December 29, 2023 ($130.00 per share), which was the last NYSE trading day in 2023.
(11)Represents performance shares awarded on July 1, 2023, and July 20, 2023 to Mr. Riggs and Mr. Simmons, respectively, in connection with their transitions to CEO and COO, respectively. One third of these performance shares vested on January 18, 2024 at 110% of target; an additional one-third is schedule to vest in January 2025; and the final one-third is schedule to vest in January 2026. The value shown in the column “Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested,” represents, for the performance shares that vested on January 18, 2024, the market value of 110% (actual payout) of the performance shares at the closing price of our Common Stock on December 29, 2023 ($130.00 per share), which was the last NYSE trading day in 2023, and for the remaining two-thirds, the market value of 200% (max) of the performance shares at the closing price of our Common Stock on December 29, 2023 ($130.00 per share), which was the last NYSE trading day in 2023.

74	2024 PROXY STATEMENT

EXECUTIVE COMPENSATION

Option Exercises and Stock Vested
The following table provides information regarding (i) stock option exercises by our named executive officers, and (ii) the vesting of restricted stock and performance shares held by our named executive officers during 2023 on an aggregated basis.

	Option Awards		Stock Awards (1)
Name	Number of Shares Acquired on Exercise (#) (2)	Value Realized on Exercise ($) (3)	Number of Shares Acquired on Vesting (#) (2)	Value Realized on Vesting ($) (4)
R. Lane Riggs	—	—
(5)			52,272	5,695,425
(6)			47,583	6,655,910
Joseph W. Gorder	75,580	6,890,602
(5)			63,162	5,910,236
(6)			127,346	17,813,158
Jason W. Fraser	—	—
(5)			36,717	4,612,803
(6)			32,805	4,588,763
Gary K. Simmons	—	—
(5)			13,987	1,340,395
(6)			23,942	3,349,007
Richard J. Walsh	—	—
(5)			8,031	739,924
(6)			10,955	1,532,385
Cheryl L. Thomas	—	—
(5)			8,708	837,039
(6)			16,016	2,240,318
Footnotes to Option Exercises and Stock Vested Table:
(1)Represents shares of Common Stock from the vesting of restricted stock and performance shares in 2023. For a further discussion of the vesting of restricted stock and performance share awards, see “Elements of Executive Compensation—Long-Term Incentive Awards” and “Accounting and Tax Treatment” in the “Compensation Discussion and Analysis” section above. See also the Grants of Plan-Based Awards Table and the related footnotes for additional information on restricted stock and performance share awards.
(2)Represents the gross number of shares received by the named executive officer before deducting any shares withheld (i) from an option’s exercise to pay the exercise price, and/or (ii) to pay applicable taxes.
(3)The reported value is determined by multiplying (i) the number of option shares, times (ii) the difference between the market price of the Common Stock on the date of exercise and the exercise price of the stock option. The value is stated before deducting payment of applicable taxes.
(4)The reported value is determined by multiplying number of vested shares by the market value of the shares on the date they became nonforfeitable or were otherwise received. The value is stated before deducting payment of applicable taxes.
(5)Represents number of shares of Common Stock and value related to vesting of restricted stock.
(6)Represents number of shares of Common Stock and value related to vesting of performance shares.

2024 PROXY STATEMENT	75

EXECUTIVE COMPENSATION

Post-Employment Compensation

PENSION BENEFITS
The following table describes the accumulated benefits of our named executive officers under Valero’s tax-qualified defined benefit Pension Plan, Excess Pension Plan, and SERP (collectively with the Pension Plan and the Excess Pension Plan, the “Retirement Plans”) as of December 31, 2023.

Name	Plan Name	No. of Years Credited Service (#) (1)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
R. Lane Riggs	Pension Plan	34.92	1,339,319	—
	Excess Pension Plan	34.92	4,448,034	—
	SERP	34.92	15,030,148	—
Joseph W. Gorder (2)	Pension Plan	33.17	1,211,961	—
	Excess Pension Plan	21.67	11,170,939	—
	SERP	21.67	25,990,545	—
Jason W. Fraser	Pension Plan	24.96	837,136	—
	Excess Pension Plan	24.96	1,549,984	—
	SERP	24.96	7,019,748	—
Gary K. Simmons	Pension Plan	36.52	1,477,361	—
	Excess Pension Plan	36.52	3,668,064	—
	SERP	36.52	9,702,675	—
Richard J. Walsh	Pension Plan	24.13	891,200	—
	Excess Pension Plan	24.13	1,248,052	—
	SERP	24.13	4,105,274	—
Cheryl L. Thomas (3)	Pension Plan	39.5	1,823,340	—
	Excess Pension Plan	39.5	4,048,623	—
	SERP	39.5	10,524,901	—
Footnotes to Pension Benefits Table:
(1)The years of credited service for our NEOs include nine years of service (10.5 years for Mr. Fraser) in our Retirement Plans’ “Cash Balance Provision” starting on January 1, 2015 (Mr. Fraser’s participation in the Cash Balance Provision commenced July 1, 2013). The remainder of the NEO’s years of service is in the “Formula Provision” of our Retirement Plans. The Formula Provision and the Cash Balance Provision are described in the narrative disclosures that follow this table.
(2)The 33.17 years of service stated for Mr. Gorder for the Pension Plan represent the sum of his participation in (a) the Valero Pension Plan since 2002 (21.67 years) and (b) the qualified pension plan of UDS (11.5 years). In 2001, Mr. Gorder received a lump sum settlement relating to prior years of service. The Pension Plan amount stated above reflects the effect of offsetting Mr. Gorder’s accrued benefit under the Valero Pension Plan by the value of his lump sum settlement in 2001. In addition, Mr. Gorder has approximately three years of service in a pension plan sponsored by an entity unaffiliated with Valero or UDS that was spun-off from a predecessor of UDS. The 21.67 years of service stated for Mr. Gorder for the Excess Pension Plan and SERP represent his participation since the date of his commencement of employment with Valero.
(3)Ms. Thomas retired effective January 2, 2024. Effective upon her retirement, she ceased accruing benefits under the pension plans. Upon her retirement, she began receiving monthly payments from the Pension Plan. Her nonqualified benefits will be paid to her in a lump-sum cash amount (minus applicable withholding for taxes) on or about July 2, 2024, subject to any delays in payment necessary to comply with Code Section 409A, with no acceleration or enhanced benefits.
The present values stated above were calculated using the same interest rates and mortality tables we use for our financial reporting. Present values at December 31, 2023 were determined using plan specific discount rates (5.07 percent for Pension Plan,

76	2024 PROXY STATEMENT

EXECUTIVE COMPENSATION

4.97 percent for Excess Pension Plan, 5.06 percent for SERP) and the plans’ earliest unreduced retirement age (i.e., age 62). The present values reflect postretirement mortality rates based on the Pri-2012 mortality table projected generationally using scale MP-2021. No decrements were included for pre-retirement termination, mortality, or disability. When applicable, lump sums were determined using the minimum present value segment rates prescribed by the Internal Revenue Service (“IRS”) in Notice 2024-04 (adjusted by estimated changes in interest rates for December 2023 and projected to the assumed retirement date for each NEO) and the mortality table prescribed by the IRS in Notice 2023-73 for distributions in 2024.
Pension Plan. Under our Pension Plan, an eligible employee who is at least 55 years old may elect to retire prior to the normal retirement age of 65, provided the employee has completed at least five years of vesting service. Under the plan’s early retirement provisions, an employee may elect to commence a benefit upon retirement or delay payments to a later date. Pension payments from the Formula Provision (defined below) that begin after age 55 and before age 62 are reduced by four percent for each full year between the benefit start date and the employee’s 62nd birthday. The four percent reduction is prorated for a partial year. The formula used to calculate the benefit and the optional forms of payment are otherwise the same as for normal retirement. As of December 31, 2023, Mr. Riggs, Mr. Fraser, Mr. Simmons, Mr. Walsh, and Ms. Thomas were eligible for early retirement benefits, and Mr. Gorder was eligible for normal retirement. Ms. Thomas retired effective January 2, 2024.
For employees hired prior to January 1, 2010, the Pension Plan (supplemented, as necessary, by the Excess Pension Plan) provides a monthly pension at normal retirement equal to 1.6 percent of the participant’s average monthly compensation (based upon earnings during the three consecutive calendar years during the last 10 years of the participant’s credited service affording the highest such average) times the participant’s years of credited service. This is known as the “Formula Provision.” Each of our NEOs was hired prior to January 1, 2010.
For employees hired on or after January 1, 2010, the Pension Plan (supplemented, as necessary, by the Excess Pension Plan) is a cash balance benefit that provides a monthly pension at normal retirement based on annual employer contributions that are based on years of service, age, eligible compensation, and pay credits. This is known as the “Cash Balance Provision.” After a one-year waiting period, pay credits are retroactive to the participant’s date of hire and are based on years of service, age, and eligible compensation.

points (age and vesting service)	annual pay credit percentage
under 35	6.0% of eligible pay
35–49	7.5% of eligible pay
50–64	9.0% of eligible pay
65–79	10.5% of eligible pay
80+	12.0% of eligible pay
In addition to pay credits, participants will also be eligible for monthly interest credits based on the 10-Year U.S. treasury note rate with a minimum of three percent.
In 2013, we began to implement changes to certain of our U.S. qualified pension plans that cover the majority of our U.S. employees. Benefits under our primary pension plan changed from a final average pay formula (the Formula Provision) to the Cash Balance Provision with staged effective dates from July 1, 2013 through January 1, 2015, depending on the age and service of the affected employees. All final average pay benefits under the Formula Provision were frozen as of December 31, 2014. On July 1, 2013 or January 1, 2015 (as applicable), participants formerly under the Formula Provision in the Pension Plan transitioned to the Cash Balance Provision, with all future Pension Plan benefits to be earned under the new cash balance provision.
Excess Pension Plan. Our Excess Pension Plan provides benefits to those employees whose pension benefits under our defined benefit Pension Plan are subject to limitations under the Code, or are otherwise indirectly constrained by the Code from realizing the maximum benefit available to them under the terms of Pension Plan. The Excess Pension Plan is designed as an “excess benefit plan” as defined under Section 3(36) of ERISA, for those benefits provided in excess of Section 415 of the Code. The Excess Pension Plan is not intended to be either a qualified plan under the provisions of Section 401(a) of the Code, or a funded plan subject to the funding requirements of ERISA.
Subject to other terms of the Excess Pension Plan, the benefit payable under the plan in the Formula Provision is generally an amount equal to “x” minus “y”, where “x” is equal to 1.6 percent of a participant’s final average monthly earnings (as determined under the Excess Pension Plan) multiplied by the participant’s number of years of credited service, and “y” is equal to the participant’s benefit that is payable under the Pension Plan. The benefit payable under the Excess Pension Plan in the Cash Balance Provision is generally an amount equal to “x” minus “y”, where “x” is equal to the accumulated account balance that the participant would be entitled to receive without regard to the limitations, and “y” is equal to the participant’s accumulated account

2024 PROXY STATEMENT	77

EXECUTIVE COMPENSATION

balance that is payable under the Pension Plan. A participant’s benefits under the Excess Pension Plan will vest concurrently with the vesting of the participant’s benefits under the Pension Plan (which all NEOs are vested in). The Excess Pension Plan benefit is made in a lump sum (minus applicable withholding for taxes). The Excess Pension Plan benefit is subject to forfeiture in the event the participant is terminated for cause or acts of willful malfeasance or gross negligence, or if the participant violates the non-competition provisions of the plan, which generally are applicable for two years following termination of employment.
SERP. An executive will become a participant in the SERP as of the date he or she is selected and named in the minutes of the Human Resources and Compensation Committee meeting for inclusion as a SERP participant. The SERP provides a benefit equal to 1.6 percent of eligible pay plus 0.35 percent times the product of the participant’s years of credited service (maximum 35 years) multiplied by the excess of the participant’s average monthly compensation over the lesser of 1.25 times the monthly average (without indexing) of the social security wage bases for the 35-year period ending with the year the participant attains social security retirement age, or the monthly average of the social security wage base in effect for the year that the participant retires. The participant’s most highly compensated consecutive 36 months of service are considered. The SERP benefit is calculated using all years of service (a participant’s service did not freeze when the Formula Benefit described above was frozen.) The SERP benefit is reduced by the amount of the participant’s qualified pension benefit. A participant in the SERP will vest upon death, disability, or retirement (age 55 with at least five years of service at separation). Upon a separation from service, a participant will receive the greater of the SERP benefit or the Excess Pension Plan benefit. The SERP benefit is also reduced by 50 percent upon death prior to retirement. The SERP benefit is paid in a lump sum (minus applicable withholding for taxes). On July 21, 2023, the Human Resources and Compensation Committee elected to amend the SERP, effective for retirements on or after July 1, 2023, to modify the interest rate that is used to calculate the lump-sum benefit thereunder based on the average of IRS lump-sum interest rates for the 60-month period ending with the fifth month prior to the participant’s retirement rather than the IRS lump-sum interest rates for the month of August preceding the calendar year of the participant’s retirement. This change was solely intended to eliminate the volatility and impact of fluctuations from year-over-year changes in actuarial assumptions, which can significantly increase or decrease the calculated value of such benefit from one year to the next and could negatively impact retention. The SERP benefit is subject to forfeiture in the event the participant is terminated for any reason prior to full vesting. In addition, the SERP benefit (even if previously vested) is subject to forfeiture if the participant is discharged for cause or if the participant violates the non-competition provisions of the plan, which generally are applicable for two years following termination of employment. Cause means, generally, that the participant was discharged for illegal or gross misconduct.
Compensation for purposes of the Pension Plan, Excess Pension Plan, and SERP includes salary and bonus. No extra years of credited service have been granted to any of our NEOs.

Nonqualified Deferred Compensation
The following table describes contributions by Valero and each NEO under our nonqualified defined contribution and other deferred compensation plans during 2023, as well as each NEO’s earnings, withdrawals (if any), and year-end balances in these plans.

		Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($) (1)	Aggregate Earnings (loss) in Last FY ($) (3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($) (4)
R. Lane Riggs	Excess Thrift Plan	—	64,400	—	—	826,980
	UDS Nonqualified 401(k) Plan (2)	—	—	3,131	—	48,152
Joseph W. Gorder	Excess Thrift Plan	—	77,700	—	—	2,604,345
Jason W. Fraser	Excess Thrift Plan	—	41,650	—	—	344,649
Gary K. Simmons	Excess Thrift Plan	—	34,307	—	—	598,116
	UDS Nonqualified 401(k) Plan (2)	—	—	25,964	—	162,166
Richard J. Walsh	Excess Thrift Plan	—	24,150	—	—	219,670
Cheryl L. Thomas	Excess Thrift Plan	—	27,650	—	—	497,754
	UDS Nonqualified 401(k) Plan (2)	—	—	32,233	—	178,438

78	2024 PROXY STATEMENT

EXECUTIVE COMPENSATION

Footnotes to Nonqualified Deferred Compensation Table:
(1)All of the amounts included in this column are also included within the amounts reported as “All Other Compensation” for 2023 in the Summary Compensation Table.
(2)Valero assumed the UDS Nonqualified 401(k) Plan when Valero acquired UDS in 2001. This plan is frozen.
(3)There were no earnings for our NEOs in 2023 in our nonqualified defined contribution and other deferred compensation plans that were preferential or above market under SEC rules and therefore no such amounts are included in the Summary Compensation Table.
(4)Amounts reported in this column for each NEO include registrant contributions previously reported in our Summary Compensation Table in previous years when earned if that NEO’s compensation was required to be disclosed in a previous year. The aggregate Excess Thrift Plan balances as of December 31, 2023, compared to December 31, 2022, increased by $94,752 for Mr. Riggs, $189,276 for Mr. Gorder, $98,463 for Mr. Fraser, $58,078 for Mr. Simmons, $42,531 for Mr. Walsh, and $57,634 for Ms. Thomas. The aggregate UDS Nonqualified 401(k) Plan balances as of December 31, 2023, compared to December 31, 2022, increased by $3,131 for Mr. Riggs, $25,964 for Mr. Simmons, and $32,233 for Ms. Thomas.
Our DC Plan and Excess Thrift Plan are described in “Compensation Discussion and Analysis—Elements of Executive Compensation—Post-Employment Benefits.” The following terms also apply to these plans.
Under the DC Plan, participants may elect when and over what period of time their deferrals will be distributed based on plan provisions. Participants may elect to have their accounts distributed in a lump sum on a specified date, at least three years after the year of the deferral election. Participants may, at the time of their deferral elections, choose to have their accounts distributed as soon as reasonably practical following retirement or other termination, or on the first day of January following the date of retirement or termination. Participants may also elect to have their accounts distributed in one lump-sum payment or in two- to 15-year installments upon retirement or in one lump-sum payment or five-year installments upon other termination. Upon a participant’s death, the participant’s beneficiary will receive the participant’s DC Plan balance in one lump-sum payment within 90 days following the participant’s death. Upon a change of control of Valero, all DC Plan accounts are immediately vested in full, and distributions are thereafter made in accordance with the plan’s normal distribution provisions. None of our named executive officers participated in the DC Plan in 2023.
The Excess Thrift Plan provides benefits to participants of our qualified thrift plan whose accounts would not otherwise be credited with company matching contributions due to certain U.S. IRS limits on contributions and/or compensation. The Excess Thrift Plan is neither a qualified plan for federal tax purposes nor a funded plan subject to ERISA. The Excess Thrift Plan is: (i) an “excess benefit plan” as defined under Section 3(36) of ERISA, and (ii) a plan that is unfunded and maintained primarily for the purpose of providing benefits for a select group of management or highly compensated employees.
The UDS Nonqualified 401(k) Plan offered benefits and had terms and conditions much like those of the Valero Excess Thrift Plan. The UDS plan has been frozen to any new participation since March 31, 2002.

Potential Payments Upon Termination or Change of Control

CHANGE OF CONTROL SEVERANCE AGREEMENTS
Our named executive officers have change of control severance agreements with Valero. The agreements seek to assure the continued availability of the executives in the event of a change of control of Valero. When a change of control occurs, the agreements become operative for a fixed three-year period. The agreements provide that the executive’s terms of employment will not be changed materially during the three years following a change of control. Each agreement subjects the executive to certain obligations of confidentiality, both during the term and after termination, for information relating to Valero that the individual acquired during his or her employment. The footnotes to the tables that accompany these disclosures further describe the terms and conditions of the agreements.
When determining the amounts and benefits payable under the agreements, the Human Resources and Compensation Committee and Valero sought to secure compensation that is competitive in our market to recruit and retain executive talent. Consideration was given to the principal economic terms found in change of control severance agreements of other publicly traded companies.

POLICY FEATURES
Our Board has adopted a policy regarding the vesting of performance shares in a change-of-control context. The policy provides that performance shares will not vest automatically upon the date of a change of control of Valero. Instead, as contemplated by the policy, the performance share agreements approved by the Human Resources and Compensation Committee for outstanding

2024 PROXY STATEMENT	79

EXECUTIVE COMPENSATION

performance shares contain a double trigger feature, so that accelerated vesting of performance shares will not occur until the executive’s employment is terminated for certain specified reasons following a change of control. At that time, any unvested performance shares held by the executive will vest on a partial, pro rata basis, commensurate with the executive’s months of service during the applicable performance period.
Our change of control severance agreements do not contain tax gross-up benefits. In 2013, all agreements in effect at that time were amended to eliminate the gross-up benefit that formerly entitled the officers to receive a payment to make them whole for any excise tax on excess parachute payments imposed under Section 4999 of the Code. Valero has adopted a policy that this benefit may not be included in any future change of control agreements.

TERMS AND CONDITIONS
For purposes of the agreements, “change of control” means any of the following (subject to additional particulars as stated in the agreements):
•acquisition by an individual, entity, or group of beneficial ownership of 20 percent or more of our outstanding Common Stock;
•ouster from the Board of a majority of the incumbent directors;
•consummation of certain business combinations or transactions (e.g., merger, share exchange) involving a sale or other disposition of all or substantially all of the assets of Valero.
In the agreements, “cause” is defined to mean, generally, the willful and continued failure of the executive to perform substantially the executive’s duties or illegal or gross misconduct by the executive that is materially and demonstrably injurious to Valero. “Good reason” is defined to mean, generally:
•a diminution in the executive’s position, authority, duties, or responsibilities;
•relocation of the executive (or increased travel requirements); or
•failure of Valero’s successor to assume and perform under the agreement.
The following tables disclose potential payments (calculated per SEC regulations) to our named executive officers in connection with a change of control of Valero. If an NEO’s employment is terminated for “cause,” the NEO will not receive any benefits or compensation other than accrued salary or vacation pay that was unpaid as of the date of termination; therefore, there is no presentation of termination for “cause” in the following tables. Values in the tables assume that a change of control occurred on December 31, 2023, and that the NEO’s employment was terminated on that date.
Mr. Gorder has a grandfathered form of agreement that was entered into in 2007. The form of agreement for Mr. Riggs, Mr. Fraser, Mr. Simmons, Mr. Walsh, and Ms. Thomas (entered into in 2016 and thereafter) represents the current form of agreement approved by our Human Resources and Compensation Committee. The current form of agreement requires termination of employment following a change of control (double trigger), for accelerated vesting of stock options and restricted stock, so long as the termination is (i) other than for “cause," in the case of involuntary termination, or (ii) for “good reason,” in the case of voluntary termination (the grandfathered agreement for Mr. Gorder permits accelerated vesting of stock options and restricted stock upon occurrence of the change of control). All forms of agreement for our NEOs require a double trigger for the acceleration of performance shares. Other differences in benefits payable under the grandfathered agreement and our current form of agreement are described in the footnotes to the following tables.

Potential Payments Under Change of Control Severance Agreements
A.Termination of Employment (i) by Valero other than for “Cause”, or (ii) by the Executive for “Good Reason” (1) ($)

Component of Payment	Riggs	Gorder	Fraser	Simmons	Walsh	Thomas
Salary (2)	2,850,000	5,400,000	1,850,000	1,800,000	1,350,000	1,450,000
Bonus (2)	4,560,000	17,280,000	1,850,000	1,800,000	1,147,500	1,232,500
Pension, Excess Pension, and SERP	—	5,711,428	—	—	—	—
Contributions under Defined Contribution Plans	—	302,400	—	—	—	—
Health & Welfare Benefits (3)	64,246	443,850	60,910	64,056	64,246	52,094
Outplacement Services	25,000	25,000	25,000	25,000	25,000	25,000
Accelerated Vesting of Restricted Stock (4)	4,773,730	9,402,120	3,007,160	2,160,340	1,216,930	1,364,090
Accelerated Vesting of Performance Shares (5)	2,069,860	3,861,260	1,270,880	912,340	521,040	574,080

80	2024 PROXY STATEMENT

EXECUTIVE COMPENSATION

B.Continued Employment Following Change of Control (6) ($)

Component of Payment	Riggs	Gorder	Fraser	Simmons	Walsh	Thomas
Salary, Bonus, Pension, Excess Pension, SERP, Contributions under Defined Contribution Plans, Health & Welfare Benefits	(6)	(6)	(6)	(6)	(6)	(6)
Accelerated Vesting of Restricted Stock (4)	—	9,402,120	—	—	—	—
Footnotes for Potential Payments Under Change of Control Severance Agreements Tables:
(1)If the executive’s employment is terminated by the company other than for “cause,” or if the executive terminates his or her employment for “good reason,” the executive is generally entitled to receive the following:
(a)a lump sum cash payment equal to the sum of:
(i)accrued and unpaid compensation through the date of termination, including a pro rata annual bonus (for this table, we assumed that the executive’s bonus for the year of termination was paid at year-end);
(ii)two times (three times for Mr. Gorder due to his grandfathered form of agreement that was entered into in 2007) the sum of (A) the executive’s annual base salary plus (B) the executive’s eligible bonus amount;
(iii)for Mr. Gorder, the actuarial present value of the pension benefits (qualified and nonqualified) he would have received for an additional three years of service due to his grandfathered form of agreement that was entered into in 2007 (Mr. Riggs, Mr. Fraser, Mr. Simmons, Mr. Walsh, and Ms. Thomas do not participate in this element of compensation); and
(iv)for Mr. Gorder, the equivalent of three years of employer contributions under Valero’s tax-qualified and supplemental defined contribution plans due to his grandfathered form of agreement that was entered into in 2007 (Mr. Riggs, Mr. Fraser, Mr. Simmons, Mr. Walsh, and Ms. Thomas do not participate in this element of compensation);
(b)continued health and welfare benefits for two years (three years for Mr. Gorder due to his grandfathered form of agreement that was entered into in 2007); and
(c)up to $25,000 of outplacement services.
If employment is terminated by reason of death or disability, the executive’s estate will be entitled to receive a lump sum cash payment equal to any accrued and unpaid salary and vacation pay plus a prorated bonus amount earned per the terms of the agreement. In the case of disability, the executive would be entitled to disability and related benefits at least as favorable as those provided by Valero under its programs during the 120 days prior to the executive’s termination of employment.
If the executive voluntarily terminates employment other than for “good reason,” he or she will be entitled to a lump sum cash payment equal to any accrued and unpaid salary and vacation pay plus a prorated bonus amount earned per the terms of the agreement.
See also “Long-Term Incentive Awards,” “Post-Employment Benefits” and “Accounting and Tax Treatment” under “Compensation Discussion and Analysis,” and “Post-Employment Compensation,” “Nonqualified Deferred Compensation,” and “Outstanding Equity Awards at December 31, 2023.”
(2)We assumed each executive’s compensation at the time of the triggering event to be as stated below. The listed salary is equal to 12 times the NEO’s highest monthly base salary paid in the 12 months preceding the triggering event (i.e., the highest annualized salary during 2023). The listed bonus amount for Mr. Gorder represents the highest bonus earned by him in any of fiscal years 2023, 2022, or 2021 (the three years prior to the assumed change of control triggering event). The listed bonus amounts for Mr. Riggs, Mr. Fraser, Mr. Simmons, Mr. Walsh, and Ms. Thomas represent the target bonus percentage in effect prior to the assumed change of control triggering event, multiplied by the base salary shown in the table below.

Name	Salary	Bonus
R. Lane Riggs	1,425,000	2,280,000
Joseph W. Gorder	1,800,000	5,760,000
Jason W. Fraser	925,000	925,000
Gary K. Simmons	900,000	900,000
Richard J. Walsh	675,000	573,750
Cheryl L. Thomas	725,000	616,250
(3)The executive is entitled to health and welfare benefits for two years (three years for Mr. Gorder) following the date of termination.

2024 PROXY STATEMENT	81

EXECUTIVE COMPENSATION

(4)For Mr. Gorder, upon a change of control of Valero, the vesting periods on outstanding stock options and shares of restricted stock are automatically accelerated to the date of the change of control. For Mr. Fraser, Mr. Riggs, Mr. Simmons, Mr. Walsh, and Ms. Thomas, the vesting periods on outstanding stock options and shares of restricted stock are accelerated following a change of control only upon the executive’s termination of employment (double trigger) so long as the termination is (i) other than for “cause,” in the case of involuntary termination, or (ii) for “good reason,” in the case of voluntary termination.
There are no values presented in the foregoing tables for accelerated vesting of stock options because our NEOs did not hold any stock options as of December 31, 2023. For shares of restricted stock, the amounts stated in the table represent the product of (a) the number of shares for which vesting is accelerated, and (b) $130.00 (the closing price of our Common Stock on the NYSE on December 29, 2023, which was the last NYSE trading day in 2023).
(5)Outstanding performance shares do not vest automatically upon a change of control of Valero. Instead, accelerated vesting of performance shares occurs when the executive’s employment with Valero is terminated for certain specified reasons following a change of control (double trigger). In that event, the unvested performance shares held by the executive will vest on a partial, pro rata basis (depending on length of service during the performance period) on the date of the executive’s termination of employment. The amounts disclosed in the table assume that a change of control occurred December 31, 2023.
For outstanding performance shares awarded, the amount included in the table represents, where applicable, a pro rata payout of common shares based upon the executive’s months of service during any shortened performance period ending December 31, 2023 (pro rata shares times $130.00, the closing price of our Common Stock on the NYSE on December 29, 2023, which was the last NYSE trading day in 2023), assuming a payout at 100%.
(6)The agreements provide for a three-year term of employment following a change of control, and generally provide that the executive will continue to enjoy compensation and benefits per the terms in effect prior to the change of control. In addition, for Mr. Gorder, all outstanding stock options and shares of restricted stock will vest on the date of the change of control (see footnote (4) above).
Our Executive Compensation Clawback Policy, as described in “Compensation-Related Policies” under “Compensation Discussion and Analysis” could also impact the payments described above.

82	2024 PROXY STATEMENT

DIRECTOR COMPENSATION

This table summarizes compensation earned by our directors in 2023.

	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)	Total ($)
Fred M. Diaz	130,000	200,059	330,059
H. Paulett Eberhart	155,000	200,059	355,059
Marie A. Ffolkes	130,000	200,059	330,059
Joseph W. Gorder (2)	—	—	—
Kimberly S. Greene	155,000	200,059	355,059
Deborah P. Majoras	155,000	200,059	355,059
Eric D. Mullins	130,000	200,059	330,059
Donald L. Nickles	130,000	200,059	330,059
Philip J. Pfeiffer (retired at the 2023 annual meeting)	65,000	—	65,000
Robert A. Profusek	165,000	200,059	365,059
R. Lane Riggs (2)	—	—	—
Randall J. Weisenburger	155,000	200,059	355,059
Rayford Wilkins, Jr.	155,000	200,059	355,059
Footnotes to Director Compensation Table:
(1)The amounts shown represent the grant date fair value of stock unit awards granted in 2023, calculated in compliance with FASB ASC Topic 718. In 2023, each non-employee director who was re-elected at our annual meeting of stockholders held on May 9, 2023, received an equity grant in the form of 2,041 stock units (described below) valued at $200,000 calculated pursuant to FASB ASC Topic 718 (with the number of units rounded up to avoid fractional units), and each such director elected the one-year holding period option with respect to such units (described below). Additional information about the components of our stock-based compensation programs is set forth in Note 14 of Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2023. See also our 2020 OSIP. Valero did not grant stock options to any director in 2023.
The following table presents for each non-employee director the number of outstanding stock units as of December 31, 2023. There are no outstanding stock options (vested or unvested) held by any of our non-employee directors.

Name	Outstanding Stock Units*
Fred M. Diaz	3,985
H. Paulett Eberhart	3,985
Marie A. Ffolkes	2,041
Kimberly S. Greene	3,985
Deborah P. Majoras	3,985
Eric D. Mullins	3,985
Donald L. Nickles	3,985
Philip J. Pfeiffer	1,944
Robert A. Profusek	3,985
Randall J. Weisenburger	3,985
Rayford Wilkins, Jr.	3,985
*For all directors listed in the table above (other than Ms. Ffolkes), this amount includes 1,944 stock units that vested at the 2023 annual meeting, subject to a one-year holding period.
(2)Mr. Gorder and Mr. Riggs did not receive any compensation as directors of Valero in 2023. Mr. Gorder’s 2023 compensation for service as CEO from January through June, and as Executive Chairman from July through December, and Mr. Riggs’ 2023 compensation as President and Chief Operating Officer from January through June, and as CEO and President from July through December is presented in this proxy statement in the compensation tables for our named executive officers. Directors who are employees of Valero do not receive compensation for serving as directors.

2024 PROXY STATEMENT	83

DIRECTOR COMPENSATION

Our non-employee directors earn an annual cash retainer of $130,000. Valero pays an annual retainer in lieu of separate meeting fees. In addition to the retainer, in 2023 directors who chaired the Audit Committee, Human Resources and Compensation Committee, Nominating and Corporate Governance Committee, and Sustainability and Public Policy Committee earned an additional $25,000 cash payment for their service as chair, and Mr. Profusek earned an additional $35,000 cash payment for his service as Lead Director. Non-employee directors are reimbursed for expenses of meeting attendance, if any. No non-employee director received perquisites or personal benefits in 2023 having a total value of $10,000 or more, or received additional or different compensation or benefits other than those described above.
In addition to annual cash payments, in 2023 each non-employee director who was re-elected on the date of our 2023 annual meeting of stockholders received an equity grant in the form of stock units (described below) valued at $200,000 (calculated pursuant to FASB ASC Topic 718). Grants of equity awards supplement the cash compensation paid to our non-employee directors and serve to increase our directors’ identification with the interests of our stockholders through ownership of Common Stock. Non-employee directors are expected to hold shares of Common Stock having a value equal to five times the annual cash retainer and have five years from the date of their initial election to the Board to meet that guideline.
Each stock unit represents the right to receive one share of Valero Common Stock, and is scheduled to vest (become nonforfeitable) in full on the date of Valero’s next annual meeting of stockholders for the election of directors. Such stock units do not have voting rights and are not transferable. Non-employee directors may elect to defer receipt of the shares of Common Stock for an additional one year following the vesting date of the stock units (a one-year holding period), although we have historically not permitted such election with respect to a grant upon a director’s initial election to the Board. In 2023, the impact of the election of a one-year holding period under FASB ASC Topic 718 was determined by our independent actuary and applied to the closing price used in determining the number of stock units subject thereto. The stock unit award includes a dividend equivalent award, representing the right to receive, on the vesting date (or, if applicable, the holding period expiration date) of the stock unit award, a payment in cash in an amount equal to the cumulative amount of dividends paid to holders of Common Stock during the period when the stock unit remained outstanding prior to vesting (or, if applicable, the holding period expiration date), calculated as if each stock unit held by the director was an outstanding share of Common Stock. Effective on the vesting of a non-employee director’s stock units (or, if applicable, the holding period expiration date), the director may elect to receive either 22% or 37% of the fair market value of the aggregate number of shares of Common Stock to be delivered on such date in cash, with the remainder paid in shares of Common Stock.
The Board previously approved a limitation on the amount of equity compensation that may be paid to our non-employee directors in any year. As provided in our 2020 OSIP, a non-employee director may not receive in any calendar year awards payable in shares of Common Stock that have a fair market value greater than $500,000 in the aggregate. We selected $500,000 as the amount of the limitation because we believe that it places a meaningful limit on awards to our non-employee directors. While the amount of equity compensation awarded to our non-employee directors in recent years has been considerably lower than this limit, we believe that setting a limitation at this level provides us with a reasonable degree of flexibility to make adjustments that we may in the future deem appropriate or necessary for our director compensation program to remain competitive in the market.
The Human Resources and Compensation Committee reviews our non-employee director compensation program at least annually with assistance and input from the independent compensation consultant. The annual review includes an assessment of the director compensation programs of our peers and of industry trends and developments.
On September 13, 2023, following the Human Resources and Compensation Committee’s review of our non-employee director compensation program and the programs of our peers, the Human Resources and Compensation Committee determined that no changes were warranted at such time, other than an increase in the additional cash payment to our Lead Director from $35,000 to $50,000 beginning in 2024. This was the first time the additional cash payment to our Lead Director has been increased since 2020. The non-employee director annual cash retainer, annual equity grant value, and additional cash payment for committee chairs have each stayed flat since 2020.
Non-employee directors are not paid extra for sitting on multiple Valero Board committees.

84	2024 PROXY STATEMENT

PAY RATIO DISCLOSURE

The median of the annual total compensation of all employees of Valero for 2023, except our CEO, was $233,331, and the annual total compensation of our CEO, Mr. Riggs, for 2023 was $20,140,932 (as disclosed in the Summary Compensation Table). Since Mr. Riggs was elected as CEO and President effective as of the close of business on June 30, 2023, we annualized his 2023 compensation as CEO (assuming he was in such role for the entire year) for purposes of our pay ratio disclosure under Item 402(u) of SEC Regulation S-K, which was $25,115,334, as described in further detail below. As a result, our CEO’s 2023 annualized total compensation was approximately 108 times that of the median annual total compensation of all employees of Valero.
To determine the median of the annual total compensation of all employees, we first identified the median employee using the sum of base pay, additional earnings, annual bonus, and the grant date fair value of long-term incentive awards. Once the median employee was identified, we then determined the median employee’s annual total compensation as of December 31, 2023 using the Summary Compensation Table methodology set out in Item 402(c)(2)(x) of SEC Regulation S-K. In determining our pay ratio for 2023, we referred to the same employee who was identified as our median employee for 2021. We determined that there have been no changes to our employee population or employee compensation arrangements in 2023 that we believe would significantly impact our pay ratio disclosure and thus require identification of a new median employee.
The pay ratio is based on a December 31, 2021, employee total population (U.S. and non-U.S.) of approximately 9,813 employees. To determine the median employee for purposes of this disclosure, following the de minimis exemption under Item 402(u)(4)(ii) of Regulation S-K, we excluded all of our employees in Peru (117 employees) and all of our employees in Mexico (42 employees); the excluded employees represented less than 5% of our total employees. We did not exclude any employees under the data privacy exemption of Item 402(u)(4)(i).
Our pay ratio in any given year can increase or decrease due to a number of variables that make this calculation inherently subject to volatility and limit the ability to draw clear trends therefrom. These variables include, among others, the need to use a different median employee at least once every three years under SEC rules, changes in pension value, which can change significantly from year-to-year due to the actuarial assumptions used in a given year (primarily the discount rates used to determine the present value of accumulated benefits) and may affect the median employee and the CEO differently depending on plan eligibility and age, and fluctuations in stock price or company performance which have a larger effect on CEO compensation.

	Median Employee to CEO Pay Ratio
	Median Employee ($)	Summary Compensation Table - CEO ($)	Annualized Compensation - CEO ($)
Salary	150,306	1,250,000	1,425,000 (1)
Stock Awards	—	8,635,908	9,975,000 (2)
Non-Equity Incentive Plan Compensation	17,462	3,352,046	4,414,536 (3)
Change in Pension Value and Non-qualified Deferred Compensation Earnings	26,697	6,723,177	9,120,997 (4)
All Other Compensation	38,866	179,801	179,801 (5)
Total Compensation	233,331	20,140,932	25,115,334
Median Employee to CEO Pay Ratio	1:108
Footnotes:
(1) Represents Mr. Riggs’ annualized base salary in 2023 as CEO (assuming he was in such role for the entire year).
(2) Represents the annualized target value of Mr. Riggs’ 2023 LTI award based on his 2023 annualized base salary and LTI target percentage as CEO.
(3) Represents the annualized value of Mr. Riggs’ 2023 bonus assuming his 2023 bonus target percentage and annualized base salary as CEO, and applying the actual 2023 payout percentage under our annual incentive bonus plan/program.
(4) Represents the sum of the change in pension value and nonqualified deferred compensation earnings, as applicable, for Mr. Riggs in 2023 assuming his 2023 annualized base salary and bonus as CEO noted above.
(5) There were no changes to the amounts included in All Other Compensation for Mr. Riggs based on his annualized compensation in 2023 as CEO.

2024 PROXY STATEMENT	85

SEC PAY VERSUS PERFORMANCE

In accordance with SEC rules, we are providing the following disclosure regarding executive compensation for Valero’s principal executive officer (“PEO”) and Non-PEO NEOs and company performance for the fiscal years listed below. These SEC rules require the below disclosures and calculations with respect to executive compensation metrics (such as “Compensation Actually Paid”) and company performance measures that are separate and different from the disclosures and calculations required by the SEC in other areas of this proxy statement. The Human Resources and Compensation Committee did not consider the pay versus performance disclosure or calculations reflected below in making its compensation decisions for any of the years shown.

							Value of Initial Fixed $100 Investment Based On: (4)
Year	Summary Compensation Table Total for Mr. Riggs (1) ($)	Summary Compensation Table Total for Mr. Gorder (1) ($)	Compensation Actually Paid to Mr. Riggs (1)(2)(3) ($)	Compensation Actually Paid to Mr. Gorder (1)(2)(3) ($)	Average Summary Compensation Table Total for Non-PEO NEOs (1) ($)	Average Compensation Actually Paid to Non-PEO NEOs (1)(2)(3) ($)	TSR ($)	Peer Group TSR ($)	Net Income (loss) (5) ($MM)	Adjusted EPS (loss) (5) ($)
(a)	(b)	(b)	(c)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
2023	20,140,932	30,037,638	15,025,453	30,266,357	9,267,901	7,375,773	167.46	182.93	9,149	24.90
2022	(1)	20,145,093	(1)	35,823,343	5,814,701	10,262,307	158.16	168.89	11,879	29.16
2021	(1)	22,691,886	(1)	26,024,576	8,393,358	7,384,101	90.37	100.91	1,288	2.81
2020	(1)	19,930,640	(1)	10,111,711	6,047,117	3,507,113	64.40	65.76	(1,107)	(3.12)
Footnotes to SEC Pay vs. Performance Table:
(1)Two individuals served as PEO during 2023. R. Lane Riggs was elected as our CEO and President effective as of the close of business on June 30, 2023. Joseph W. Gorder served as our Chairman and CEO (i) in 2023 until the close of business on June 30, 2023, the effective date of his retirement as CEO and his election as our Executive Chairman, and (ii) for each of the other years presented. The individuals comprising the Non-PEO NEOs for each year presented are listed below.

2020	2021	2022	2023
Jason W. Fraser	Jason W. Fraser	Jason W. Fraser	Jason W. Fraser
R. Lane Riggs	R. Lane Riggs	R. Lane Riggs	Gary K. Simmons
Gary K. Simmons	Gary K. Simmons	Gary K. Simmons	Richard J. Walsh
Cheryl L. Thomas	Cheryl L. Thomas	Cheryl L. Thomas	Cheryl L. Thomas
Donna M. Titzman
(2)The amounts shown for Compensation Actually Paid are calculated in accordance with Item 402(v) of Regulation S-K and do not reflect compensation actually earned, realized, or received. These amounts reflect the Summary Compensation Table Total with certain adjustments in accordance with Item 402(v) of Regulation S-K as described in footnote (3) below.
(3)Compensation Actually Paid reflects the exclusions and inclusions of certain amounts for each PEO and the Non-PEO NEOs as set forth below. Equity values are calculated in accordance with FASB ASC Topic 718 and Item 402(v) of Regulation S-K. Amounts in the Exclusion of Stock Awards and the Exclusion of Change in Pension Value columns, respectively, are the totals from the “Stock Awards” and “Change in Pension Value and Non-qualified Deferred Compensation Earnings” columns in the Summary Compensation Table. The amounts in Inclusion of Pension Service Cost and Prior Service Cost are based on the service cost for services rendered during the listed year and prior service cost, calculated as the entire cost of benefits granted (or credit for benefits reduced) in a plan amendment (or initiation) during the listed year that are attributed by the benefit formula to services rendered in periods prior to the amendment.

Year	Summary Compensation Table Total for Mr. Riggs ($)	Exclusion of Change in Pension Value for Mr. Riggs ($)	Exclusion of Stock Awards for Mr. Riggs ($)	Inclusion of Pension Service Cost and Prior Service Cost for Mr. Riggs ($)	Inclusion of Equity Values for Mr. Riggs ($)	Compensation Actually Paid to Mr. Riggs ($)
2023	20,140,932	(6,723,177)	(8,635,908)	509,000	9,734,606	15,025,453

Year	Summary Compensation Table Total for Mr. Gorder ($)	Exclusion of Change in Pension Value for Mr. Gorder ($)	Exclusion of Stock Awards for Mr. Gorder ($)	Inclusion of Pension Service Cost and Prior Service Cost for Mr. Gorder ($)	Inclusion of Equity Values for Mr. Gorder ($)	Compensation Actually Paid to Mr. Gorder ($)
2023	30,037,638	(7,333,290)	(16,554,448)	5,541,000	18,575,457	30,266,357

86	2024 PROXY STATEMENT

SEC PAY VERSUS PERFORMANCE

Year	Average Summary Compensation Table Total for Non-PEO NEOs ($)	Average Exclusion of Change in Pension Value for Non-PEO NEOs ($)	Average Exclusion of Stock Awards for Non-PEO NEOs ($)	Average Inclusion of Pension Service Cost and Prior Service Cost for Non-PEO NEOs ($)	Average Inclusion of Equity Values for Non-PEO NEOs ($)	Average Compensation Actually Paid to Non-PEO NEOs ($)
2023	9,267,901	(3,484,402)	(3,442,148)	973,500	4,060,922	7,375,773
The amounts in the Inclusion of Equity Values in the tables above are derived from the amounts set forth in the following tables:

Year	Year-End Fair Value of Equity Awards Granted During Year That Remained Unvested as of Last Day of Year for Mr. Riggs ($)	Change in Fair Value from Last Day of Prior Year to Last Day of Year of Unvested Equity Awards for Mr. Riggs ($)	Vesting-Date Fair Value of Equity Awards Granted and Vested During Year for Mr. Riggs ($)	Change in Fair Value from Last Day of Prior Year to Vesting Date of Unvested Equity Awards that Vested During Year for Mr. Riggs ($)	Fair Value at Last Day of Prior Year of Equity Awards Forfeited During Year for Mr. Riggs ($)	Value of Dividends or Other Earnings Paid on Stock or Option Awards Not Otherwise Included for Mr. Riggs ($)	Total - Inclusion of Equity Values for Mr. Riggs ($)
2023	7,143,036	56,303	1,561,401	807,867	—	165,999	9,734,606

Year	Year-End Fair Value of Equity Awards Granted During Year That Remained Unvested as of Last Day of Year for Mr. Gorder ($)	Change in Fair Value from Last Day of Prior Year to Last Day of Year of Unvested Equity Awards for Mr. Gorder ($)	Vesting-Date Fair Value of Equity Awards Granted and Vested During Year for Mr. Gorder ($)	Change in Fair Value from Last Day of Prior Year to Vesting Date of Unvested Equity Awards that Vested During Year for Mr. Gorder ($)	Fair Value at Last Day of Prior Year of Equity Awards Forfeited During Year for Mr. Gorder ($)	Value of Dividends or Other Earnings Paid on Stock or Option Awards Not Otherwise Included for Mr. Gorder ($)	Total - Inclusion of Equity Values for Mr. Gorder ($)
2023	13,873,831	137,705	2,446,115	1,806,178	—	311,628	18,575,457

Year	Average Year-End Fair Value of Equity Awards Granted During Year That Remained Unvested as of Last Day of Year for Non-PEO NEOs ($)	Average Change in Fair Value from Last Day of Prior Year to Last Day of Year of Unvested Equity Awards for Non-PEO NEOs ($)	Average Vesting-Date Fair Value of Equity Awards Granted and Vested During Year Non-PEO NEOs ($)	Average Change in Fair Value from Last Day of Prior Year to Vesting Date of Unvested Equity Awards that Vested During Year for Non-PEO NEOs ($)	Average Fair Value at Last Day of Prior Year of Equity Awards Forfeited During Year for Non-PEO NEOs ($)	Average Value of Dividends or Other Earnings Paid on Stock or Option Awards Not Otherwise Included for Non-PEO NEOs ($)	Total - Average Inclusion of Equity Values for Non-PEO NEOs ($)
2023	2,860,593	26,583	526,810	579,895	—	67,041	4,060,922
(4)The Peer Group TSR set forth in this table utilizes a custom group of peers, which we also utilize in the stock performance graph required by Item 201(e) of SEC Regulation S-K included in our Annual Report on Form 10-K for the year ended December 31, 2023. The comparison assumes $100 was invested for the period starting December 31, 2019, through the end of the listed year in Valero and in the custom group of peer issuers used in our performance graph, respectively. Historical stock performance is not necessarily indicative of future stock performance. Our selected peer group comprises the following eleven members: ConocoPhillips; CVR Energy, Inc.; Delek US Holdings, Inc.; the Energy Select Sector SPDR Fund (XLE); EOG Resources, Inc.; HF Sinclair Corporation; Marathon Petroleum Corporation; Occidental Petroleum Corporation; PBF Energy Inc.; Phillips 66; and LyondellBassell (the “New Peer Group”). The returns of each component issuer of the group have been weighted according to their stock market capitalization at the beginning of each period. The Energy Select Sector SPDR Fund (XLE) serves as a proxy for stock price performance of the energy sector and includes energy companies with which we compete for capital. For 2023, LyondellBasell was added to the peer group used in the immediately preceding fiscal year because of its similarities to Valero in size, complexity, and exposure to commodity pricing volatility for both its products and feedstocks. LyondellBasell also helps balance the full portfolio of performance peers by helping ensure accountability of TSR performance both within the core downstream segment of the oil and gas industry, and also in adjacent segments that face similar challenges and opportunities. LyondellBasell was not included in the peer group used in the immediately preceding fiscal year, which consists of ConocoPhillips; CVR Energy, Inc.; Delek US Holdings, Inc.; the Energy Select Sector SPDR Fund (XLE); EOG Resources, Inc.; HF Sinclair Corporation; Marathon Petroleum Corporation; Occidental Petroleum Corporation; PBF Energy Inc.; and Phillips 66 (the “Old Peer Group”). We believe that the New Peer Group represents a group of issuers for

2024 PROXY STATEMENT	87

SEC PAY VERSUS PERFORMANCE

making head-to-head performance comparisons in a competitive operating environment that is primarily characterized by companies that have business models predominantly consisting of downstream refining operations, together with similarly sized energy companies that share operating similarities to us, and that are in adjacent segments of the oil and gas industry.
(5)Net income reflects net income as reported in Valero’s audited financial statements. We determined adjusted EPS to be the most important financial performance measure used to link company performance to Compensation Actually Paid to our PEO and Non-PEO NEOs in 2023 (and also in 2022, the first year we were required to disclose such measure). This performance measure may not have been the most important financial performance measure for years 2021 and 2020 and we may determine a different financial performance measure to be the most important financial performance measure in future years. Adjusted EPS is not defined under U.S. Generally Accepted Accounting Principles (“GAAP”) and is considered a non-GAAP financial measure. See “Compensation Discussion and Analysis—Elements of Executive Compensation—Annual Incentive Bonus” above for adjustments and a description of how 2023 adjusted EPS is calculated from our audited financial statements. For prior years, adjustments from EPS attributable to Valero stockholders – assuming dilution consist of: for 2022, gain on sale of an ethanol plant, gain on early redemption and retirement of debt, adjustment for renewable volume obligations modification, adjustment for an environmental reserve associated with a non-operating site, adjustment for a pension settlement charge, adjustment for foreign withholding tax, and adjustment for asset impairment loss; for 2021, gain on sale of a portion of our interest in the MVP joint venture, impairment charge for cancellation of the Diamond Pipeline extension, loss on early redemption and retirement of debt, adjustment for changes in certain statutory tax rates, and adjustment for change in estimated useful life of two ethanol plants; and 2020, adjustment related to lower cost or market (LCM) inventory valuation, Last in First Out (LIFO) adjustment, and adjustment for change in useful life of an ethanol plant. Amounts for 2022, 2021, and 2020, and a further reconciliation and discussion of how such amounts are calculated from our audited financial statements, can be found in the “Compensation Discussion and Analysis—Elements of Executive Compensation—Annual Incentive Bonus” sections of our proxy statements filed with the SEC on March 22, 2023, March 17, 2022, and March 18, 2021, respectively.

Description of Relationship Between PEO and Non-PEO NEO Compensation Actually Paid and Valero TSR
The following chart sets forth the relationship between Compensation Actually Paid to our PEO(s), the average of Compensation Actually Paid to our non-PEO NEOs, and Valero’s cumulative TSR over the four most recently completed fiscal years. See footnote (1) above for more information on our PEO(s) and non-PEO NEOs during these periods.

88	2024 PROXY STATEMENT

SEC PAY VERSUS PERFORMANCE

Description of Relationship Between PEO and Non-PEO NEO Compensation Actually Paid and Valero Net Income
The following chart sets forth the relationship between Compensation Actually Paid to our PEO(s), the average of Compensation Actually Paid to our non-PEO NEOs, and our Net Income during the four most recently completed fiscal years. See footnote (1) above for more information on our PEO(s) and non-PEO NEOs during these periods.

Tabular List of Most Important Financial Performance Measures
The following table presents the financial performance measures that Valero considers to have been the most important in linking Compensation Actually Paid to our PEO(s) and other NEOs for 2023 to company performance. The measures in this table are not ranked.

Financial Performance Measures
Adjusted EPS
Relative TSR

Description of Relationship Between PEO and Non-PEO NEO Compensation Actually Paid and Valero Adjusted EPS
The following chart sets forth the relationship between Compensation Actually Paid to our PEO(s), the average of Compensation Actually Paid to our non-PEO NEOs, and our adjusted EPS during the four most recently completed fiscal years. See footnote (1) above for more information on our PEO(s) and non-PEO NEOs during these periods.

2024 PROXY STATEMENT	89

SEC PAY VERSUS PERFORMANCE

Description of Relationship Between Company TSR and Peer Group TSR
The following chart compares our cumulative TSR over the four most recently completed fiscal years to that of an index of peers (that we selected) over the same period (the New Peer Group), and the peer group that we used in the immediately preceding fiscal year (the Old Peer Group). See footnote (4) above for more information on the peer groups.

90	2024 PROXY STATEMENT

PROPOSAL NO. 2—Advisory vote to approve compensation of named executive officers

(ITEM 2 ON THE PROXY CARD)

☑	The Board recommends that the stockholders vote “FOR” this proposal
Our Board and our stockholders have determined to hold an advisory vote on executive compensation (“say-on-pay”), as required pursuant to Section 14A of the Exchange Act, every year. Accordingly, we are asking stockholders to vote to approve the 2023 compensation of our named executive officers as such compensation is disclosed pursuant to Item 402 of the SEC’s Regulation S-K, including the Compensation Discussion and Analysis, the compensation tables, and other narrative compensation disclosures required by Item 402. This proxy statement contains all of these required disclosures.
We request the stockholders to approve the following resolution:
“RESOLVED, that the compensation paid to Valero’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables, and narrative discussion, is hereby approved.”

Proxies and Voting Standard. Proxies will be voted for approval of the proposal unless otherwise specified. Approval of this proposal requires the affirmative vote of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote. Because the vote on this proposal is advisory, it will not affect compensation already paid or awarded to any named executive officer and will not be binding on Valero, the Board, or the Human Resources and Compensation Committee. The Board and the Human Resources and Compensation Committee, however, will review the voting results and take into account the outcome in determining future annual compensation for the named executive officers.

2024 PROXY STATEMENT	91

PROPOSAL NO. 3—Ratify appointment of KPMG LLP as independent auditor

(ITEM 3 ON THE PROXY CARD)

☑	The Board recommends that the stockholders vote “FOR” this proposal
The Audit Committee determined on February 22, 2024, to engage KPMG LLP (“KPMG”) as Valero’s independent registered public accounting firm for the fiscal year ending December 31, 2024. KPMG has served as Valero’s independent registered public accounting firm since 2004.
The Audit Committee is directly responsible for the appointment, compensation determination, retention, and oversight of the independent auditor retained to audit Valero’s financial statements. The Audit Committee is responsible for the audit fee negotiations and fee approval associated with Valero’s retention of the independent auditing firm.
The Audit Committee annually reviews and evaluates the qualifications, performance, and independence of Valero’s independent auditing firm, and reviews and evaluates the lead partner of the independent auditor team. In conjunction with the mandated rotation of the audit firm’s lead engagement partner, the Audit Committee is involved in the selection of the audit firm’s new lead engagement partner. To monitor auditor independence, the Audit Committee periodically considers whether there should be a rotation of the independent auditing firm.
The members of the Audit Committee and the Board believe that the continued retention of KPMG to serve as Valero’s independent registered public accounting firm for the fiscal year ending December 31, 2024, is in the best interests of Valero and its stockholders. Accordingly, the Board requests stockholder approval of the following resolution:
“RESOLVED, that the appointment of the firm of KPMG LLP as Valero’s independent registered public accounting firm for the purpose of conducting an audit of the consolidated financial statements and the effectiveness of internal control over financial reporting of Valero and its subsidiaries for the fiscal year ending December 31, 2024, is hereby approved and ratified.”

KPMG Annual Meeting Attendance. Representatives of KPMG are expected to be present at the Annual Meeting to respond to appropriate questions raised at the Annual Meeting or make appropriate statements at the Annual Meeting.
Voting Standard. The affirmative vote of a majority of the voting power of the shares present in person or represented by proxy and entitled to vote is required for adoption of this proposal. If the appointment is not approved, the adverse vote will be considered as an indication to the Audit Committee that it should select another independent registered public accounting firm for the following year. Because of the difficulty and expense of making any substitution of public accountants so long after the beginning of the current year, it is contemplated that the appointment for 2024 will be permitted to stand unless the Audit Committee finds other good reason for making a change.

92	2024 PROXY STATEMENT

KPMG LLP FEES

The following table presents fees for services provided to us by KPMG for the years shown ($ in millions).

	2023	2022
Audit Fees (1)	9.8	8.2
Audit-Related Fees (2)	0.4	0.4
Tax Fees (3)	0.8	0.3
All Other Fees (4)	—	—
total	11.0	8.9
Footnotes:
(1)Represents fees for professional services rendered for the audit of the annual financial statements included in Valero’s annual reports on Form 10-K, review of Valero’s interim financial statements included in Valero’s Form 10-Qs, the audit of the effectiveness of Valero’s internal control over financial reporting, and services that are normally provided by the principal auditor (e.g., comfort letters, statutory audits, attest services, consents, and assistance with and review of documents filed with the SEC).
(2)Represents fees for assurance and related services that are reasonably related to the performance of the audit or review of Valero’s financial statements and not reported under the caption for Audit Fees. The fees listed above are related primarily to the audit of Valero’s benefit plans and other statutory/regulatory audits.
(3)Represents fees for professional services rendered by KPMG for tax compliance and tax consulting services. For 2023 and 2022, the fees relate primarily to property tax consulting and compliance services.
(4)Category represents fees for professional services, if any, other than the services reported under the preceding captions.

Audit Committee Pre-Approval Policy
The Audit Committee has adopted a pre-approval policy to address the pre-approval of certain services rendered to Valero by its independent auditor. The pre-approval policy requires that the Audit Committee review and pre-approve services performed by the independent auditor either (i) on a case-by-case basis, or (ii) by the adoption of a policy detailing the particular types of services that may be provided without case-by-case consideration. The policy-based pre-approval is available for certain audit, audit-related, tax, and other services. Separate pre-approval is required to authorize the annual financial statement audit and annual audit of Valero’s internal control over financial reporting. The Audit Committee has delegated to its chair the authority to grant separate pre-approvals of services and fees in accordance with the pre-approval policy.
All of the services rendered by KPMG to Valero for 2023 were pre-approved specifically by the Audit Committee or pursuant to our pre-approval policy. None of the services provided by KPMG were approved by the Audit Committee under the pre-approval waiver provisions of paragraph (c)(7)(i)(C) of Rule 2-01 of SEC Regulation S-X.

2024 PROXY STATEMENT	93

REPORT OF THE AUDIT COMMITTEE FOR FISCAL YEAR 2023

Management is responsible for Valero’s internal control over its financial reporting process. KPMG, Valero’s independent registered public accounting firm for the fiscal year ended December 31, 2023, is responsible for performing an independent audit of Valero’s financial statements in accordance with the standards of the Public Company Accounting Oversight Board (“PCAOB”), and an audit of the effectiveness of Valero’s internal control over financial reporting in accordance with the standards of the PCAOB, and to issue KPMG’s reports thereon. The Audit Committee monitors and oversees these processes. The Audit Committee approves the selection and appointment of Valero’s independent registered public accounting firm and recommends the ratification of its selection and appointment to our Board.
The Audit Committee has reviewed and discussed Valero’s audited financial statements with management and KPMG. The committee has discussed with KPMG the matters required to be discussed by the applicable requirements of the PCAOB and the SEC. The committee has received the written disclosures and the letter from KPMG required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence, and has discussed with KPMG that firm’s independence.
Based on the foregoing review, discussions, and other matters the Audit Committee determined to be relevant and appropriate, the Audit Committee recommended to the Board that the audited financial statements of Valero be included in its Annual Report on Form 10-K for the year ended December 31, 2023, for filing with the SEC.
Audit Committee:
H. Paulett Eberhart, Chair
Fred M. Diaz
Eric D. Mullins
The material in this Report of the Audit Committee is not “soliciting material,” is not deemed filed with the SEC, and is not to be incorporated by reference in any of Valero’s filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, as amended, respectively, whether made before or after the date of this proxy statement and irrespective of any general incorporation language therein, unless specifically identified in such filing as being incorporated by reference in such filing.

94	2024 PROXY STATEMENT

ADDITIONAL INFORMATION—BOARD INDEPENDENCE, RELATED PARTY MATTERS, AND BENEFICIAL OWNERSHIP

Independence of Our Directors
Independent Directors. Our Corporate Governance Guidelines require a majority of the Board to be independent. The Board presently has 10 non-management directors who are independent and two members who are not independent. R. Lane Riggs (our CEO and President) and Joseph W. Gorder (our Executive Chairman) are Valero employees and are not independent directors under NYSE listing standards and Valero’s Corporate Governance Guidelines.
The Board determined that all of our non-management directors who served on the Board at any time in 2023, and all who currently serve on the Board, satisfy the Board’s independence requirements. Those independent directors are/were:

Fred M. Diaz	Deborah P. Majoras	Robert A. Profusek
H. Paulett Eberhart	Eric D. Mullins	Randall J. Weisenburger
Marie A. Ffolkes	Donald L. Nickles*	Rayford Wilkins, Jr.
Kimberly S. Greene	Philip J. Pfeiffer**
*Mr. Nickles will retire from the Board at the Annual Meeting.
**Mr. Pfeiffer retired from the Board at the 2023 annual meeting.
Independent Committees. The Board’s Audit Committee, Human Resources and Compensation Committee, Nominating and Corporate Governance Committee, and Sustainability and Public Policy Committee are each composed entirely of directors who satisfy the applicable independence requirements of the SEC and the NYSE. Each member of the Audit Committee also meets the additional independence standards for Audit Committee members required by the SEC.
Independence Standards and Determination. The Board determines independence on the basis of the standards specified by the NYSE, the standards listed in our Corporate Governance Guidelines, and other facts and circumstances the Board may consider relevant. Under the NYSE’s listing standards, a director is not deemed independent unless the Board affirmatively determines that the director has no material relationship with Valero. While the Board considers all relevant facts and circumstances in making its independence determinations with respect to each director, our Corporate Governance Guidelines set forth certain categorical standards or guidelines to assist the Board in making such determinations. A director’s relationship with Valero falls within the guidelines adopted by the Board if it (as applicable):
•is not a relationship that would preclude a determination of independence under Section 303A.02(b) of the NYSE Listed Company Manual;
•consists of charitable contributions by Valero to an organization in which a director is an executive officer that do not exceed the greater of $1 million or two percent of the organization’s gross revenue in any of the last three years;
•consists of charitable contributions to any organization with which a director, or any member of a director’s immediate family, is affiliated as an officer, director, or trustee pursuant to a matching gift program of Valero and made on terms applicable to employees and directors generally, or is in amounts that do not exceed $1 million per year; and
•is not a relationship required to be disclosed by Valero under Item 404 of SEC Regulation S-K (regarding related-party transactions).
The Board has reviewed pertinent information concerning the background, employment, and affiliations (including any commercial, banking, consulting, legal, accounting, charitable, related-party transactions, and familial relationships) of our directors, including the matters discussed under “Certain Relationships and Transactions with Related Persons” below, and the fact that some of our directors are directors or otherwise affiliated with other companies or organizations with which we conduct business. Following review by both the Nominating and Corporate Governance Committee and the full Board, the Board (upon recommendation from the Nominating and Corporate Governance Committee) determined that each of our non-management directors and each member of the Audit Committee, Human Resources and Compensation Committee, Nominating and Corporate Governance Committee, and Sustainability and Public Policy Committee has no material relationship with Valero, and is therefore independent.

2024 PROXY STATEMENT	95

ADDITIONAL INFORMATION—BOARD INDEPENDENCE, RELATED PARTY MATTERS, AND BENEFICIAL OWNERSHIP

Certain Relationships and Transactions with Related Persons

BOARD AND MANAGEMENT REVIEW
Our Board adopted a Related Party Transactions Policy to establish procedures for the notification, review, approval, ratification, and disclosure of related-party transactions. Under the policy, a related-party transaction is a transaction, arrangement, or relationship in which (i) Valero (including any of its subsidiaries) was, is or will be a participant; (ii) the amount involved exceeds $120,000; and (iii) any “related person” had, has or will have a direct or indirect material interest. Under the policy, a related person means, generally, any person who would be deemed to be a “related person” as defined in Item 404 of Regulation S-K. Under the policy, a related-party transaction must be submitted to the Board’s Nominating and Corporate Governance Committee for review and approval. The policy is available on our website at www.valero.com > Investors > ESG > Governance Documents > Governance Policies.
We also have a Conflicts of Interest Policy to address instances in which an employee’s or a director’s private interests may conflict with the interests of Valero. The policy is published on our intranet website. We have a Conflicts of Interest Committee (composed of Valero employees) to help administer our Conflicts of Interest Policy and to determine whether any employee’s or director’s private interests may interfere with the interests of Valero. Conflicts of interest are also addressed in our Code of Business Conduct and Ethics. Any waiver of any provision of this code for executive officers or directors may be made only by the Board.
As noted under “Compensation Discussion and Analysis,” for security and efficiency reasons, Mr. Gorder and Mr. Riggs are required to use the corporate aircraft for all business and personal travel whenever it is feasible. In 2023, Mr. Gorder and Mr. Riggs each entered into an Aircraft Time Sharing Agreement pursuant to which Mr. Gorder and Mr. Riggs reimburse us for certain personal travel within amounts permitted under U.S. FAA regulations. A copy of the form of such agreements is also filed as an exhibit to our Annual Report on Form 10-K for the year ended December 31, 2023. Since the beginning of Valero’s last fiscal year, the amounts involved in transactions under the Aircraft Time Sharing Agreements with each of Mr. Gorder and Mr. Riggs, respectively, have not exceeded $120,000 and have not constituted related-party transactions. Nonetheless, such transactions and relationships are reviewed on an annual basis by the Nominating and Corporate Governance Committee.

TRANSACTIONS WITH RELATED PERSONS
One of our named executive officers is related to two persons employed by subsidiaries of Valero (such employees are each hereafter referred to as a “Related Person”).
Ms. Thomas, our former Senior Vice President and Chief Technology Officer (retired effective January 2, 2024), has a daughter, Heather Sitka, who is employed by a subsidiary of Valero in the human resources department. Ms. Sitka’s total compensation for 2023 (consisting of base salary, annual bonus, a restricted stock award, Valero-provided dollars for the purchase of wellness benefits, company match to Thrift Plan account, and other customary benefits and compensation) was approximately $208,918.
Ms. Thomas also has a son, Christopher Thomas, who is employed by a subsidiary of Valero in the wholesale marketing department. Mr. Thomas’ total compensation for 2023 (consisting of base salary, annual bonus, Valero-provided dollars for the purchase of wellness benefits, company match to Thrift Plan account, and other customary benefits and compensation) was approximately $129,016.
Ms. Thomas (i) does not share the same household with either Related Person; (ii) did not participate in the hiring of either Related Person; (iii) did not and does not supervise either Related Person; and (iv) has not participated, and is not expected in the future to participate, in performance evaluations or compensation decisions regarding either Related Person. We believe that each Related Person’s compensation and benefits are commensurate with that person’s qualifications, experience, and responsibilities and are comparable to the compensation and benefits currently paid to other employees in such Related Person’s position at Valero with similar qualifications, experience, and responsibilities.
Pursuant to our Related Party Transactions Policy, the Nominating and Corporate Governance Committee has (i) reviewed all material information regarding each Related Person’s employment relationship with us; (ii) determined that each such employment relationship is not inconsistent with the best interests of Valero; and (iii) approved and ratified our prior and continued employment of each Related Person.

96	2024 PROXY STATEMENT

ADDITIONAL INFORMATION—BOARD INDEPENDENCE, RELATED PARTY MATTERS, AND BENEFICIAL OWNERSHIP

Beneficial Ownership of Valero Securities

SECURITY OWNERSHIP OF MANAGEMENT AND DIRECTORS
This table lists the beneficial ownership of our Common Stock as of March 1, 2024, by all directors and nominees, the named executive officers named in the Summary Compensation Table, and the directors and executive officers of Valero as a group. No executive officer, director, or nominee for director owns any class of equity securities of Valero other than Common Stock. None of the shares listed below are pledged as security. The address for each person is One Valero Way, San Antonio, Texas 78249.

Name of Beneficial Owner	Shares Held (1)	Shares Under Options (2)	Total Shares	Percent of Class
Fred M. Diaz	1,273	—	1,273	*
H. Paulett Eberhart	12,285	—	12,285	*
Marie A. Ffolkes	659	—	659	*
Jason W. Fraser	128,554	—	128,554	*
Joseph W. Gorder	522,275	—	522,275	*
Kimberly S. Greene	12,090	—	12,090	*
Deborah P. Majoras	26,712	—	26,712	*
Eric D. Mullins	6,305	—	6,305	*
Donald L. Nickles	31,602	—	31,602	*
Robert A. Profusek	43,098	—	43,098	*
R. Lane Riggs	303,420	—	303,420	*
Gary K. Simmons	206,277	—	206,277	*
Cheryl L. Thomas (3)	74,071	—	74,071	*
Richard J. Walsh	99,631	—	99,631	*
Randall J. Weisenburger	107,773	—	107,773	*
Rayford Wilkins, Jr.	38,895	—	38,895	*
Directors and current executive officers as a group (15 persons)	1,540,849	—	1,540,849	*
*Indicates that the percentage of beneficial ownership does not exceed 1% of the class.
Footnotes:
(1)These amounts reflect the total shares of Common Stock held by our directors and nominees, named executive officers, and directors and executive officers as a group, including shares allocated under Valero’s Thrift Plan and shares of restricted stock, and, based on our knowledge and the effect of company policies/practices, sole voting and investment power.
(2)See “Director Compensation” above for more information on the outstanding stock units held by our directors.
(3)Ms. Thomas retired effective January 2, 2024, and was not an executive officer as of December 31, 2023.

2024 PROXY STATEMENT	97

ADDITIONAL INFORMATION—BOARD INDEPENDENCE, RELATED PARTY MATTERS, AND BENEFICIAL OWNERSHIP

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
This table describes each person or group of affiliated persons known to be a beneficial owner of more than 5% of our Common Stock. The information is based on reports filed by such persons with the SEC.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355	32,092,284 (1)	9.43%

BlackRock, Inc. 50 Hudson Yards New York, NY 10001	28,577,183 (2)	8.4%

State Street Corporation State Street Financial Center One Congress Street, Suite 1 Boston, MA 02114-2016	22,758,725 (3)	6.68%

Footnotes:
(1)The Vanguard Group filed with the SEC Amendment No. 10 to its Schedule 13G on February 13, 2024, reporting that it or certain of its affiliates beneficially owned in the aggregate 32,092,284 shares as of December 31, 2023, for which it had no sole voting power, shared voting power for 450,506 shares, sole dispositive power for 30,594,191 shares, and shared dispositive power for 1,498,093 shares.
(2)BlackRock, Inc. filed with the SEC Amendment No. 14 to its Schedule 13G on January 25, 2024, reporting that it or certain of its affiliates beneficially owned in the aggregate 28,577,183 shares as of December 31, 2023, for which it had sole voting power for 25,997,959 shares, no shared voting power, sole dispositive power for 28,577,183 shares, and no shared dispositive power.
(3)State Street Corporation filed with the SEC an amended Schedule 13G on January 30, 2024, reporting that it or certain of its affiliates beneficially owned in the aggregate 22,758,725 shares as of December 31, 2023, for which it had no sole voting power, shared voting power for 16,569,879 shares, no sole dispositive power, and shared dispositive power for 22,740,815 shares.

98	2024 PROXY STATEMENT

2024 ANNUAL MEETING OF STOCKHOLDERS—IMPORTANT VOTING AND MEETING INFORMATION

General Information
Our Board is soliciting proxies to be voted at our Annual Meeting to be held on May 15, 2024. The accompanying notice describes the time, place, and purpose of the Annual Meeting. Action may be taken at the Annual Meeting or on any date to which the meeting may be adjourned.
Holders of record of our Common Stock at the close of business on the Record Date (March 18, 2024) are entitled to vote on the matters presented at the Annual Meeting. Our proxy materials are first being sent or made available on or about March 26, 2024, to stockholders entitled to vote at the Annual Meeting.

Notice of Internet Availability of Proxy Materials
We are furnishing our proxy materials to our stockholders primarily through notice-and-access delivery pursuant to SEC rules. As a result, on March 26, 2024, we began mailing our Notice of Internet Availability of Proxy Materials (the “Notice”) to many holders of shares of our Common Stock as of the Record Date, rather than a full paper set of our proxy materials. Using the notice-and-access method helps us to expedite stockholder access to our proxy materials, reduces the costs of printing and mailing a full paper set of our proxy materials to all stockholders, and helps contribute to sustainable practices.
The Notice provides instructions on how stockholders can access our proxy materials over the Internet and sets forth instructions on how shares can be voted. As more fully described in the Notice, stockholders may choose to access our proxy materials at www.proxyvote.com or may request a paper set of our proxy materials. In addition, the Notice and the website referenced therein provide information regarding how stockholders may request to receive our proxy materials in paper form by mail or by electronic delivery on an ongoing basis. Your choice for ongoing delivery will remain in effect unless you change it. Stockholders who previously affirmatively requested ongoing electronic delivery will receive instructions via email regarding how to access these materials electronically. Stockholders who previously affirmatively requested ongoing delivery of a paper set of our proxy materials will receive a full paper set by mail. Unless you have affirmatively requested ongoing electronic delivery, you should monitor your mail for delivery of a Notice or full paper set of proxy materials. If you receive a full paper set by mail, these proxy materials also include the proxy card or voting instruction form for the Annual Meeting. You may receive more than one Notice, proxy card, voting instruction form, email with instructions, and/or control number. See the disclosures under the caption “Shares Registered Differently and Held in More Than One Account” below for more information.
A single Notice or single copy of annual reports, proxy statements, prospectuses, and other disclosure documents may be sent to two or more stockholders sharing the same address. See the disclosures under “Miscellaneous—Householding” below for more information.

Proxies and Proxy Statement
What is a proxy? A proxy is your legal designation of one or more persons to vote the shares you own. The persons you designate are each called a proxy. If you designate someone as your proxy in a written document, that document is also called a proxy or a proxy card. By submitting your proxy (by voting electronically on the Internet, by telephone, or by signing and returning a proxy card or voting instruction form), you authorize the designated persons to represent you and vote your shares at the Annual Meeting in accordance with your instructions. Such designees may also vote your shares to adjourn the meeting and will be authorized to vote your shares at any postponements or adjournments of the meeting.
What is a proxy statement? A proxy statement is a document that includes, among other disclosures, specified information that SEC rules require us to provide when we ask you to submit a proxy.

Record Date, Shares Outstanding, and Quorum
Holders of record of shares of our Common Stock at the close of business on the Record Date (March 18, 2024) are entitled to vote on the matters presented at the Annual Meeting. On the Record Date, 329,454,023 shares of Common Stock were issued and outstanding, and entitled to one vote per share. Stockholders representing a majority of voting power, present in person or represented by proxy at the Annual Meeting, and entitled to vote will constitute a quorum.

2024 PROXY STATEMENT	99

2024 ANNUAL MEETING OF STOCKHOLDERS— IMPORTANT VOTING AND MEETING INFORMATION

Virtual Meeting Format
This year’s Annual Meeting will be held exclusively online, with no option to attend in person.
meeting site: www.virtualshareholdermeeting.com/VLO2024
If you plan to attend the virtual Annual Meeting, you will need to visit www.virtualshareholdermeeting.com/VLO2024 and use the 16-digit control number provided in the Notice, proxy card, voting instruction form, or email with instructions in order to log into the meeting. Depending on the number of accounts through which you hold your shares, and how such shares are held, it is possible that you may receive multiple Notices, sets of proxy materials, emails with instructions, and/or control numbers. See the disclosures under the caption “Shares Registered Differently and Held in More Than One Account” below for more information.
Your vote is important! We encourage you to log into the website and access the webcast early, beginning approximately 15 minutes before the Annual Meeting’s 11:00 a.m. (Central Time) start time. If you experience technical difficulties, you may contact the technical support telephone number posted on the meeting website.
Additional information regarding the rules and procedures for participating in and voting at the virtual Annual Meeting will be provided in the meeting rules of conduct, which stockholders can view during the meeting on the meeting website. At this time, we believe that the virtual meeting format most effectively facilitates stockholder participation, although we will continue to evaluate the most effective format based on changes in facts and circumstances.

Asking Questions and Participating in the Virtual Meeting
Stockholders who provide a valid 16-digit control number will be able to participate in the virtual Annual Meeting by asking questions and voting their shares as outlined below. We intend to offer the same participation opportunities to stockholders as would be provided at an in-person meeting.
Questions may be submitted during the meeting by logging into the virtual Annual Meeting website using a valid 16-digit control number, and following the instructions on the website.
Only stockholders with a valid control number will be allowed to ask questions. Questions pertinent to meeting matters will be answered during the meeting as time allows. If we receive substantially similar questions, we may group such questions together and provide a single response to avoid repetition and allow time for additional discussion topics. If we are unable to respond to a stockholder’s properly submitted question, we intend to post the question or its substance and our response on our Investor Relations website. Questions will be addressed in accordance with the meeting’s rules of conduct posted on the meeting’s website.

Stockholders of Record vs. Beneficial Owners of Shares Held in Street Name
Stockholders of Record. You are the stockholder of record for any shares of Common Stock that you own directly in your name in an account with Valero’s stock transfer agent, Computershare Investor Services, LLC (“Computershare”). See the disclosures under the caption “Transfer Agent” below for more information on Computershare.
Beneficial Owners. You are a beneficial owner of shares held in “street name” if your shares of Common Stock are held in an account with a broker, bank, or other holder of record as custodian on your behalf. The broker, bank, or other holder of record is considered the stockholder of record of these shares. As the beneficial owner, you have the right to instruct the broker, bank, or other holder of record how to vote your shares. If your shares of Common Stock are held by a broker, bank, or other holder of record, the Notice, proxy materials, or email with instructions are being forwarded to you by or on behalf of the broker, bank, or other holder of record, which is required to vote such shares in accordance with your instructions.

Common Stock Held by Certain Valero Benefit Plans
Plan Participants’ Voting Rights. If you are a participant in (i) Valero’s Thrift Plan; (ii) the Premcor Retirement Savings Plan (the “Premcor Plan”); or (iii) the Valero U.K. Share Incentive Plan, the Valero Energy Inc. Savings Plan (Canadian Plan - DPSP-RRSP-NREG), the Valero Equity Services Share Incentive Plan, or the Valero Ireland Share Participation Scheme (the “Other Plans” and, collectively with the Thrift Plan and the Premcor Plan, the “Plans” and each individually, a “Plan”), you are the beneficial owner of the shares of Common Stock that are allocated to your account in such Plans, and you have the right to instruct the voting of any such shares as of the Record Date. If you own shares of Valero Common Stock through a Plan, the Notice, proxy materials, or email with instructions are being forwarded to you by or on behalf of the applicable trustee or fiduciary for such Plan, which is required to vote your shares of Common Stock in accordance with your instructions.

100	2024 PROXY STATEMENT

2024 ANNUAL MEETING OF STOCKHOLDERS— IMPORTANT VOTING AND MEETING INFORMATION

Uninstructed Thrift Plan Shares. If you do not timely or properly vote the shares of Common Stock allocated to your Thrift Plan account as of the Record Date, the Valero Energy Corporation Benefit Plans Administrative Committee will instruct the trustee of the Thrift Plan with respect to the voting of such uninstructed shares in accordance with its established procedures, unless otherwise required by law.
Uninstructed Premcor Plan and Other Plan Shares. If you do not timely or properly vote the shares of Common Stock allocated to your account in the Premcor Plan or any Other Plan as of the Record Date, those shares may be voted as permitted under the applicable Plan documentation and the laws governing such Plan.
Voting Deadline and Shares Represented. Shares held through a Plan should be voted by 11:59 p.m. Eastern Time on May 12, 2024, in order to be timely processed and counted. For participants in a Plan, the proxy card and control number with respect to such shares will represent (in addition to any shares held individually of record by the participant) the shares allocated to the participant’s account in any Plan as of the Record Date. For shares held through a Plan, the proxy card or proxy votes submitted by Internet or telephone using the control number with respect to such shares will, if timely submitted, constitute an instruction to the applicable trustee or fiduciary for such Plan on how to vote those shares, and will also vote by proxy any shares of Valero Common Stock registered in your name with Computershare.

Shares Registered Differently and Held in More Than One Account
If you receive more than one Notice, proxy card, voting instruction form, or email with instructions, that means your shares of Valero Common Stock are likely registered differently, and are held in more than one account. For example, you may own some shares of Valero Common Stock directly in your name in an account with Computershare, as in the case of unvested restricted shares of Valero Common Stock. However, you may also be the beneficial owner of shares of Valero Common Stock held in street name, such as shares held in a brokerage account. Additionally, the shares of Valero Common Stock that you beneficially own may be held in multiple accounts that are in turn held with one, or potentially multiple, brokers, banks, or other holders of record.
Depending on the number of accounts through which you hold your shares, and how such shares are held, it is possible that you may receive multiple Notices, sets of proxy materials, emails with instructions, and/or control numbers. To ensure that all of your shares of Common Stock are voted, please vote at least once for each control number you receive. You can vote electronically by visiting www.proxyvote.com and following the instructions on that website, or through the other methods listed below under the caption “Voting By Proxy.”

Difficulty Locating or Obtaining One or More Control Numbers
The control number for each applicable account through which you hold shares of Valero Common Stock is 16 digits, in the xxxx xxxx xxxx xxxx format, and can be found on the respective Notice, proxy card, voting instruction form, or email with instructions with respect to such account and shares. As discussed above under the caption “Shares Registered Differently and Held in More Than One Account,” you may have more than one control number depending on the number of accounts through which you hold your shares, and how such shares are held.
Stockholders of Record and Plan Participants. Beginning approximately four weeks prior to the Annual Meeting, and through the close of the Annual Meeting, if you need assistance in locating a 16-digit control number for shares for which you are a stockholder of record, or for shares held through a Plan, please call Broadridge Financial Solutions, Inc. at 844-983-0876 (U.S. toll-free) or 303-562-9303 (international toll-free) for assistance.
Beneficial Owners. If you are a beneficial owner of shares held in street name, other than those beneficially owned through a Plan, you will need to contact the stockholder of record (e.g., your broker, bank, or other holder of record) for assistance with your 16-digit control number for any shares you hold in street name.
For more information on stockholders of record vs. beneficial owners, see the disclosures above under the caption “Stockholders of Record vs. Beneficial Owners of Shares Held in Street Name.”

Voting by Proxy
We encourage you to submit your proxy early by Internet, telephone, or mail prior to the virtual Annual Meeting, even if you plan to attend the virtual Annual Meeting, in order to ensure that all of your shares are properly and timely voted.
To vote your shares, please follow the instructions in the Notice, proxy card, voting instruction form, or email with instructions. If you are a beneficial owner or a participant in any Plan, please carefully read the materials forwarded to you by or on behalf of the

2024 PROXY STATEMENT	101

2024 ANNUAL MEETING OF STOCKHOLDERS— IMPORTANT VOTING AND MEETING INFORMATION

applicable Plan trustee or fiduciary (in the case of Plan participants), or your broker, bank, or other holder of record (in the case of other beneficial owners).
Stockholders can vote by proxy in three ways:
•By Internet – You can vote via the Internet by following the instructions in the Notice, proxy card, voting instruction form, or email with instructions, or by visiting www.proxyvote.com and following the instructions on that website.
•By Telephone – You can vote by telephone by following the instructions in the Notice, proxy card, voting instruction form, or email with instructions, or by calling (800) 690-6903 (toll-free) and following the instructions.
•By Mail – You can vote by mail by requesting (which includes any previous ongoing election to receive full paper proxy materials) a full set of proxy materials be sent to your home address. Upon receipt of the materials, you may complete the enclosed proxy card or voting instruction form and return it per the instructions on or included with the proxy card or voting instruction form.
If you vote by proxy, your shares will be voted at the Annual Meeting as you direct. If you sign your proxy card but do not specify how you want your shares to be voted for a proposal, they will be voted as the Board recommends for such proposal. See the disclosures in this section under the captions “Common Stock Held by Certain Valero Benefit Plans” and “Broker Non-Votes” for information on how uninstructed beneficially owned shares may be voted.
If you are a participant in any Plan, your proxy votes must be received by no later than 11:59 p.m. Eastern Time on May 12, 2024, in order to be timely processed and counted with respect to your Plan shares. If you are a stockholder of record, the control number you receive for your shares of Valero Common Stock held through any Plan will also represent the shares of Valero Common Stock registered in your name with Computershare as of the Record Date. While you may vote such registered shares up until 11:59 p.m. Eastern Time on May 14, 2024, or by attending and voting at the virtual Annual Meeting, any votes received after 11:59 p.m. Eastern Time on May 12, 2024, will not be timely with respect to shares held through any Plan, and may only apply to the shares of Valero Common Stock registered in your name with Computershare.

Changing and Revoking Proxies
Stockholders of record may change or revoke their proxy at any time before the virtual Annual Meeting by Internet, phone, or mail if received prior to 11:59 p.m. Eastern Time on May 14, 2024, or by attending the virtual Annual Meeting and following the voting instructions provided on the meeting website.
If, however, you are the beneficial owner of shares held in street name, you must follow the instructions provided by or on behalf of your broker, bank, or other holder of record for changing or revoking your proxy. If your shares are held in any Plan, please refer to the voting instructions and relevant details in the materials provided to you by or on behalf of the applicable trustee or fiduciary for such Plan. As discussed further under the caption “Voting by Proxy” above, if you are a stockholder of record, the proxy card and control number you receive for your shares of Common Stock held through any Plan will also represent the shares registered in your name with Computershare. See also “Common Stock Held by Certain Valero Benefit Plans” above for more information on the voting deadline for shares of Valero Common Stock held in a Plan and how uninstructed shares of Valero Common Stock held in a Plan may be voted.

Voting During the Annual Meeting
You must have the control number associated with each applicable account through which you hold shares of Valero Common Stock in order to vote the shares associated with such account. Depending on the number of accounts through which you hold your shares, and how such shares are held, it is possible that you may receive multiple Notices, sets of proxy materials, emails with instructions, and/or control numbers. See the disclosures under the caption “Shares Registered Differently and Held in More Than One Account” above for more information. Control numbers change each year and are not reusable from year to year. The control number for each applicable account through which you hold shares of Valero Common Stock is 16 digits, in the xxxx xxxx xxxx xxxx format, and can be found on the respective Notice, proxy card, voting instruction form, or email with instructions with respect to such account and shares. As discussed above, if you are a stockholder of record, the control number you receive for your shares held through any Plan will also represent the shares registered in your name with Computershare.
Stockholders of record and beneficial owners of shares held in street name (other than Plan participants with respect to shares held through any Plan) may vote shares held in a particular account during the virtual Annual Meeting by logging into the meeting website using the 16-digit control number associated with such shares and following the instructions provided on the website. If you are a beneficial owner or a participant in any Plan, please carefully read the materials forwarded to you by or on behalf of the applicable

102	2024 PROXY STATEMENT

2024 ANNUAL MEETING OF STOCKHOLDERS— IMPORTANT VOTING AND MEETING INFORMATION

Plan trustee or fiduciary (in the case of Plan participants), or your broker, bank, or other holder of record (in the case of other beneficial owners). In order to vote all of your shares, you may need to log into the meeting website multiple times to vote the shares associated with each control number you receive. Participants in any Plan will not be able to vote the shares of Valero Common Stock held through such Plans at the Annual Meeting. However, stockholders of record will still be able to vote the shares registered in their name with Computershare at the Annual Meeting, even if the deadline for voting shares held through a Plan has passed. See the disclosures under the caption “Difficulty Locating or Obtaining One or More Control Numbers” above for more information.

Required Votes
For Proposal No. 1, as required by Valero’s bylaws, each director is to be elected by a majority of votes cast with respect to that director’s election. Any director nominee who does not receive a majority of the votes cast is required to submit an irrevocable resignation to the Board, and the Nominating and Corporate Governance Committee will make a recommendation to the Board as to whether to accept or reject the resignation or take other action. The Board will, within 90 days following certification of the election results, publicly disclose its decision regarding any such resignation and the rationale behind the decision.
Proposals Nos. 2 and 3 require approval by the affirmative vote of a majority of the voting power of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote.

Effect of Abstentions
Shares voted to abstain are treated as “present” for purposes of determining a quorum. In the election of directors (Proposal No. 1), pursuant to our bylaws, shares voted to abstain are not deemed “votes cast,” and are accordingly disregarded. When approval for a proposal requires (i) the affirmative vote of a majority of the voting power of the shares present in person or represented by proxy and entitled to vote (Proposals Nos. 2 and 3), or (ii) the affirmative vote of a majority of the voting power of the issued and outstanding Common Stock, then shares voted to “abstain” have the effect of a negative vote (a vote “against”).

Broker Non-Votes
Brokers holding shares must vote according to the specific instructions they receive from the beneficial owners of the stock. If your broker does not receive specific voting instructions from you, in certain cases the broker may vote the shares in the broker’s discretion.
The NYSE does not allow brokers to vote on certain proposals without specific instructions from the beneficial owner. This results in a “broker non-vote” on the proposal. A broker non-vote (i) is treated as “present” for purposes of determining a quorum; (ii) has the effect of a negative vote when a majority of the voting power of the issued and outstanding shares is required for approval of a particular proposal; and (iii) has no effect when a majority of the voting power of the shares present in person or represented by proxy and entitled to vote or a plurality or majority of the votes cast is required for approval.
Proposal No. 3 is deemed to be a routine matter under NYSE rules. A broker or other nominee generally may vote uninstructed shares on routine matters, and therefore no broker non-votes are expected to occur for Proposal No. 3. Proposals Nos. 1 and 2 are considered non-routine matters under NYSE rules. Because a broker or other nominee cannot vote without instructions on non-routine matters, we expect a number of broker non-votes to occur on these proposals.

Solicitation of Proxies
Valero pays the cost for soliciting proxies and conducting the Annual Meeting. In addition to solicitation by mail, proxies may be solicited by personal interview, telephone, email, electronically, and similar means by directors, officers, or employees of Valero, none of whom will be specially compensated for such activities. Valero also intends to request that brokers, banks, other holders of record, nominees, custodians, and fiduciaries, forward our proxy materials to beneficial owners, and will reimburse such brokers, banks, other holders of record, nominees, custodians, and fiduciaries for certain expenses incurred by them for such activities. Valero has also retained Innisfree M&A Incorporated, a proxy soliciting firm, to assist in the solicitation of proxies for a fee of $30,000, plus reimbursement of certain out-of-pocket expenses and variable amounts for any additional proxy solicitation services.

2024 PROXY STATEMENT	103

MISCELLANEOUS

Governance Documents and Codes of Ethics
Our Code of Ethics for Senior Financial Officers applies to our principal executive officer, principal financial officer, and controller. The code charges these officers with responsibilities regarding honest and ethical conduct, the preparation and quality of the disclosures in documents and reports we file with the SEC, and compliance with applicable laws, rules, and regulations. We have also adopted a Code of Business Conduct and Ethics which applies to all of our employees and directors and covers many topics including, but not limited to, conflicts of interests, competition and fair dealing, discrimination and harassment, payments to government personnel, and confidential ethics helpline reporting. We intend to disclose any future amendment to, or waiver from, either of these Codes by posting such information on our website.
We post the following documents on our website at www.valero.com > Investors > ESG > Governance Documents. A printed copy of these documents is available to any stockholder upon request. Requests for documents must be in writing and directed to Valero’s Corporate Secretary at the address indicated below under “Stockholder Communications, Nominations, and Proposals.”
•Restated Certificate of Incorporation
•Bylaws
•Code of Business Conduct and Ethics
•Code of Ethics for Senior Financial Officers
•Corporate Governance Guidelines
•Conduct Guidelines for Business Partners
•Audit Committee Charter
•Human Resources and Compensation Committee Charter
•Nominating and Corporate Governance Committee Charter
•Sustainability and Public Policy Committee Charter
•Related Party Transactions Policy
•Compensation Consultant Disclosure Policy
•Executive Compensation Clawback Policy
•Political Contributions, Lobbying and Trade Associations Policy
•Policy on Vesting of Performance Shares Upon a Change of Control of Valero
•Health, Safety and Environmental Policy Statement
•Human Rights Policy Statement
•Anti-Slavery and Human Trafficking Policy Statement
•Anti-Bribery and Anti-Corruption Policy
•Environmental Justice Policy Statement
•UK Tax Policy
•Stock Ownership and Retention Guidelines for Directors and Officers

Stockholder Communications, Nominations, and Proposals
Stockholders and other interested parties may communicate with the Board, its non-management directors, or the Lead Director by sending a written communication addressed to “Board of Directors,” “Non-Management Directors,” or “Lead Director” in care of Valero’s Corporate Secretary at the address indicated in the following paragraph with respect to stockholder proposals pursuant to Rule 14a-8 of the Exchange Act. The Corporate Secretary’s office will forward to the appropriate directors all correspondence, except for personal grievances, items unrelated to the functions of the Board, business solicitations, advertisements, and materials that are hostile, threatening, or profane.
In order to submit a stockholder proposal for inclusion in our proxy statement for the 2025 annual meeting of stockholders pursuant to Rule 14a-8 of the Exchange Act, our Corporate Secretary must receive your written proposal by November 26, 2024, at our principal executive office at the following address: Corporate Secretary, Valero Energy Corporation, One Valero Way, San Antonio, Texas 78249. The proposal must comply with Rule 14a-8 of the Exchange Act, which lists the requirements for the inclusion of such stockholder proposals in company-sponsored proxy materials.

104	2024 PROXY STATEMENT

MISCELLANEOUS

To present a stockholder proposal at the 2025 annual meeting of stockholders that is not the subject of a proposal pursuant to Rule 14a-8 of the Exchange Act, or to nominate a person for election to the Board, you must follow the procedures stated in Article I, Section 9 of our bylaws. These procedures include the requirement that your proposal must be delivered to Valero’s Corporate Secretary not later than the close of business on the 90th day or earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting. If the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, your notice must be delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day we first publicly announce the date of the 2025 annual meeting of stockholders. In addition, stockholders who intend to solicit proxies in support of director nominees other than Valero’s nominees must also comply with the additional requirements of Rule 14a-19(b) of the Exchange Act by March 17, 2025.
An eligible stockholder, or eligible group of stockholders, that wants to nominate a candidate for election to the Board pursuant to the proxy access provisions of our bylaws must follow the procedures stated in Article I, Section 9A of our bylaws. These procedures include the requirement that your nomination must be delivered to Valero’s Corporate Secretary not later than the close of business on the 120th day or earlier than the close of business on the 150th day prior to the first anniversary of the preceding year’s annual meeting. If the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, your notice must be delivered not later than the 120th day prior to such annual meeting or, if later, the 10th day following the day we first publicly announce the date of the 2025 annual meeting of stockholders. Our bylaws are available on our website at www.valero.com > Investors > ESG > Governance Documents. Stockholders are urged to review all applicable rules and consult legal counsel before submitting a nomination or proposal to Valero.

Other Business
If any matters not referred to in this proxy statement properly come before the Annual Meeting or any adjournments or postponements thereof, the enclosed proxies will be deemed to confer discretionary authority on the individuals named as proxies to vote the shares represented by proxy in accordance with their best judgments. The Board is not currently aware of any other matters that may be presented for action at the Annual Meeting.

Financial Statements
Financial statements and related information for Valero, including audited financial statements for the fiscal year ended December 31, 2023, are contained in our Annual Report on Form 10-K for such year, which we filed with the SEC. You may review this report on the Internet as indicated in the Notice and through our website (www.valero.com > Investors > Financials > SEC Filings).

Householding
The SEC’s rules allow companies to send a single Notice or single copy of annual reports, proxy statements, prospectuses, and other disclosure documents to two or more stockholders sharing the same address, subject to certain conditions. These “householding” rules, which we have adopted, are intended to provide greater convenience for stockholders, and cost savings for companies, by reducing the number of duplicate documents that stockholders receive. If your shares are held by an intermediary broker, dealer, or bank in “street name,” your consent to householding may be sought, or may already have been sought, by or on behalf of the intermediary. If you prefer to receive your own set of proxy materials now or in future years, you may request a duplicate set by (i) visiting www.proxyvote.com; (ii) calling 800-579-1639; or (iii) emailing sendmaterial@proxyvote.com (if emailing, include your control number), or you may contact your broker, and we will promptly deliver such materials.
If you and another stockholder of record with whom you share an address are receiving multiple copies of our proxy materials, you can request to participate in householding and receive a single copy of our proxy materials in the future by calling Broadridge Financial Solutions, Inc. at 866-540-7095 or by writing to Broadridge Financial Solutions, Inc., Attn: Householding Dept., 51 Mercedes Way, Edgewood, NY 11717. If a broker or other nominee holds your shares, you may continue to receive some duplicate mailings. Certain brokers will eliminate duplicate account mailings by allowing stockholders to consent to such elimination, or through implied consent if a stockholder does not request continuation of duplicate mailings. Because not all brokers and nominees may offer stockholders the opportunity to request eliminating duplicate mailings, you may need to contact your broker or nominee directly to discontinue duplicate mailings to your household.

2024 PROXY STATEMENT	105

MISCELLANEOUS

Transfer Agent
Computershare Investor Services serves as our transfer agent, registrar, and dividend paying agent with respect to our Common Stock. Correspondence relating to any stock accounts, dividends, or transfers of stock certificates should be addressed to:
Computershare Investor Services
Shareholder Communications
by regular mail:
P.O. Box 43078
Providence, RI, 02940-3078
by overnight delivery:
150 Royall Street
Suite 101
Canton, MA, 02021
(888) 470-2938
(312) 360-5261
www.computershare.com

106	2024 PROXY STATEMENT

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on May 14, 2024 for shares held directly. Vote by 11:59 p.m. Eastern Time on May 12, 2024 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/VLO2024**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on May 14, 2024 for shares held directly. Vote by 11:59 p.m. Eastern Time on May 12, 2024 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V33850-P01995 KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY

VALERO ENERGY CORPORATION

The Board of Directors recommends you vote "FOR" the following action:

1. Elect directors to serve until the 2025 Annual Meeting of Stockholders.

Nominees:	For	Against	Abstain
1a. Fred M. Diaz	☐	☐	☐
1b. H. Paulett Eberhart	☐	☐	☐
1c. Marie A. Ffolkes	☐	☐	☐
1d. Joseph W. Gorder	☐	☐	☐
1e. Kimberly S. Greene	☐	☐	☐
1f. Deborah P. Majoras	☐	☐	☐
1g. Eric D. Mullins	☐	☐	☐
1h. Robert A. Profusek	☐	☐	☐
1i. R. Lane Riggs	☐	☐	☐
1j. Randall J. Weisenburger	☐	☐	☐
1k. Rayford Wilkins, Jr.	☐	☐	☐

The Board of Directors recommends you vote "FOR" Proposals 2 and 3.	For	Against	Abstain
2. Advisory vote to approve the 2023 compensation of named executive officers.	☐	☐	☐
3. Ratify the appointment of KPMG LLP as Valero's independent registered public accounting firm for 2024.	☐	☐	☐

NOTE: To act upon such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report on Form 10-K are available at www.proxyvote.com.

V33851-P01995

VALERO ENERGY CORPORATION
ANNUAL MEETING OF STOCKHOLDERS
May 15, 2024
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The stockholder(s) hereby revoke(s) all previous proxies and appoint(s) R. Lane Riggs, Richard J. Walsh, and Jude A. Dworaczyk, or any of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of Valero Energy Corporation that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held on Wednesday, May 15, 2024 at 11:00 a.m., Central Time, at www.virtualshareholdermeeting.com/VLO2024, and any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS SPECIFIED ON THE REVERSE SIDE. IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED "FOR" ALL NOMINEES FOR DIRECTOR, AND "FOR" PROPOSALS 2 AND 3. IF ANY OTHER MATTERS ARE VOTED ON AT THE MEETING, THIS PROXY WILL BE VOTED BY THE NAMED PROXIES ON SUCH MATTERS IN THEIR SOLE DISCRETION.

YOUR TELEPHONE OR INTERNET VOTE AUTHORIZES THE NAMED PROXIES TO VOTE THE SHARES IN THE SAME MANNER AS IF YOU MARKED, SIGNED AND RETURNED YOUR PROXY CARD.

Continued and to be signed on reverse side